Filed Pursuant to Rule 424(b)(3)

Registration No. 333-105485

PROSPECTUS

June 4, 2003

SEALY MATTRESS COMPANY

Exchange Offer for $50,000,000 principal amount of 9.875% Series E Senior Subordinated Notes due 2007 in exchange for 9.875% Series F Senior Subordinated Notes due 2007

This exchange offer will expire at 5:00 p.m., New York City Time on July 3, 2003 unless we extend the date.

If you decide to participate in this exchange offer, you will receive exchange notes that will be the same as the existing notes, except the exchange notes will be registered with the Securities and Exchange Commission. This is beneficial to you since your notes are not registered with the Securities and Exchange Commission and you may not offer or sell the notes without registration or an exemption from registration under federal securities laws. However, following the exchange offer, some holders may still not be able to sell their exchange notes without registering them and delivering a prospectus.

There is no public market for the notes or the exchange notes. However, you may trade the notes and the exchange notes in the PORTAL market.

This investment involves risk. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Unless the context otherwise requires, references in this prospectus to “Sealy” or “we” refer collectively to Sealy Corporation and its wholly-owned subsidiaries, and references to the “Issuer” refer to Sealy Mattress Company, our wholly owned subsidiary and the issuer of the notes and the exchange notes. For purposes of this prospectus, all financial information herein is that of Sealy Corporation. Unless the context requires otherwise, “notes” refer to the 9.875% Series E Senior Subordinated Notes due 2007 and “exchange notes” refer to the 9.875% Series F Senior Subordinated Notes due 2007. The only financial information of the Issuer is included in the guarantor footnote within the Consolidated Financial Statements included within this prospectus. All references to our domestic operations include our operations in Puerto Rico. Fiscal years are identified in this prospectus according to the calendar year in which they end. For example, fiscal 2002 refers to the year ended December 1, 2002.

The following items referred to in this document are trademarks which are federally registered in the United States pursuant to applicable intellectual property laws and are the property of Sealy Corporation or its subsidiaries: Sealy, Posturepedic, Stearns & Foster, Crown Jewel, Bassett and University of Sleep.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the exchange notes. You should read the entire prospectus carefully. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in “Risk Factors” and elsewhere in this prospectus.

Sealy

Sealy Corporation is the leading bedding manufacturer and marketer in the world. Our flagship brands include Sealy, Sealy Posturepedic, Sealy Posturepedic Crown Jewel, Stearns & Foster and Bassett. We offer a broad line of conventional bedding options, including mattresses and foundations, in the promotional, premium and luxury categories, which sell at retail price points from under $300 to approximately $5,000 per queen-size set. The Sealy brand name has been in existence for over 100 years, and is the largest selling mattress brand in the industry in North America.

Sealy Corporation is a Delaware corporation organized in 1907. Our principal offices are located at One Office Parkway, Trinity, North Carolina 27370, and our telephone number is (336) 861-3500.

Recent Developments

Sale of Affiliate Interests

We have recently significantly reduced our exposure to affiliated companies in the mattress retailing business.

In October 2002, Mattress Holdings International LLC, which we refer to as MHI, a company then controlled by Sealy’s largest stockholder Bain Capital LLC and in which Sealy held a non-voting equity interest, sold 100% of its interest in Malachi Mattress America, Inc. to an independent third party. As part of that transaction:

•	Malachi changed its name to Mattress Firm, Inc.;

•	Sealy canceled $21.7 million in trade receivables due from Malachi, all of which were fully reserved;

•	Sealy received a $17.5 million long-term note with an estimated fair value of $8.8 million, due and payable on June 29, 2009;

•	Sealy loaned Mattress Firm $3.3 million secured by all of Mattress Firm’s assets; and

•	Sealy acquired control of MHI.

As a result of the transaction previously described, Mattress Firm, Inc. is no longer an affiliate of Bain Capital LLC or Sealy.

Sealy had sales to Mattress Firm of $17.8 million for the three months ended March 3, 2002 and $58.7 million, $67.9 million and $53.1 million for the fiscal years ended December 1, 2002, December 2, 2001 and November 26, 2000, respectively.

In October 2002, MHI owned an approximately 2% interest in Mattress Holdings Corporation, which we refer to as MHC. MHC, which was controlled by Bain, owned a controlling interest in Mattress Discounters Corporation. In October 2002, Mattress Discounters filed a voluntary joint petition with the U.S. Bankruptcy Court for the District of Maryland for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Effective March 14, 2003, Mattress Discounters emerged from bankruptcy. As part of the reorganization plan approved by the court,

•	MHC’s pre-bankruptcy equity interest in Mattress Discounters was eliminated;

•	Sealy received a $12.9 million secured note from Mattress Discounters, guaranteed by MHC; and

•	Sealy, in exchange for its unsecured claim in the Mattress Discounters bankruptcy, received a non-controlling minority interest in the Mattress Discounters entity that emerged from bankruptcy, which we refer to as MDE.

On April 15, 2003, MHC sold all of its equity interest in an international bedding retailer. At the same time, Sealy consummated the sale to MHC of the $12.9 million note and MDE equity which Sealy had received in the Mattress Discounters bankruptcy, as well as MHI’s equity interest in MHC. Upon the closing of these transactions, we received approximately $13.6 million in cash and recognized a gain on the sale of approximately $0.7 million before transaction related expenses. As a result of these transactions, we no longer have any direct interest in Mattress Discounters or its successor MDE, other than trade receivables from MDE obtained in the normal course of business. See Notes 11 and 13 to our consolidated unaudited financial statements included elsewhere in this prospectus.

Sealy had sales to Mattress Discounters of $8.1 million and $17.8 million for the three months ended March 2, 2003 and March 3, 2002, respectively, and $71.6 million, $82.1 million and $86.9 million for the fiscal years ended December 1, 2002, December 2, 2001 and November 26, 2000, respectively. At March 2, 2003 and December 1, 2002, Sealy had extended net trade credit to Mattress Discounters of $3.2 million and $0.4 million, respectively. Sealy also had sales to the formerly affiliated international bedding retailer of $2.8 million and $3.1 million for the three months ended March 2, 2003 and March 3, 2002, respectively, and $13.2 million, $11.0 million and $8.0 million for the fiscal years ended December 1, 2002, December 2, 2001 and November 26, 2000, respectively.

Amendment to Credit Agreement

In connection with our issuance of notes on May 2, 2003, we amended our credit agreement relating to our amortization extended term loans, which we refer to throughout this prospectus as the AXEL Credit Agreement, to clarify the application of the proceeds received by us from such issuance to the types and order of maturity of the loans outstanding under the AXEL Credit Agreement. See “Description of Other Indebtedness” for a description of the AXEL Credit Agreement. In addition, our credit agreement relating to our revolving credit facility was amended to modify certain financial covenants therein to reflect: (i) our different interest expense levels due to the higher interest rate applicable to the notes compared to the loans outstanding under the AXEL Credit Agreement that were repaid; (ii) the difference in the amount of our senior debt outstanding due to the repayment of certain of the loans outstanding under the AXEL Credit Agreement and the issuance of the notes; and (iii) the difference in our total outstanding indebtedness due to the repayment of certain of the loans outstanding under the AXEL Credit Agreement that would otherwise amortize with the proceeds of the notes that have a bullet maturity of December 15, 2007.

THE OFFERING

Notes

The notes were sold by Sealy Mattress Company on May 2, 2003 to Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC and Wachovia Securities, Inc. The initial purchasers subsequently resold the notes to qualified institutional buyers under Rule 144A of the Securities Act.

Registration Rights

We and the initial purchasers entered into a registration rights agreement dated May 2, 2003. The Registration Rights Agreement grants the holder of the notes certain exchange and registration rights. We intend that the exchange offer satisfy those exchange and registration rights which terminate upon the consummation of the exchange offer.

The Exchange Offer

Securities Offered	$50,000,000 in aggregate principal amount of 9.875% Series F Senior Subordinated Notes due December 15, 2007.

Exchange Offer

$1,000 principal amount of the exchange notes in exchange for each $1,000 principal amount of 9.875% Series E Senior Subordinated Notes. As of the date of this prospectus, we had $300.0 million in aggregate principal amount of Senior Subordinated Notes outstanding including the notes. We will issue the exchange notes to holders on or promptly after the expiration date.

Expiration Date	5:00 p.m., New York City time, on July 3, 2003 or a later date and time if we choose to extend this exchange offer. We have no current plans to extend the exchange offer.

Accrued Interest on the Exchange Notes and the Notes

Each exchange note will bear interest from its issuance date. Holders of notes that are accepted for exchange will receive, in cash, any accrued interest, through but not including, the issuance date of the exchange notes. The interest will be paid with the first interest payment on the exchange notes. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes.

Conditions to the Exchange Offer	We currently expect that each of the conditions will be satisfied and no waivers will be necessary.

Based on an interpretation by the staff of the SEC in no-action letters issued to third parties, we believe that you may offer for resale, resell or otherwise transfer the exchange notes without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you acquire the exchange notes in the ordinary course of your business;

•	you do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

•	you are not our “affiliate” within the meaning of Rule 405 under the Securities Act.

Our obligation to accept for exchange or to issue the exchange notes in exchange for, any notes is subject to:

•	customary conditions relating to compliance with any applicable law;

•	any applicable interpretation by the staff of the SEC, or

•	any order of any governmental agency or court of law.

We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions.”

Procedures for Tendering Notes

Each holder of notes wishing to accept the exchange offer must complete, sign and date the accompanying Letter of Transmittal, or a facsimile thereof. The holder must mail or otherwise deliver the Letter of Transmittal or facsimile, together with the notes and any other required documentation, to the exchange agent at the address in the Section “The Exchange Offer” under the heading “—Procedures for Tendering Notes.”

Withdrawal Rights	Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Notes and Delivery of Exchange Notes

We will accept for exchange any and all notes which are properly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration of the exchange offer. The exchange notes issued pursuant to the exchange offer will be delivered promptly following the Expiration Date. See “The Exchange Offer—Terms of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the exchange of notes according to the terms of our exchange offer.

Exchange Agent	The Bank of New York.

The Exchange Notes

Issuer	Sealy Mattress Company.

Securities Offered	$50,000,000 in aggregate principal amount of 9.875% Series F Senior Subordinated Notes due 2007.

Maturity	December 15, 2007.

Interest Rate	9.875% per year (calculated using a 360-day year).

Interest Payment Frequency	Every six months on June 15 and December 15. First payment on December 15, 2003.

Optional Redemption

We can redeem the exchange notes at our option, in whole or in part, at the redemption prices as defined in the indenture, plus accrued and unpaid interest, if any, thereon to the applicable redemption date. See “Description of Exchange Notes—Optional Redemption.”

Change of Control Offer

If a change of control, as defined in the indenture, occurs, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued interest.

We might not be able to pay you the required price for exchange notes you present to us at the time of a change of control, because:

•	we might not have enough funds at the time; or

•	the terms of our senior debt may prevent us from paying.

Guarantees

Our payment obligations under the exchange notes will be fully and unconditionally guaranteed on a senior subordinated and joint and several basis by Sealy and by some of the Issuer’s current and all of the Issuer’s future U.S. subsidiaries. The exchange notes will not be guaranteed by other of the Issuer’s U.S. subsidiaries or by any of its current or future foreign subsidiaries. For the years ended December 2, 2001 and December 1, 2002 and the three months ended March 2, 2003, the Issuer’s non-guarantor subsidiaries accounted for 15.2%, 17.6% and 18.4% of net sales, respectively. The guarantees will be subordinated to the guarantees of senior debt issued by the guarantors under the senior credit agreements. See “Description of Exchange Notes—Note Guarantees.”

Basic Covenants of Indenture	The indenture governing the exchange notes contains covenants limiting our and our subsidiary guarantors’ ability to:

•	incur additional debt;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make investments;

•	create liens on our assets to secure debt;

•	enter into transactions with affiliates;

•	enter into agreements, restricting dividends and other payment restrictions;

•	merge or consolidate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

You should refer to the section entitled “Risk Factors” beginning on page 10 for an explanation of certain risks of investing in the exchange notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND

OPERATING DATA OF SEALY CORPORATION

Set forth below is summary historical consolidated financial data of Sealy Corporation at the dates and for the periods indicated. Our summary historical consolidated statement of operations data for the fiscal years ended November 26, 2000, December 2, 2001 and December 1, 2002 and the summary historical balance sheet data as of December 2, 2001 and December 1, 2002 were derived from our historical consolidated financial statements that were audited by PricewaterhouseCoopers LLP, whose report appears elsewhere in this prospectus. The summary financial data as of March 3, 2002 and March 2, 2003 and for the quarters ended March 3, 2002 and March 2, 2003, respectively, are unaudited and have been prepared on the same basis as our audited financial statements and, in our opinion, reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations for the periods then ended and our financial position as of such dates. Please note that the only financial information of the Issuer is included in the guarantor footnote within the consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial data set forth below should be read in conjunction with, and is qualified by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

	Fiscal Year(1)			Quarter Ended
	2000	2001	2002	March 3, 2002	March 2, 2003
	(dollars in millions)
Statement of Operations Data:
Net sales(2)	$1,070.1	$1,154.1	$1,189.2	$291.8	$288.3
Cost of goods sold	603.9	668.6	679.7	165.0	165.4
Selling, general and administrative expenses	335.0	386.9	410.5	93.7	92.7
Other expenses(3)	8.2	4.7	(0.7)	(1.7)	(1.9)

Income from operations	123.0	93.9	99.8	34.8	32.2
Interest expense	69.0	78.0	72.6	19.3	17.1
Other (income) expense, net	(3.3)	23.2	3.1	1.2	(0.3)

Income (loss) before income taxes	57.3	(7.3)	24.1	14.3	15.4
Income tax expense	27.2	13.0	7.2	5.9	6.3

Income (loss) before extraordinary item	30.1	(20.3)	16.9	8.4	9.1
Extraordinary loss from early extinguishment of debt(4)	—	0.7	—	—	—
Cumulative effect of change in accounting principle(5)	—	(0.2)	—	—	—

Net income (loss)	$30.1	$(20.8)	$16.9	$8.4	$9.1

Pro forma net income(6)			$15.0		$8.6

	Fiscal Year(1)					Quarter Ended
	2000		2001	2002		March 3, 2002		March 2, 2003
	(dollars in millions)
Other Financial Data:
Depreciation & amortization	$27.1		$31.9	$22.5		$5.4		$5.7
Capital expenditures	24.1		20.1	16.8		3.4		2.3
Cash flows provided by (used in):
Operating activities	70.2		11.3	100.0		26.5		(15.7)
Investing activities	(43.9)		(62.9)	(39.4)		(16.1)		(2.3)
Financing activities	(19.0)		45.5	(45.1)		1.6		5.8
EBITDA(7)	153.4		102.6	119.2		39.0		38.2
Ratio of earnings to fixed charges(8)	1.8	x	—	1.3	x	1.7	x	1.8	x

	Fiscal Year(1)		Quarter Ended
	2001	2002	March 2, 2003
	(dollars in millions)
Balance Sheet Data (at end of period):
Total assets	$903.1	$904.9	$933.0
Long-term debt, net	748.3	719.9	720.5
Total debt	778.1	753.2	762.0
Stockholders’ equity (deficit)	(132.9)	(115.7)	(101.5)

Footnotes to table

(1)	We use a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal years ended November 26, 2000 and December 1, 2002 were 52-week years and the fiscal year ended December 2, 2001 was a 53-week year.

(2)	Restated from previously published reports due to the adoption of EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” as of March 4, 2002, reflecting a reclassification of such costs from selling, general and administrative costs to a reduction of net sales. There was no change to reported net income.

(3)	Consists of the following items to the extent applicable for the periods presented: stock based compensation, business closure charge, plant closing and restructuring charges, amortization of intangibles, asset impairment charge and net royalty income.

(4)	On April 10, 2001, the Issuer completed the private placement of $125 million of 9.875% senior subordinated notes. The proceeds from the placement were used to repay existing bank debt. As a result, the Issuer recognized an extraordinary loss on the write-off of a portion of previous debt issuance costs of $0.7 million (net of a $0.5 million tax benefit). Following the private placement, the issued notes were exchanged for publicly traded notes.

(5)	On November 27, 2000, we adopted FAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and recorded a $0.2 million gain net of income tax expense of $0.1 million, which was recorded as a cumulative effect of a change in accounting principle.

(6)

	Fiscal Year 2002	Quarter Ended March 2, 2003
Additional interest expense due primarily to higher interest rate	$3.2	$0.9
Tax benefit	(1.3)	(0.4)

Proforma net income reduction	$1.9	$0.5

Additional interest expense consists of the difference in the interest rate of the notes (9.875%) and the effective interest rate on the senior debt repaid (approximately 4.0% in fiscal year 2002 and approximately 3.4% for the quarter ended March 2, 2003) with the net proceeds of the notes we sold on May 2, 2003, applied to the new balance of the senior subordinated notes outstanding, net of the related tax benefit. Excludes one time charges to be taken in the second quarter of 2003 associated with the offering of the notes, consisting of the pre-tax write-off of previously deferred derivative losses ($2.1 million) and the pre-tax write-off of a portion of deferred debt costs related to the debt repaid ($0.5 million).

(7)	EBITDA is calculated by adding interest expense, income tax expense (benefit), depreciation and amortization of intangibles to income (loss) before extraordinary item. EBITDA is presented because it serves as a basis for certain measures within our indentures and senior debt covenants and is a widely accepted financial indicator of a company’s ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles (“GAAP”) and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The following table sets forth a reconciliation of EBITDA to net income for the periods indicated:

	Fiscal Year			Quarter Ended
EBITDA:	2000	2001	2002	March 3, 2002	March 2, 2003
	(dollars in millions)
Net income	$30.1	$(20.3)	$16.9	$8.4	$9.1
Interest expense	69.0	78.0	72.6	19.3	17.1
Depreciation	14.2	18.4	21.4	5.2	5.4
Amortization	12.9	13.5	1.1	0.2	0.3
Income taxes	27.2	13.0	7.2	5.9	6.3

EBITDA	$153.4	$102.6	$119.2	$39.0	$38.2

(8)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and extraordinary items plus fixed charges. Fixed charges consist of interest expense, including amortization of net discount or premium and financing costs and the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. For the year ended December 2, 2001, earnings were insufficient to cover fixed charges by $7.3 million.

RISK FACTORS

An investment in the exchange notes involves various risks, including those described below. You should carefully consider these risk factors, together with the other information in this prospectus, before deciding to exchange any notes for exchange notes.

Risks Related to the Exchange

You may have difficulty selling the notes which you do not exchange, since outstanding notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration.

If a large number of outstanding notes are exchanged for exchange notes issued in the exchange offer, it may be difficult for holders of outstanding notes that are not exchanged in the exchange offer to sell their notes, since those notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of notes outstanding, there may not be a very liquid market in those notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. See “The Exchange Offer-Consequences Of Failure to Exchange.”

In addition, if you do not tender your outstanding notes or if we do not accept some outstanding notes, those notes will continue to be subject to the transfer and exchange provisions of the indenture and the existing transfer restrictions of the notes that are described in the legend on the notes and in the prospectus relating to the notes.

If you exchange your notes, you may not be able to resell the exchange notes you receive in the exchange offer without registering them and delivering a prospectus.

You may not be able to resell exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

•	holders who are not “affiliates” of Sealy Corporation within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their exchange notes in the ordinary course of business; and

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the Commission in no-action letters, and would have to register the exchange notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell notes they acquire in the exchange offer in order not to be deemed an underwriter.

You should review the more detailed discussion in “The Exchange Offer-Procedures for Tendering and Consequences Of Failure to Exchange.”

Our level of indebtedness could adversely affect our financial position and prevent us from fulfilling our obligations under the exchange notes.

After this exchange offer, we will continue to have a significant amount of indebtedness. As of March 2, 2003, we had outstanding indebtedness for borrowed money of approximately $762.0 million. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to meet all our obligations to senior creditors, who could then require us to do such things as restructure our indebtedness, sell assets, or raise additional debt or equity capital;

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our growth strategy, research and development costs or other purposes;

•	require us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

•	limit our flexibility in planning for and reacting to changes in our business and in the industry in which we operate that could make us more vulnerable to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•	place us at a disadvantage compared to our competitors that have less debt.

Any of the above listed factors could materially adversely affect our business and results of operations.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. As of March 2, 2003, our senior credit facilities would permit additional borrowing of up to $34.1 million under our U.S. revolving facility, C$10.0 million under our Canadian revolving facility and € 23.9 million under our European facility. All of those borrowings would rank senior to the exchange notes and the subsidiary guarantees. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could intensify. See “Description of Certain Indebtedness—Senior Credit Facilities.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the exchange notes, and to fund planned capital expenditures and research and development efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or at all, or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the exchange notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and the exchange notes, on commercially reasonable terms or at all.

Your right to receive payment on the exchange notes and the guarantees is junior to all our senior debt and equal in rights to our existing senior subordinated debt.

The exchange notes will be unsecured and junior in right of payment to all our existing and future senior debt, including obligations under our current senior credit agreements. The exchange notes will not be secured by any of our assets, and therefore they will be subordinated to any secured debt that we may have now or may incur in the future. Subject to certain limitations, our senior credit agreements permit us to incur additional senior debt in the future. The indebtedness under our current senior credit facilities will also become due prior to the time the principal obligations under the exchange notes become due. In addition, the exchange notes will be effectively subordinated to all indebtedness of our foreign subsidiaries.

In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, our assets and the assets of our subsidiaries will be available to pay obligations on the exchange notes only after all senior debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the exchange notes and our existing senior subordinated notes then outstanding. The holders of any indebtedness of our subsidiaries will be entitled to payment of their indebtedness from the assets of our subsidiaries prior to the holders of any of our general unsecured obligations, including the exchange notes. In addition, subject to the restrictions set forth in our senior credit agreement, substantially all of our assets and our subsidiaries’ assets may be pledged in the future to secure other indebtedness.

The exchange notes will be issued under the senior subordinated note indenture dated December 18, 1997 and will be pari passu with the senior subordinated discount notes. The notes exchange being issued in this offering and the senior subordinated notes issued December 18, 1997, on April 10, 2001 and on May 2, 2003 will be treated as a single class under the indenture for all purposes, including consents and waivers.

Our senior credit agreement and our indentures restrict our management’s discretion in operating our business.

Our agreements with senior creditors require us to maintain specified financial ratios and tests, among other obligations. In addition, our senior credit agreements restrict, among other things:

•	our ability to incur additional indebtedness;

•	our ability to make acquisitions; and

•	our ability to make capital expenditures.

A failure to comply with the restrictions contained in our senior credit agreements could lead to an event of default, which could result in an acceleration of such indebtedness. Such an acceleration would also constitute an event of default under the indenture governing the exchange notes and the indenture governing our existing senior subordinated discount notes. The indenture for the exchange notes and the indenture governing our existing senior subordinated discount notes each also restricts, among other things, our ability to incur additional indebtedness, sell assets, make certain payments and dividends or to merge or consolidate our company. A failure to comply with the restrictions in the indenture and the indenture governing our existing senior subordinated discount notes could result in an event of default under the indenture and the indenture governing our existing senior subordinated notes.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture for the exchange notes.

If a change of control occurs, you have the right to require us to repurchase any or all of the exchange notes you own at a price equal to 101% of the principal amount thereof, together with any interest we owe you. Upon a change of control, we also may be required immediately to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our senior credit facilities, preferred equity interests and any other indebtedness then outstanding. We cannot assure you that we would be able to repay amounts outstanding under our senior credit facilities or obtain necessary consents under the facilities to purchase the exchange notes. Any requirement to offer to purchase any outstanding exchange notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, the financing may be on terms unfavorable to us. If we fail to repurchase all of the exchange notes tendered for purchase upon the occurrence of a change of control, the failure will be an event of default under the indenture governing the exchange notes. In addition, the change of control covenant does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

Your right to receive payments on the exchange notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some, but not all, of our subsidiaries will guarantee the exchange notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

Assuming we had completed this exchange offer on March 2, 2003, the exchange notes would have been effectively junior to $10.9 million of indebtedness of our non-guarantor subsidiaries and approximately $32.4 million would have been available to those subsidiaries for future borrowing under our senior credit facilities. Our non-guarantor subsidiaries generated 18.4% of our consolidated revenues in the quarter ended March 2, 2003 and held 10.6% of our consolidated assets as of March 2, 2003.

Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the exchange notes and require Issuer’s noteholders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the exchange notes or a guarantee could be subordinated to all of our other debts or all other debts of any guarantor if, among other things, we were or the guarantor was insolvent or rendered insolvent by reason of such incurrence, or we were or the guarantor was in a business or transaction for which our or the guarantor’s remaining assets constituted unreasonably small capital, or Issuer or the guarantor intended to incur or believed that we or the guarantor would incur, debts beyond our or the guarantor’s ability to pay those debts as they mature. In addition, any payment by us or that guarantor in accordance with its guarantee could be voided and required to be returned to us or the guarantor, or to a fund for the benefit of our creditors or the creditors of the guarantors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that we and each guarantor, after giving effect to its guarantee of the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which we and they are engaged and will not have incurred debts beyond our or their ability to pay the debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree without our conclusions.

Risks Related to the Business

The bedding industry is highly competitive.

The bedding industry is highly competitive, and we encounter competition from many manufacturers in both domestic and foreign markets. The highly competitive nature of the bedding industry means we are continually subject to the risk of loss of our market share, loss of significant customers, the inability for us to gain market share or acquire new customers, and difficulty in raising our prices. Some of our principal competitors have less debt than we have and may be better able to withstand changes in market conditions within the bedding industry. Additionally, we may encounter increased future competition, which could have a material adverse effect on our financial condition or results of operations. In addition, there is a risk of further consolidation in the industry which could magnify the competitive risks previously outlined.

We are dependent on our significant customers.

Our top five customers accounted for 22% of our net sales for the fiscal year ended December 1, 2002. Many arrangements are by purchase order or are terminable at will at the option of either party. A substantial decrease or interruption in business from our significant customers could result in write-offs or in the loss of future business and could have a material adverse effect on our financial condition or results of operations. See “Business—Customers; Sales and Marketing.”

In the future, retailers in the United States may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry our products or increase the ownership concentration in the retail industry. Some of these retailers may decide to carry only one brand of mattress products which could affect our ability to sell our products on favorable terms, and could have a material adverse effect on our business, financial condition or results of operations.

Difficulties in integrating potential acquisitions could adversely affect our business.

We regularly evaluate potential domestic and international acquisition opportunities to support and strengthen our business. We cannot be sure that we will be able to locate suitable acquisition candidates, acquire candidates on acceptable terms or integrate acquired businesses successfully.

Future acquisitions may require us to incur additional debt and contingent liabilities, which may materially and adversely affect our business, operating results and financial condition. In addition, the process of integrating acquired businesses effectively involves the following risks:

•	assimilating operations and products may be unexpectedly difficult;

•	management’s attention may be diverted from other business concerns;

•	we may enter markets in which we have limited or no direct experience; and

•	we may lose key employees of the acquired business.

We do not currently have any material agreements relating to acquisitions or joint ventures.

We are subject to fluctuations in the cost of raw materials and the possible loss of suppliers.

The major raw materials that we purchase for production are steel wire, fabrics and roll goods consisting of foam, insulator pads, and fiber and non-wovens. The price and availability of these raw materials are subject to market conditions affecting supply and demand. Our financial condition or results of operations may be materially and adversely affected by increases in raw material costs to the extent we are unable to pass on such higher costs to customers.

We purchase our raw materials and certain components from a variety of vendors, including Leggett & Platt Inc., Foamex International, Inc., and other national raw material and component suppliers. We purchase substantially all of our Stearns & Foster foundation parts and approximately 55% of our Sealy foundation parts from Leggett & Platt, which has patents on various interlocking wire configurations. We cannot assure you that there would not be an interruption of production if Leggett & Platt or any other supplier were to discontinue supplying us for any reason. See “Business.”

We have risks associated with our international operations.

We currently conduct international operations and may pursue additional international opportunities. Our international operations are subject to the customary risks of operating in an international environment, including the potential imposition of trade or foreign exchange restrictions, tariff and other tax increases, fluctuations in exchange rates, inflation and unstable political situations. We have also limited our ability to independently expand in certain international markets where we have granted licenses to manufacture and sell Sealy bedding products. Our licensees in Australia, Jamaica and the United Kingdom have perpetual licenses, subject to only limited termination rights. Our licensees in the Dominican Republic, the Bahamas, Israel, Japan, New Zealand, Saudi Arabia (which covers 13 middle eastern countries), South Africa and Thailand hold licenses for fixed terms with limited renewal rights. Fluctuations in the rate of exchange between the U.S. dollar and other currencies may affect stockholders’ equity and the results of operations. See “Business—International.”

Our ability to compete effectively depends on our ability to maintain our trademarks, patents and other intellectual property.

We hold over 295 worldwide trademarks, which we believe have significant value and are important to the marketing of our products to retailers. We own 37 U.S. patents, a number of which have been registered in 26 countries, and we have 5 domestic patents pending. In addition, we own U.S. and foreign registered trade names and service marks and have applications for the registration of trade names and service marks pending domestically and abroad. We also own several U.S. copyright registrations, and a wide array of unpatented proprietary technology and know-how. We also license certain intellectual property rights from third parties.

Our ability to compete effectively with other companies depends, to a significant extent, on our ability to maintain the proprietary nature of our owned and licensed intellectual property. Although our trademarks are currently registered in the United States and registered or pending in 97 foreign countries, there can be no assurance that our trademarks cannot and will not be circumvented, or do not or will not violate the proprietary rights of others, or that we would not be prevented from using our trademarks if challenged. A challenge to our use of our trademarks could result in a negative ruling regarding our use of our trademarks, their validity or their enforceability, or could prove expensive and time consuming in terms of legal costs and time spent defending against it. Either situation could have a material adverse effect on our financial condition or results of operations. In addition, there can be no assurance that we will have the financial resources necessary to enforce or defend our trademarks. Furthermore, there can be no assurance as to the degree of protection offered by the various patents, the likelihood that patents will be issued for pending patent applications or, with regard to the licensed intellectual property, that the licenses will not be terminated. If we were unable to maintain the proprietary nature of our intellectual property and our significant current or proposed products, our financial condition or results of operations could be materially adversely affected. See “Business.”

Failure to comply with environmental, health and safety requirements could expose us to a material liability.

We are subject to federal, state and local laws and regulations relating to pollution, environmental protection and occupational health and safety. There can be no assurance that we are at all times in complete compliance with all such requirements. We have made and will continue to make capital and other expenditures to comply with environmental and health and safety requirements. If a release of hazardous substances occurs on or from our properties or any associated offsite disposal location, or if contamination from prior activities is discovered at any of our properties, we may be held liable and the amount of such liability could be material. We are currently conducting environmental cleanups at a formerly owned facility in South Brunswick, New Jersey and at an inactive facility in Oakville, Connecticut, and we plan to commence groundwater monitoring at our South Gate, California facility. We have recorded accruals to reflect future costs associated with these cleanups. However, because of the uncertainties associated with environmental remediation, it is possible that the costs incurred with respect to the cleanups could exceed the recorded accruals. See “Business.” We have in the past received requests for information related to offsite locations where our wastes have been disposed.

We may face exposure to product liability.

We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. In the event that any of our products prove to be defective, we may be required to recall or redesign such products. We maintain insurance against product liability claims, but there can be no assurance that such coverage will continue to be available on terms acceptable to us or that such coverage will be adequate for liabilities actually incurred. A successful claim brought against us in excess of available insurance coverage, or any claim or product recall that results in significant adverse publicity against us, may have a material adverse effect on our business.

An evaluation of our internal controls identified certain “reportable conditions” which have adversely impacted our accounts receivable management.

Our CEO and CFO undertook an evaluation of our disclosure controls and internal controls in connection with generating information to be included in our annual report for the year ended December 2, 2002 and in our quarterly report for quarter ended March 2, 2003. This evaluation included a review of our controls’ objectives and design, the controls’ implementation and the effect of the controls on the information generated for use in our annual and quarterly reports.

Based on the findings from this evaluation, our CEO and CFO concluded that our disclosure controls require improvement. The findings included significant deficiencies or “reportable conditions” related to the timely processing of customer transactions, the matching of customer transactions and the accuracy of the aging of certain accounts receivable. Management, together with the CEO and CFO, attribute the conditions identified to, among other factors, a data processing and information technology conversion undertaken to centralize the collection of accounts receivable during fiscal 2002.

We have taken various corrective actions and implemented various corrective procedures to address the identified conditions but the conditions continued during the first fiscal quarter of this year. Further, as a result of the focusing of management resources on these corrective measures, personnel who normally would be dedicated exclusively to the collection of accounts receivable have been required to dedicate a portion of their time to the remediation of the deficiencies. As a result, certain of our accounts receivable have aged more than they would have and we potentially have a higher level of uncollectable receivables than we have had in prior periods. At December 2, 2002 we increased our reserves by $6.1 million to reflect this possibility, which we believe is adequate to reflect this contingency.

We expect that the conversion process and the resolution of the aged receivables currently on our books may not be completed until later this year or early next year. We cannot assure you, however, that the resolution of the problem will be as swift as we currently expect, that the amount of accounts receivable will not continue to grow or that the deficiencies will not have a material adverse effect on our results of operations.

The loss of the services of any members of our senior management team could adversely affect our business.

We are dependent on the continued services of our senior management team. Although we believe we could replace key employees in an orderly fashion should the need arise, the loss of such key personnel could have a material adverse effect on our financial condition and results of operations. See “Management.”

A deterioration in labor relations could have a material effect on our business.

As of December 1, 2002, we had 6,480 full-time employees. Approximately 71% of our employees at our 27 North American facilities are represented by various labor unions with separate collective bargaining agreements. Due to the large number of collective bargaining agreements, we are periodically in negotiations with certain of the unions representing our employees. There can be no assurance that we will not at some point be subject to work stoppages by some of our employees and, if such events were to occur, that there would not be a material adverse effect on our financial condition or results of operations. See “Business—Employees.”

Our controlling shareholders may have interests that conflict with yours.

Our company is privately owned by funds affiliated with Bain Capital, Inc., related investors and members of management. These investors collectively control our affairs and policies. Circumstances may occur in which the interests of these shareholders could be in conflict with the interests of the holders of the exchange notes. In addition, these shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the exchange notes.

Our new product launches may not be successful.

Each year we invest significant time and resources in research and development to improve our product offerings. Starting in June 2003, we will launch an entirely new line of mattresses and box-springs under our Sealy Posturepedic brand which will utilize new proprietary manufacturing processes and materials. We will incur increased costs in the near term associated with the introduction of this new line and the training of our employees in the new manufacturing processes. We are subject to a number of risks inherent in new product line introductions, including development delays, failure of new products to achieve anticipated levels of market acceptance and costs associated with failed product introductions.

The forward-looking statements contained in this prospectus are based on our predictions of future performance. As a result, you should not place undue reliance on these forward-looking statements.

This prospectus contains certain forward-looking statements, including, without limitation, statements concerning the conditions in the conventional bedding industry, our operations, economic performance and financial condition, including in particular statements relating to our business and growth strategy and product development efforts. The words “believe,” “expect,” “anticipate,” “intend” and other similar expressions generally identify forward-looking statements. Potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those identified under “Risk Factors” and elsewhere in this prospectus and other risks and uncertainties indicated from time to time in our filings with the SEC. Actual results could differ materially from these forward-looking statements. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or in our ability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various other competitive factors. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

USE OF PROCEEDS

We will not receive any proceeds from this exchange offer. The net proceeds from the $50 million of notes we sold on May 2, 2003, after deducting estimated fees, expenses and accrued interest, were approximately $49.0 million. We used the net proceeds to repay approximately $48.1 million Series B loans, $0.4 million Series C loans and $0.5 million Series D loans outstanding under the AXEL Credit Agreement.

At March 2, 2003 there was approximately $122 million of principal outstanding of Series B loans under our AXEL Credit Agreement, which bore interest at a rate of 3.4%, approximately $88.0 million of principal outstanding of Series C loans, which bore interest at a rate of 3.6%, and approximately $112.5 million of principal outstanding of Series D loans, which bore interest at a rate of 3.9%. The Series B loans will mature in December 2004, the Series C loans will mature in December 2005, and the Series D loans will mature in December 2006. After giving effect to the application of the net proceeds described above, the principal amount of Series B loans outstanding under the AXEL Credit Agreement was $73.9 million, the principal amount of Series C loans outstanding was $87.6 million, and the principal amount of Series D loans outstanding was $112.0 million.

For more information, see “Description of Certain Indebtedness.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL

AND OPERATING DATA OF SEALY CORPORATION

Set forth below are our selected historical consolidated financial data at the dates and for the periods indicated. The selected historical consolidated statement of operations data and the selected historical balance sheet data were derived from the historical financial statements. The audited historical financial statements as of and for the fiscal years ending November 26, 2000, December 2, 2001 and December 1, 2002 appear elsewhere in this prospectus. The unaudited condensed consolidated historical financial statements for the three months ended March 3, 2002 and March 2, 2003 appear elsewhere in this prospectus and have been prepared on the same basis as our audited financial statements and, in our opinion, reflect all adjustments (consisting only of normal recurring adjustments) necessary to present fairly our results of operations for the periods then ended and our financial positions as of such dates.

Please note that the only financial information of the Issuer is included in the guarantor footnote within the audited consolidated financial statements included within this prospectus. The selected historical consolidated financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited consolidated financial statements and accompanying notes thereto and the unaudited condensed consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus.

Year Ended November 29, 1998	Year Ended November 28, 1999	Year Ended November 26, 2000	Year Ended December 2, 2001	Year Ended December 1, 2002	Quarter Ended
March 3, 2002	March 2, 2003
(dollars and shares in millions, except per share data)
Statement of Operations Data:
Net sales(a)	$866.4	$958.2	$1,070.1	$1,154.1	$1,189.2	$291.8	$288.3
Costs and expenses(a)(b)	889.0	925.8	1,012.7	1,161.4	1,165.0	277.5	272.9
Income (loss) before income tax, extraordinary item and cumulative effect of change in accounting principle	(22.6)	32.4	57.4	(7.3)	24.2	14.3	15.4
Extraordinary loss(c)	14.5	—	—	0.7	—	—	—
Cumulative effect of change in accounting principle(d)	—	—	—	(0.2)	—	—	—
Net income (loss)	(33.8)	15.8	30.1	(20.8)	16.9	8.4	9.1
Pro forma net income(e)	15.0	8.6
Liquidation preference for common L & M shares(f)	11.7	13.5	14.8	16.9	18.6	4.6	5.1

Net income (loss) available to common shareholders	$(45.5)	$2.3	$15.3	$(37.7)	$(1.7)	$3.8	$4.0

Other Data:
Depreciation and amortization of intangibles(b)	$24.3	$25.6	$27.1	$31.9	$22.5	$5.4	$5.7
Income from operations	44.9	97.4	123.0	93.9	99.8	34.8	32.2
Cash flows provided by (used in):
Operating activities	53.0	56.0	70.2	11.3	100.0	26.5	(15.7)
Investing activities	(32.9)	(43.0)	(43.9)	(62.9)	(39.4)	(16.1)	(2.3)
Financing activities	(15.0)	(13.4)	(19.0)	45.5	(45.1)	1.6	5.8
Capital expenditures	33.1	16.1	24.1	20.1	16.8	3.4	2.3
Interest expense	68.0	66.0	69.0	78.0	72.6	19.3	17.1
EBITDA(g)	69.8	124.0	153.4	102.6	119.2	39.0	38.2
Ratio of earnings to fixed charges(h)	—	1.5	x	1.8	x	—	1.3	x	1.7	x	1.8	x
Ratio of EBITDA to interest expense	1.0	x	1.9	x	2.2	x	1.3	x	1.6	x	2.0	x	2.2	x
Weighted average number of shares outstanding—diluted	30,472	32,972	34,235	31,075	30,935	30,775	31,200
Net income (loss) per common share—diluted:
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	$(0.63)	$0.48	$0.88	$(0.65)	$0.55	$0.27	$0.29
Extraordinary item	(0.48)	—	—	(0.02)	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—

Net income (loss)	(1.11)	0.48	0.88	(0.67)	0.55	0.27	0.29
Liquidation preference for common L & M shares	(0.38)	(0.41)	(0.43)	(0.54)	(0.60)	(0.15)	(0.16)

Net income (loss) available to common shareholders	$(1.49)	$0.07	$0.45	$(1.21)	$(0.05)	$0.12	$0.13

	November 29, 1998		November 28, 1999	November 26, 2000	December 2, 2001	December 1, 2002	March 2, 2003

	(dollars in millions)
Balance Sheet Data:
Total assets	$751.1		$771.0	$830.0	$903.1	$904.9	$933.0
Long-term obligations	682.3		676.2	651.8	748.3	719.9	720.5
Total debt	690.8		690.3	686.2	778.1	753.2	762.0
Stockholders’ equity (deficit)	(138.8	)(i)	(121.4)	(93.3)	(132.9)	(115.7)	(101.5)

(a)	Restated from previously published results due to the adoption of EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” as of March 4, 2002.
(b)	Effective at the beginning of fiscal 2002, we adopted the provisions of FAS 142, “Goodwill and Other Intangible Assets.” Accordingly, we recorded no amortization of goodwill in fiscal 2002. Amortization of goodwill totaled $12.1 million in 2001, $11.4 million in 2000, $11.5 in 1999 and $11.6 in 1998.
(c)	On April 10, 2001, we completed the private placement of $125 million of 9.875% senior subordinated notes. The proceeds from the placement were used to repay existing bank debt. As a result, we recognized an extraordinary loss on the write-off of a portion of previous debt issuance costs of $0.7 million (net of a $0.5 million tax benefit). Following the private placement, we registered notes with the Securities and Exchange Commission to allow the issued notes to be exchanged for publicly traded notes. We completed the exchange offer in the first quarter of 2002. During 1998, we recorded an extraordinary loss of $5.4 million, net of income tax benefit of $3.6 million, representing the remaining unamortized debt issuance costs related to long term obligations repaid as a result of the debt refinancing associated with the recapitalization that occurred December 17, 1997. Also, during 1998 we recorded an extraordinary loss of $9.1 million, net of income taxes of $6.1 million, for premiums paid to the existing note holders and consent fees paid in connection with the retirement of the debt.
(d)	On November 27, 2000, we adopted FAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and recorded a $0.2 million gain net of income tax expense of $0.1 million, which was recorded as a cumulative effect of a change in accounting principle.

(e)

	Fiscal Year 2002	Quarter Ended March 2, 2003
Additional interest expense due primarily to higher interest rate	$3.2	$0.9
Tax benefit	(1.3)	(0.4)

Proforma net income reduction	$1.9	$0.5

Additional interest expense consists of the difference in the interest rate of the notes (9.875%) and the effective interest rate on the senior debt repaid (approximately 4.0% in fiscal year 2002 and approximately 3.4% for the quarter ended March 2, 2003) with the net proceeds of the notes we sold on May 2, 2003, applied to the new balance of the senior subordinated notes outstanding, net of the related tax benefit. Excludes one time charges to be taken in the second quarter of 2003 associated with the offering of the notes, consisting of the pre-tax write-off of previously deferred derivative losses ($2.1 million) and the pre-tax write-off of a portion of deferred debt costs related to the debt repaid ($0.5 million).

(f)	Shares of L and M common are entitled to a preference over class A and B common with respect to any distribution by us to holders of its capital stock equal to the original costs of such shares ($40.50) plus an amount which accrues on a daily basis at a rate of 10% per annum, compounded annually.
(g)

EBITDA is calculated by adding interest expense, income tax expense (benefit), depreciation and amortization of intangibles to income (loss) before extraordinary item. EBITDA is presented because it serves as a basis for certain measures within our indentures and senior debt covenants and is a widely accepted financial indicator of a company’s ability to incur and service debt. EBITDA does not represent net income or cash flows from operations as those terms are defined in generally accepted accounting principles

(“GAAP”) and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The following table sets forth a reconciliation of EBITDA to net income for the periods indicated:

	Fiscal Year					Quarter Ended
EBITDA:	1998	1999	2000	2001	2002	March 3, 2002	March 2, 2003
	(dollars in millions)
Net income	$(19.2)	$15.8	$30.1	$(20.3)	$16.9	$8.4	$9.1
Interest expense	68.0	66.0	69.0	78.0	72.6	19.3	17.1
Depreciation	(3.3)	16.6	14.2	18.4	21.4	5.2	5.4
Amortization	11.3	12.7	12.9	13.5	1.1	0.2	0.3
Income taxes	13.0	12.9	27.2	13.0	7.2	5.9	6.3

EBITDA	$69.8	$124.0	$153.4	$102.6	$119.2	$39.0	$38.2

(h)	For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes and extraordinary item plus fixed charges. Fixed charges consist of interest expense, including amortization net of discount or premium and financing costs and the portion of operating rental expense (33%) which management believes is representative of the interest component of rent expense. For the year ended December 2, 2001 and November 29, 1998, earnings were insufficient to cover fixed charges by $7.3 million and $22.6 million, respectively.
(i)	Reflects our recapitalization that occurred December 17, 1997.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION  AND RESULTS OF OPERATIONS OF SEALY CORPORATION

The following discussion and analysis should be read in conjunction with the section “Selected Historical Consolidated Financial and Operating Data of Sealy Corporation”, the audited consolidated financial statements and accompanying notes thereto and the unaudited consolidated financial statements and accompanying notes thereto included elsewhere in this prospectus. The forward-looking statements in this discussion regarding the bedding industry, our expectations regarding our future performance, liquidity and capital resources and other non-historical statements in this discussion include numerous risks and uncertainties, as described under “Risk Factors” and elsewhere in this Prospectus. Our actual results may differ materially from those contained in any forward-looking statements.

Critical Accounting Policies

Our analysis and discussion of our financial condition and results of operations are based upon our consolidated financial statements that have been prepared in accordance with generally accepted accounting principles in the United States, which we refer to as US GAAP. The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumptions and disclosures. We choose accounting policies within US GAAP that management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Management regularly assesses these policies in light of current and forecasted economic conditions. Our accounting policies are stated in Note 1 to the consolidated audited financial statements as presented herein. We believe the following accounting policies and estimates are critical to understanding the results of operations and affect the more significant judgments and estimates used in the preparation of the consolidated financial statements:

Revenue Recognition—We recognize revenue, net of estimated returns, when title passes which is generally upon delivery of shipments. Management uses historical trend information regarding returns as well as other current economic data to reduce sales for estimated future returns. Returns have not been historically significant as a percentage of sales.

Cooperative Advertising and Rebate Programs—We enter into agreements with our customers to provide funds to the customer for advertising and promotion of our products. We also enter into volume and other rebate programs with its customers whereby funds may be rebated to the customer. When sales are made to these customers, we record liabilities pursuant to these agreements. We regularly assess these liabilities based on actual sales and claims to determine whether all of the cooperative advertising earned will be used by the customer or whether the customers will meet the requirements to receive rebated funds. These agreements are negotiated by us generally on a customer-by-customer basis, and as such, are controllable by us. Some of these agreements extend over several periods and are linked with supply agreements. Costs of these programs totaled $135.1 million in 2002 and were approximately 11.4 percent of net sales.

Allowance for Doubtful Accounts—We actively monitor the financial condition of our customers to determine the potential inability for nonpayment of trade receivables. We also consider other economic factors, such as consumer confidence and aging trends, in determining if other general reserves should be established. Management believes that its process of specific review of customers combined with overall analytical review provides an accurate evaluation of ultimate collectibility of trade receivables. Excluding losses associated with affiliates and the effect of any corrective actions we have taken with respect to our internal controls, our loss experience was approximately 0.5 percent of sales.

Investments—From time to time we make investments in debt, preferred stock, or other securities of manufacturers, retailers and distributors of bedding and related products both domestically and internationally to enhance business relationships and build incremental sales. We regularly assess these investments for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows. Any necessary impairment charges are recorded when we do not believe the carrying value of the investment will be recoverable. Factors considered include economic trends and performance as well as actions taken to improve operational results. Such factors require significant judgment and actual results will vary. Management believes no further material losses are likely to occur related to such investments.

Impairment of Goodwill, Patents and Other Intangibles—We perform an annual assessment of our indefinite-lived goodwill for impairment as of the beginning of the fiscal fourth quarter. We base our assessment of recoverability on a multiple of EBITDA, as adjusted for certain items. We, at least annually, assess our indefinite-lived goodwill and other intangible assets for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows. The use of the EBITDA-based multiple is considered by management to be the most meaningful measurement. The EBITDA-based multiple selected is based on comparison of other companies in the furnishings and consumer durable industry sectors. These comparable multiples ranged from 4.5 to 8.4. We considered comparable factors in determining which multiple should be utilized. These factors include among others, company size, estimated market share or dominance, recent trends and forecasted results. Utilizing an EBITDA-based measure of less than 6 times would likely result in an indication of impairment requiring a further assessment of potential impairment. Should market factors or our performance result in using a lower multiple or decreased EBITDA-based multiple such impairment could be material.

Income Taxes—We record an income tax valuation allowance when the realization of certain deferred tax assets, net operating losses and capital loss carryforwards is not likely. These deferred tax items represent expenses recognized for financial reporting purposes, which may result in tax deductions in the future. Certain judgments, assumptions and estimates may affect the carrying value of the valuation allowance and income tax expense in the consolidated financial statements.

Stock Options—We periodically make grants of stock options to employees. These options typically are issued with an exercise price equal to the estimated fair market price resulting in no compensation expense for us as provided by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” Our Board of Directors determines the fair market value of the stock at the date of grant based on a multiple of EBITDA, as adjusted for certain items.

Results of Operations

Quarter Ended March 2, 2003 compared with Quarter Ended March 3, 2002

Net Sales.    Net sales for the quarter ended March 2, 2003, were $288.3 million, a decrease of $3.5 million, or 1.2% from the quarter ended March 3, 2002. Net sales were reduced by $11.6 million for the three months ended March 2, 2003 and $9.1 million for the three months ended March 3, 2002, as a result of applying accounting guidance contained in EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product.” Generally, cash consideration from a vendor to a purchaser of the vendor’s products, including both customers and consumers, is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. Total domestic sales were $233.8 million for the first quarter of 2003 compared to $241.1 million for the first quarter of 2002. The domestic sales decline of $7.3 million was attributable to a 4.6% decrease in volume, partially offset by a 1.6% increase in average unit selling price. Total international sales were $54.5 million in the first quarter of 2003 compared to $50.7 million in the first quarter of 2002. Growth of $3.8 million in the international operations was primarily attributable to growth in the European and South American operations. Current sales forecasts indicate that worldwide sales could be down 8% to 10% for the second quarter 2003 compared to the comparable period in 2002 primarily due to the softening of the economy and lower sales expected from Mattress Discounters and Mattress Firm as they restructure.

Cost of Goods Sold.    Cost of goods sold for the quarter, as a percentage of net sales, increased 0.8 percentage points to 57.4%. Cost of goods sold for the domestic business increased 1.2 percentage points to 56.2%. This increase is primarily due to higher variable costs associated with increased workers compensation, insurance and other fringe benefit expenses, lower absorption of fixed costs due to lower unit sales and costs associated with the shutdown of the Taylor facility in December. Cost of goods sold for the international business decreased 1.4 percentage points to 62.5%. This decrease is primarily due to lower material costs in the Canadian business.

Selling, General, Administrative.    Selling, general, and administrative expense as a percent of sales was 32.1% for the quarters ended March 2, 2003 and March 3, 2002. Selling, general and administrative expenses decreased $1.0 million to $92.7 million compared to $93.7 million in the quarter ended March 3, 2002. This decrease was primarily due to lower promotional and advertising expenses and bad debt expenses, partially offset by higher product delivery costs and corporate overhead expenses.

Stock Based Compensation.    We have an obligation to repurchase certain of our securities held by an officer at the greater of fair market value or original cost. We recorded a $0.5 million charge during the quarter ended March 2, 2003 and a $0.6 million charge during the quarter ended March 3, 2002, to revalue this obligation to reflect an increase in the fair market value of the securities.

Interest Expense.    Interest expense decreased $2.2 million due to lower effective interest rates and lower average debt levels. In 2000, we entered into an interest rate swap agreement that effectively converted  $234.5 million of our floating-rate debt to a fixed-rate basis through December 2006. In the second quarter of 2002, we entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $234.5 million of debt previously converted to fixed rate debt through December 2006. We are required under our credit agreements to hedge at least 50% of our floating rate term debt.

Income Tax.    Our effective income tax rates in 2003 and 2002 differ from the Federal statutory rate principally because of the effect of certain foreign tax rate differentials, state and local income taxes and the application of purchase accounting in 2002. Our effective tax rate for the quarters ended March 2, 2003 and March 3, 2002 was approximately 41.1%.

Year Ended December 1, 2002 Compared With Year Ended December 2, 2001

Net Sales.    Net sales for the year ended December 1, 2002, were $1,189.2 million, an increase of  $35.1 million, or 3.0% from the year ended December 2, 2001. Net sales were reduced by $51.5 million for the year ended December 1, 2002 and $42.7 million for the year ended December 2, 2001, as a result of the adoption of EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” as of March 4, 2002. EITF 01-09 provides guidance primarily on income statement classification of consideration from a vendor to a purchaser of the vendor’s products, including both customers and consumers. Generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. We have historically classified certain costs such as volume rebates, promotional money and amortization of supply agreements covered by the provisions of EITF 01-09 as marketing and selling expenses which are recorded in selling, general and administrative. Fiscal 2001 represented a 53-week year compared to 52-week year for fiscal 2002. Excluding the effects of the 53rd week, sales increased $59.6 million or 5.3% over 2001. Total domestic sales were  $972.4 million for fiscal 2002 compared to $966.4 million for fiscal 2001. The domestic growth included a 1.2% increase in average unit selling price and a 0.6% decrease in volume. Total international sales were  $216.8 million in fiscal 2002 compared to $187.7 million for fiscal 2001. Growth of $23.7 million in the international operations was primarily attributable to the acquisition of Sapsa Bedding S.A. in Europe in the second quarter of 2001. As a result of the deteriorating economic conditions in Argentina and the resulting Peso devaluation, sales for the Argentine business decreased $11.8 million. Other existing international operations experienced sales growth of $17.2 million.

Cost of Goods Sold.    Cost of goods sold for the year, as a percentage of net sales, decreased 0.7 percentage points to 57.2%. Cost of goods sold for the domestic business decreased 0.8 percentage points to 55.9%. This decrease is primarily the result of increased sales of higher end beds and lower material costs, partially offset by increased variable costs and increased customer rebates and other promotional allowances reclassed under EITF 01-09. Cost of goods sold for the international business decreased 1.6 percentage points to 62.9%. This decrease is primarily related to purchase accounting adjustments associated with the Sapsa acquisition in 2001 and increased margins in the Canadian business, partially offset by increased material costs in the Mexican business.

Selling, General, and Administrative.    Selling, general, and administrative expense increased $23.6 million to $410.5 million, or 34.5% of net sales in 2002, compared to $386.9 million, or 33.5% of net sales in 2001. This increase is primarily due to higher bad debt expenses of $12.7 million primarily associated with affiliated customers. See Note 18 to the audited consolidated financial statements contained elsewhere in this prospectus and “Liquidity and Capital Resources.” Additionally, the increase is attributable to increased compensation expenses of $11.5 million primarily related to increased incentive compensation costs and higher profit sharing plan costs. We also incurred increased costs due to the inclusion of Sapsa Bedding S.A. for a full year in 2002. Additionally, we incurred $2.0 million of costs associated with the acquisition of Malachi Mattress America. These increased costs were partially offset by a $5.7 million decrease in national advertising as we shifted more focus to effective cooperative advertising with individual customers. We also incurred decreased promotional expenses as a result of increased costs in 2001 due to the Sealy Posturepedic and Stearns & Foster product introduction costs and new store rollout costs associated with Sears increasing its participation in the bedding category. Selling, general, and administrative expenses were reduced by $51.5 million for the year ended December 1, 2002 and $42.7 million for the year ended December 2, 2001, as a result of the adoption of EITF  01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” as of March 4, 2002. EITF 01-09 provides guidance primarily on income statement classification of consideration from a vendor to a purchaser of the vendor’s products, including both customers and consumers. Generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. We have historically classified certain costs such as volume rebates, promotional money and amortization of supply agreements covered by the provisions of EITF 01-09 as marketing and selling expenses which are recorded in selling, general and administrative.

Stock Based Compensation.    We have an obligation to repurchase certain of our securities held by an officer at the greater of fair market value or original cost. We recorded $0.8 million of expense for the year ended December 1, 2002, compared to a $(2.7) million reduction of expense for the year ended December 2, 2001, to revalue this obligation to reflect the change in the fair market value of the securities.

Business Closure Charge.    During the first quarter of 2002, we took control of a retail mattress company in which we had previously made investments in the form of a supply agreement and additional equity. This investment provided us an opportunity to determine whether the entity would be a viable distribution source for our products. It is not our strategy to own or control retail operations. Based on management’s assessment, evaluation and consideration of our alternative business strategies, we determined that the acquired entity did not represent a valid business strategy and ceased its operations in May 2002. We recorded a non-cash charge of $5.8 million associated with this shut-down of the business representing a write-off of previously recorded goodwill of $5.3 million and a write-down of other assets to their estimated liquidation value.

Plant Closings and Restructuring Charges.    During 2002, we shutdown our Lake Wales and Taylor facilities. We recorded a $2.5 million charge associated with the Lake Wales shutdown to write-down the land, building and equipment to its estimated fair market value and a $0.3 million charge associated with the Taylor shutdown largely for severance. During 2001, we shutdown our Memphis facility and recorded a $0.5 million charge primarily for severance. Additionally in fiscal 2001, we recorded a $0.7 million charge for severance due to a management reorganization.

Amortization Expense.    Amortization expense was $1.1 million and $13.5 million for the years ended December 1, 2002 and December 2, 2001, respectively. The decrease of $12.4 million is due to the adoption of FAS 142 during the first quarter 2002, as we no longer record amortization expense for indefinite lived goodwill.

Interest Expense.    Interest expense decreased $5.5 million primarily due to lower effective interest rates partially offset by increased average debt levels. In 2000, we entered into an interest rate swap agreement that effectively converted $234.8 million of our floating-rate debt to a fixed-rate basis through December 2006. In the second quarter of 2002, we entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $234.8 million of debt previously converted to fixed rate debt through December 2006. We are required under our credit agreements to hedge at least 50% of our floating rate term debt.

Other (Income) Expense, net.    We previously contributed cash and other assets to Mattress Holdings International LLC, or MHI, a company controlled by our largest stockholder, Bain Capital LLC, in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. The equity ownership of MHI was transferred to us in November 2002. MHI acquired minority interests in Malachi Mattress America, Inc., a domestic mattress retailer, and Mattress Holdings Corporation, or MHC, in 1999. MHC, controlled by Bain Capital, is a holding company which owns substantially all of the common stock of Mattress Discounters Corporation, a domestic mattress retailer, and the common stock of an international mattress retailer. The Malachi investment was accounted for by MHI under the equity method. Accordingly, we recorded equity in the (losses) earnings of Malachi of $(5.6) million for the year ended December 1, 2002 and $(4.0) million for the year ended December 2, 2001. The MHC investment was accounted for by MHI under the cost method. Various operating factors combined with weak economic conditions during 2001, resulted in a review by our management of the equity values related to these affiliates. We determined that the decline in the value of such investments was other than temporary and, as a consequence, recognized a non-cash impairment charge of $26.3 million to write-down the investments to their estimated fair values as of the end of the third quarter of 2001. See “Liquidity and Capital Resources” for additional discussion concerning these investments.

In May 2001, we and one of our licensees terminated our existing contract that allowed the licensee to manufacture and sell certain products under the Sealy brand name and entered into a new agreement for the sale of certain other Sealy branded products. In conjunction with the termination of the license agreement, Sealy received a $4.6 million termination fee that is recorded as other income.

Additionally, Other (income) expense, net includes interest income of $2.2 million for the year ended December 1, 2002 and $1.9 million for the year ended December 2, 2001.

Other (income) expense, net also includes $(0.3) million in 2002 and $(0.5) million in 2001 for minority interest associated with the Argentina operations. During the second quarter of 2002, we acquired the remaining 30% interest of the Argentina operations and will no longer record minority interest. See also Note 14.

Income Tax.    Our effective income tax rates in 2002 and 2001 differ from the Federal statutory rate principally because of the effect of certain foreign tax rate differentials, state and local income taxes and the application of purchase accounting in 2001. In addition, no tax benefit was recorded in 2001 on the $26.3 million impairment charge recognized due to the uncertainty at that time concerning the recoverability of such loss. In 2002, we reduced a portion of the loss for tax purposes as MHI sold its equity interest in Malachi Mattress America, Inc. We also recorded a $4.4 million asset impairment charge in 2001 that will not be deductible for tax purposes. Our effective tax rate for 2002 is approximately 29.9% compared to approximately (176.6)% in 2001. Excluding the effects of these items, our effective tax rate was approximately 47.8% for 2002 and 55.5% for 2001. This lower effective tax rate for 2002 compared to 2001 is primarily due to the fact that we no longer amortize goodwill which was previously a non-deductible item for tax purposes.

Year Ended December 2, 2001 Compared With Year Ended November 26, 2000

Net Sales.    Net sales for the year ended December 2, 2001, were $1,154.1 million, an increase of $83.9 million, or 7.8% from the year ended November 26, 2000. Net sales were reduced by $42.7 million for the year ended December 2, 2001 and $31.4 million for the year ended November 26, 2000, as a result of the adoption of EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” as of March 4, 2002. EITF 01-09 provides guidance primarily on income statement classification of consideration from a vendor to a purchaser of the vendor’s products, including both customers and consumers. Generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. We have historically classified certain costs such as volume rebates, promotional money and amortization of supply agreements covered by the provisions of EITF 01-09 as marketing and selling expenses which are recorded in selling, general and administrative. Total domestic sales were $966.4 million for fiscal 2001 compared to $959.1 million for fiscal 2000. Total international sales were $187.7 million in fiscal 2001 compared to $111.0 for fiscal 2000. Growth of $65.3 million in the international operations was primarily attributable to the acquisitions of Sapsa Bedding S.A. in Europe in the second quarter of 2001 and Rozen S.R.L. in Argentina in the third quarter of 2000. Existing international operations also experienced sales growth of $11.4 million. The domestic growth included a 0.4% increase in average unit selling price and a 0.3% increase in volume. The impact for the year of including a 53rd week was $24.5 million. In addition, our revenues were reduced by $27.5 million from 2000 due to customers filing bankruptcy in 2001. Industry observers are forecasting sales growth of 3% for the industry in 2002. We believe that we can exceed the industry’s growth rate and increase our market share.

Cost of Goods Sold.    Cost of goods sold for the year, as a percentage of net sales, increased 1.5 percentage points to 57.9%. Cost of goods sold for the domestic business increased 1.0 percentage points to 56.7%. This increase is primarily related to a $2.9 million physical inventory adjustment recorded in the quarter end May 27, 2001 due primarily to understating material usage. Cost of goods sold for the international business increased 1.5 percentage points to 64.5%. This increase is primarily related to purchase accounting adjustments associated with the Sapsa acquisition and higher manufacturing costs in Brazil as it continued to operate in a start-up mode.

Selling, General, and Administrative.    Selling, general, and administrative expense increased $51.9 million to $386.9 million, or 33.5% of net sales in 2001, compared to $335.0 million, or 31.3% of net sales in 2000. Selling, general, and administrative expenses were reduced by $42.7 million for the year ended December 2, 2001 and $31.4 million for the year ended November 26, 2000, as a result of the adoption of EITF 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” as of March 4, 2002. EITF 01-09 provides guidance primarily on income statement classification of consideration from a vendor to a purchaser of the vendor’s products, including both customers and consumers. Generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. We have historically classified certain costs such as volume rebates, promotional money and amortization of supply agreements covered by the provisions of EITF 01-09 as marketing and selling expenses which are recorded in selling, general and administrative. This increase is primarily due to $21.4 million in additional costs associated with the businesses acquired in the international operations. Promotional and advertising expenses increased $15.7 million due to Sealy Posturepedic and Stearns & Foster product introduction costs, Sears new store rollout costs and mix shift to customers with higher cooperative advertising rates. Bad debt expense increased $14.9 million due to $4.2 million in bad debt costs associated with the bankruptcy of Homelife, $4.7 million to general bad debt reserves due to the negative impact on customers of the general slowdown in the economy and $6.0 million associated with affiliate accounts receivable.

Stock Based Compensation.    We have an obligation to repurchase certain of our securities held by an officer at the greater of fair market value or original cost. We recorded $(2.7) million of reduced expense for the year ended 2001, compared to $6.8 million of expense for the year ended 2000, to revalue this obligation to reflect the change in the fair market value of the securities.

Restructuring Charges.    During 2001, we shutdown our Memphis facility and recorded a $0.5 million charge primarily for severance. Additionally, we recorded a $0.7 million charge for severance due to a management reorganization.

Asset Impairment Charge.    During 2001, the operations of Rozen, our Argentine subsidiary, were negatively impacted by deteriorating economic conditions in Argentina resulting in a loss from operations. As a result of these economic conditions, the Argentine government allowed the peso, previously pegged 1 to 1 to the U.S. dollar, to freely float at a market exchange rate subsequent to December 2, 2001. In addition, the Argentine government imposed a restriction that severely limited cash withdrawals from the country. On January 31, 2002, the peso was trading at approximately 1.8 pesos to the dollar. As a result of the operating loss incurred by Rozen, the deteriorating economic conditions and the uncertainty surrounding the peso devaluation, we reviewed the carrying value of our investment in Rozen S.R.L. As a consequence, we recorded a non-cash impairment charge of $4.4 million to write off all remaining unamortized goodwill. Management believes the value of the remaining assets are recoverable.

Interest Expense.    Interest expense increased $9.0 million primarily due to increased average debt levels. We have entered into interest rate swap agreements that effectively converts all of our floating-rate debt to a fixed-rate basis through March 2002 and $235.9 million of floating-rate debt to a fixed-rate basis through December 2006, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flows). We are required under our credit agreements to hedge at least 50% of our floating rate term debt.

Other (Income) Expense, net.    We previously contributed cash and other assets to Mattress Holdings International LLC, or MHI, a company controlled by our largest stockholder, Bain Capital LLC, in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. MHI acquired minority interests in Malachi Mattress America, Inc., a domestic mattress retailer, and Mattress Holdings Corporation, or MHC, in 1999. MHC, controlled by Bain Capital, is a holding company which owns substantially all of the common stock of Mattress Discounters Corporation, a domestic mattress retailer, and the common stock of an international mattress retailer. The Malachi investment was accounted for by MHI under the equity method. Accordingly, we recorded equity in the (losses) earnings of Malachi of $(4.0) million for the year ended December 2, 2001 and $0.5 million for the year ended November 26, 2000. The MHC investment was accounted for by MHI under the cost method. Various operating factors combined with weak economic conditions during 2001, resulted in a review by our management of the equity values related to these affiliates. We determined that the decline in the value of such investments was other than temporary and, as a consequence, recognized a non-cash impairment charge of $26.3 million to write-down the investments to their estimated fair values as of the end of the third quarter of 2001. See “Liquidity and Capital Resources” for additional discussion concerning these investments.

In May 2001, we and one of our licensees terminated our existing contract that allowed the licensee to manufacture and sell certain products under the Sealy brand name and entered into a new agreement for the sale of certain other Sealy branded products. In conjunction with the termination of the license agreement, Sealy received a $4.6 million termination fee that is recorded as other income.

Additionally, Other (income) expense, net includes interest income of $1.9 million for the year ended December 2, 2001 and $3.2 million for the year ended November 26, 2000.

Other (income) expense, net also includes $(0.5) million in 2001 and $0.2 million in 2000 for minority interest associated with the Argentina operations. See also Note 14.

Income Tax.    Our effective income tax rates in 2001 and 2000 differ from the Federal statutory rate principally because of the application of purchase accounting, the effect of certain foreign tax rate differentials and state and local income taxes. In addition, no tax benefit was recorded in 2001 on the $26.3 million impairment charge recognized due to the uncertainty concerning the recoverability of such loss. Also, we recorded a $4.4 million asset impairment charge in 2001 that will not be deductible for tax purposes. Our effective tax rate for 2001 is approximately (176.6)% compared to 47.5% in 2000. Excluding the effects of both impairment charges, our effective tax rate for 2001 is approximately 55.5%. This higher effective tax rate for 2001 is due to lower pretax income (after considering the effects of the impairment charges) for the year compared to 2000 which increases the impact of non-deductible goodwill.

New Sealy Product Launch

We annually invest significantly in research and development to improve our product offerings. Starting in June 2003, we will launch an entirely new line of mattresses and box-springs for our Sealy Posturepedic brand. All Sealy Posturepedic brand mattresses will be manufactured with a “UniCasedTM Construction” utilizing new proprietary processes and materials incorporated into a single-sided design. We expect to incur increased cost in the second and third quarters of fiscal 2003 associated with the introduction of the new product and the training of plant personnel in the new manufacturing processes. We do not expect the increased costs to materially affect long-term operating trends.

Liquidity and Capital Resources

Our principal sources of funds are cash flows from operations and borrowings under our Revolving Credit Facility. Our principal use of funds consists of payments of principal and interest on our Senior Credit Agreements, capital expenditures and interest payments on our outstanding notes. Capital expenditures totaled $16.8 million for the year ended December 1, 2002 and $2.4 million for the three months ended March 2, 2003. We expect 2003 capital expenditures to be approximately $26.0 million. Management believes that annual capital expenditure limitations in our current debt agreements will not significantly inhibit us from meeting our ongoing capital needs. In November 2002, we renegotiated our Revolving Credit Facility. Previously we had the ability to borrow $100.0 million under the facility, which was to expire on December 15, 2002. This facility was replaced with a $50.0 million Revolving Credit Facility, which expires on November 15, 2004. At March 2, 2003, we had approximately $34.1 million available under our Revolving Credit Facility including Letters of Credit issued totaling approximately $15.9 million. Our net weighted average borrowing cost was 9.0% for the year ended December 1, 2002 and 10.1% for the year ended December 2, 2001, and 8.9% and 9.1% for the three months ended March 2, 2003 and March 3, 2002, respectively. Our average interest rate has been positively impacted by our interest rate derivatives as the Company’s interest rate derivatives have effectively offset each other to reestablish the floating rate debt during a period of declining interest rates. In November of 2002, we prepaid the outstanding balance of the Tranche A Term Loans which were scheduled to mature in December 2002. We are subject to certain restrictive financial covenants under our credit facility. We are in compliance and anticipate continued compliance with these covenants. A material deterioration of operating results could impact compliance with such covenants and cause us to seek amendments or waivers of such covenants. Failure to obtain waivers or amendments of covenants would also adversely affect our ability to fund its operations.

Our cash flow from operations increased $88.7 million from $11.3 million for 2001 to $100.0 million for the year ended December 1, 2002. This increase is primarily the result of improved working capital management. Our cash flow from operations decreased $42.2 million from $26.5 million for the three months ended March 3, 2002 to $(15.7) million for the three months ended March 2, 2003. This decrease in operating cash flows is primarily the result of slower cash collections on customer accounts receivable. We also made significant payments in the first quarter associated with incentive compensation that were not made in the first quarter of 2002. We also experienced difficulties in an accounts receivable system conversion in the fourth quarter of 2002. We recognized expense of approximately $6.1 million in the fourth quarter associated with accounts receivable system conversion difficulties. These issues resulted principally in delays in processing of certain transactions and we also experienced a deterioration in the aging of trade receivables. We have taken remedial actions to address these issues and do not believe that there will be a material adverse affect on our liquidity and cash flow.

While we do not believe any further provisions for doubtful accounts are necessary, we will continue to monitor remedial actions to ensure that the allowance is adequate and to improve future cash collections. We also had increased payments in the first half of 2001 associated with stock based compensation and other incentive compensation as compared to 2002.

Cash used in investing activities decreased approximately $23.4 million primarily due to reductions in acquisitions of businesses in 2002. We look for strategic business acquisitions, and are unable to predict when or if any future acquisitions may occur.

Cash flow used in financing activities changed $90 million between 2002 and 2001. We used $45 in financing activities principally to repay long-term obligations in 2002. See Notes 4, 6 and 7 to the audited consolidated financial statements contained elsewhere in this prospectus for a description of our long-term obligations and related hedging strategy. Cash flow provided by financing activities increased $4.2 million from the first quarter 2003 when compared to the first quarter 2002. During the first quarter of 2003, we borrowed $6.8 million on our Canadian revolver to help fund operating activities, partially offset by cash payments on previously accrued debt issuance costs associated with the refinancing of the Revolving Credit Facility in November 2002.

Our customers include furniture stores, national mass merchandisers, specialty sleep shops, department stores, contract customers and other stores. In the future, these retailers may consolidate, undergo restructurings or reorganizations, or realign their affiliations, any of which could decrease the number of stores that carry our products. These retailers are also subject to changes in consumer spending and the overall state of the economy both domestically and internationally. Any of these factors could have a material adverse effect on our business, financial condition or results of operations.

Our ability to make scheduled payments of principal, or to pay the interest or liquidated damages, if any, on, or to refinance, our indebtedness, or to fund planned capital expenditures will depend on our future performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current level of operations and certain anticipated improvements, we believe that cash flow from operations and available cash, together with available borrowings under the senior credit agreement, will be adequate to meet our future liquidity needs throughout 2003. Our long-term obligations contain various financial tests and covenants. We were in compliance with such covenants as of the quarter ended March 2, 2003. The most restrictive covenants relate to ratios of adjusted EBITDA to interest coverage and total debt to adjusted EBITDA all as defined in the agreement. Those ratios change under the agreement over time and are less restrictive in 2003 versus those at the end of 2002. We do not foresee an inability to meet such covenants in 2003. We will, however, need to refinance all or a portion of the principal of the notes on or prior to maturity. As of December 1, 2002, we recognized an additional increase of $6.3 million in the current portion of long term debt due to mandatory repayments required under the excess cash flow provision of its credit agreement. Historically, no such payments have been required; however, we are unable to predict with certainty whether such mandatory repayments may be required in the future. Under the terms of our Senior Subordinated Note Agreement, cash payments of interest expense will increase by approximately $13.3 million in 2003. Management believes that we will have the necessary liquidity through cash flow from operations, and availability under the revolving credit facility for the next several years to fund our expected capital expenditures, obligations under our credit agreement and subordinated note indentures, environmental liabilities, and for other needs required to manage and operate our business. Our scheduled principal payments on our borrowings will increase by approximately $44.1 million from 2003 to 2004. There can be no assurance that our business will generate sufficient cash flow from operations, that anticipated revenue growth and operating improvements will be realized or that future borrowings will be available under the senior credit agreements in an amount sufficient to enable us to service our indebtedness, including the exchange notes, or to fund our other liquidity needs. In addition, there can be no assurance that we will be able to effect any such refinancing on commercially reasonable terms or at all.

The Company’s contractual obligations and other commercial commitments as of December 1, 2002 are summarized below:

Contractual Obligations	2003	2004	2005	2006	2007	After 2007	Total Obligations
Long-Term Debt	$33,338	$77,460	$87,601	$103,014	$27,196	$424,625	$753,234
Operating Leases	8,063	6,610	5,616	4,596	3,587	4,279	32,751

Total	$41,401	$84,070	$93,217	$107,610	$30,783	$428,904	$785,985

Other Commercial Commitments	2003	2004	2005	2006	2007	After 2007	Total Commitments
Standby Letters of Credit	$—	$14,555	—	—	—	—	$14,555

Foreign Operations and Export Sales

We have three manufacturing facilities in Canada, and one each in Mexico, Argentina and Brazil. In addition, we completed in 2001 the acquisition of Sapsa Bedding S.A., a leading manufacturer of latex bedding products in Europe, with headquarters and manufacturing operations in France and Italy, as well as sales organizations in Spain, Germany, Belgium and the Netherlands. In 2000, we formed a joint venture with its Australian licensee to import, manufacture, distribute and sell Sealy products in South East Asia. We use a Korean contract manufacturer to help service the Korean market, distribute products directly in many small international markets, and have license agreements in Thailand, Japan, the United Kingdom, Australia, New Zealand, South Africa, Israel, Jamaica, Saudi Arabia, the Bahamas and the Dominican Republic.

In January 2002, the Argentine peso experienced a significant devaluation. Previously pegged 1 to 1 to the U.S. dollar, the peso was trading at approximately 3.5 pesos to the dollar at December 1, 2002. This devaluation did not have a significant affect on our financial statements due to the relative immateriality of the operation, as total assets at December 1, 2002 were $6.4 million.

Impact of Recently Issued Accounting Pronouncements

We adopted FAS 133, “Accounting for Derivative Instruments and Hedging Activities,” which requires that all derivatives be recorded on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. We recorded a $0.2 million gain, upon adoption as of November 27, 2000, net of income tax expense, which is recorded in our consolidated statement of operations as a cumulative effect of a change in accounting principle.

The FASB issued FAS 143, “Accounting for Asset Retirement Obligations,” effective for years beginning after June 15, 2002, our first quarter of fiscal year 2003. FAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. Upon adoption, this pronouncement will have no effect on our consolidated financial statements.

The FASB issued FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” effective for years beginning after December 15, 2001 and interim periods within those years, our first quarter of fiscal 2003. The objectives of FAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and to develop a single accounting model, based on the framework established in FAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. We early adopted the provisions of this pronouncement for related transactions. This did not have a significant impact on our consolidated financial statements.

In April 2002, the FASB issued FAS 145, “Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” effective for fiscal years beginning after, transactions entered into after and financial statements issued on or subsequent to May 15, 2002. FAS 145 rescinds both FAS 4, “Reporting Gains and Losses from Extinguishment of Debt,” and the amendment of FAS 4, FAS 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” This Statement also rescinds FAS 44, “Accounting for Intangible Assets of Motor Carriers.” This Statement amends FAS 13, “Accounting for Leases,” to eliminate an inconsistency between the accounting for sale-leaseback transactions and the accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. We adopted the provisions of this pronouncement for related transactions subsequent to May 15, 2002. This did not have a significant impact on our consolidated financial statements.

In July 2002, the FASB issued FAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of commitment to an exit or disposal plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002. The adoption of this Statement will not have a significant impact on our consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and a recission of FASB Interpretation No. 34.” FIN 45 elaborates on the disclosures to be made regarding obligations under certain issued guarantees by a guarantor in interim and annual financial statements. It also clarifies the requirement of a guarantor to recognize a liability at the inception of the guarantee at the fair value of the obligation. FIN 45 does not provide specific guidance for subsequently measuring the guarantor’s recognized liability over the term of the guarantee. The provisions relating to the initial recognition and measurement of a liability are applicable on a prospective basis for guarantees issued or modified subsequent to December 31, 2002. The disclosure requirements of FIN 45 are effective for interim and annual financial statements for periods ending after December 15, 2002, our first quarter of fiscal 2003. We adopted the provisions of this statement effective December 2, 2002 and do not expect it to have a significant impact on our consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective for our 2nd quarter of 2003 with transitional disclosure required with these financial statements. We will adopt these provisions in our 2nd quarter, however we do not believe that we are a primary beneficiary of a VIE or hold any significant interests or involvement in a VIE and do not expect there to be an impact on our consolidated financial statements.

In December 2002, the FASB issued FAS 148, “Stock—Based Compensation—Transition and Disclosure,” an amendment of FAS 123, “Accounting for Stock-Based Compensation.” The transition guidance and annual disclosure provisions are effective for fiscal years ending after December 15, 2002 and the interim disclosure provisions are effective for interim periods beginning after December 15, 2002, our fiscal year end 2003 and second quarter of 2003, respectively. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of FAS 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We do not believe that the adoption of this Statement will have a significant impact on our consolidated financial statements.

In April 2003, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities (FAS 149).” FAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS 133. The new guidance amends FAS 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to FAS 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of a derivative, particularly regarding the meaning of an “underlying” and the characteristics of a derivative that contains financing components. The amendments set forth in FAS 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. FAS 149 is generally effective for contracts entered into or modified after June 30, 2003 (with a few exceptions) and for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The Company does not expect this standard to have a significant impact on the financial statements.

In May 2003, the Financial Accounting Standards Board (FASB) issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. The Company is still evaluating the impact of this statement on the financial statements.

The Emerging Issues Task Force of the FASB released Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product” to provide guidance primarily on income statement classification of consideration from a vendor to a purchaser of the vendor’s products, including both customers and consumers. Generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. We have historically classified certain costs such as volume rebates, promotional money and amortization of supply agreements covered by the provisions of EITF 01-09 as marketing and selling expenses which are recorded in selling, general and administrative in our Statement of Operations. We adopted EITF 01-09 effective March 4, 2002, the first day of our fiscal second quarter, and reclassified previous period amounts to comply with the consensus. As a result of the adoption, both net sales and selling, general and administrative expenses were reduced $51.5 million for the year ended December 1, 2002, $42.7 million for the year ended December 2, 2001 and $31.4 million for the year ended November 26, 2000. These changes did not affect our financial position or results of operations.

Fiscal Year

We use a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal year ended December 1, 2002 was a 52-week year, the fiscal year ended December 2, 2001 was a 53-week year and the fiscal year ended November 26, 2000 was a 52-week year.

Forward Looking Statements

This prospectus contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe our plans are based upon reasonable assumptions as of the current date, we can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from our expectations include: general business and economic conditions, competitive factors, raw materials pricing, and fluctuations in demand.

Foreign Currency Exposures

Our earnings are affected by fluctuations in the value of our subsidiaries’ functional currency as compared to the currencies of our foreign denominated purchases. Foreign currency forward, swap and option contracts are used to hedge against the earnings effects of such fluctuations. The result of a uniform 10% change in the value of the U.S. dollar relative to currencies of countries in which we manufacture or sell our products would not be material to earnings or financial position. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar.

To protect against the reduction in value of forecasted foreign currency cash flows resulting from purchases in a foreign currency, we have instituted a forecasted cash flow hedging program. We hedge portions of our purchases denominated in foreign currencies with forward and option contracts. At December 1, 2002, we had forward contracts to sell a total of 19.4 million Mexican pesos with expiration dates of February 27, 2003 and February 28, 2003, forward contracts to sell a total of 4.8 million Canadian dollars with expiration dates ranging from December 11, 2002 through February 26, 2003 and an option contract to sell a total of 2.6 million Canadian dollars with an expiration date of December 6, 2002.

In January 2002, the Argentine peso experienced a significant devaluation. Previously pegged 1 to 1 to the U.S. dollar, the peso was trading at approximately 3.5 pesos to the dollar at December 1, 2002. This devaluation did not have a significant affect on our financial statements due to the relative immateriality of the operation, as total assets at December 1, 2002 were $6.4 million. Based upon the volatility of the Argentine peso, future inflation charges may have to be recorded through the income statement due to hyperinflation rules under FAS 52, “Foreign Currency Translation.”

Interest Rate Risk

In 2000, we entered into an interest rate swap agreement that effectively converted $234.5 million of our floating-rate debt to a fixed-rate basis through December 2006, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flows). Use of hedging contracts allows us to reduce our overall exposure to interest rate changes, since gains and losses on these contracts will offset losses and gains on the transactions being hedged. We formally document all hedged transactions and hedging instruments, and assess, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The fair values of the interest rate agreements are estimated by obtaining quotes from brokers and are the estimated amounts that we would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the counterparties. A 10% increase or decrease in market interest rates that effect our interest rate derivative instruments would not have a material impact on earnings during the next fiscal year.

Effective June 3, 2002, we dedesignated the interest rate swap agreement for hedge accounting. As a result of the dedesignation, $12.9 million previously recorded in accumulated other comprehensive loss as of the date of dedesignation is being amortized into interest expense over the remaining life of the interest rate swap agreement. For the year ended December 1, 2002, $2.0 million was amortized into interest expense and for the three months ended March 2, 2003, $1.0 million was amortized into interest expense. Prior to June 3, 2002, the changes in the fair market value of the interest rate swap were being recorded in accumulated other comprehensive loss. Subsequent to June 3, 2002, changes in the fair market value of the interest rate swap are being recorded in interest expense. As a result of the change in its fair market value, $4.7 million was recorded as interest expense for the three months ended March 2, 2003 and $15.0 was recorded as interest expense for the year ended December 1, 2002. The fair value carrying amount of this instrument was $(22.4) million at March 2, 2003, $(20.2) million at December 1, 2002 and $(15.7) million at December 2, 2001, which is recorded as follows:

	March 2, 2003	December 1, 2002	December 2, 2001
	(in millions)
Accrued interest	$2.4	$2.1	$1.5
Other accrued expenses	8.2	7.6	5.5
Other noncurrent liabilities	11.8	10.5	8.7

	$22.4	$20.2	$15.7

During the second quarter of 2002, we entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $234.5 million of debt previously converted to fixed rate debt through December 2006. This interest rate swap agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are to be recorded in interest expense. As a result of the change in its fair market value $4.6 million was recorded as a reduction of interest expense for the three months ended March 2, 2003 and $10.4 million was recorded as a reduction of interest expense for the year ended December 1, 2002. At March 2, 2003 and December 1, 2002, the fair value carrying amount of this instrument was $11.0 million and $7.8 million with $4.8 million and $5.1 million recorded in prepaid expense and other current assets and $6.2 million and $2.7 million recorded in noncurrent assets, respectively.

To protect against the reduction in value of forecasted foreign currency cash flows resulting from purchases in foreign currency, we has instituted a forecasted cash flow hedging program. We hedge portions of our purchases denominated in foreign currencies with forward and options contracts.

We also entered into an interest rate cap agreement during the second quarter of 2002 with a notional amount of $175.0 million that caps the LIBOR rate on which the floating rate debt is based at 8% through December 2006. This agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. We recorded $29 thousand as a reduction to interest expense for the year ended December 1, 2002. At December 1, 2002, the fair value carrying amount of this instrument, which is included in noncurrent assets, was an asset of $29 thousand.

BUSINESS

The market data used throughout this prospectus were obtained from independent surveys and from industry publications. These industry publications generally indicate that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information is not guaranteed. We have not independently verified these market data.

General

Sealy Corporation, through its subsidiaries, is the largest bedding manufacturer in the world and manufactures and markets a complete line of conventional bedding (innerspring) products including mattresses and foundations. Our conventional bedding products include the SEALY®, SEALY POSTUREPEDIC®, SEALY POSTUREPEDIC CROWN JEWEL®, STEARNS & FOSTER® and BASSETT® brands and account for approximately 89.1% of our total net sales for the year ended December 1, 2002. We have a component parts manufacturing subsidiary which produces substantially all of our mattress innerspring requirements and approximately 40% of our boxspring component parts requirements. Another subsidiary, Sealy, Inc., provides corporate and administrative services for us. Additional information about us can be found at our website: www.sealy.com, however, the information on our website does not constitute a part of this prospectus.

Conventional Bedding

Industry and Competition.    According to industry sales data compiled by the International Sleep Products Association, or ISPA, a bedding industry trade group, over 700 manufacturers of mattresses and foundations make up the U.S. conventional bedding industry, generating wholesale revenues of $4.59 billion during calendar year 2001. ISPA estimated that the industry experienced a 0.3% decline in sales in 2001—the first decline since 1990. According to ISPA, approximately 41% of conventional bedding is sold through furniture stores and 40% through specialty sleep shops. Most of the remaining conventional bedding is sold to department stores, national mass merchandisers and membership clubs. Management estimates that approximately two-thirds of conventional bedding is sold for replacement purposes, and the average time between consumer purchases of conventional mattresses is 10.2 years. Factors such as disposable income, sales of homes, a trend toward more bedrooms per home, growth in the U.S. population, and heightened consumer awareness of the bedding category also have an effect on bedding purchases.

Management believes that sales by companies with recognized national brands account for more than half of total conventional bedding sales. We supply such nationally recognized brands as Sealy, Sealy Posturepedic, Sealy Posturepedic Crown Jewel, Stearns & Foster and Bassett. Sealy branded products are considered by management to be the most well recognized in the domestic conventional bedding industry. Competition in conventional bedding is generally based on quality, brand name recognition, service and price. Our largest competitors include Serta, Inc. and Simmons Company. Management believes we derive a competitive advantage over our conventional bedding competitors as a result of strong consumer recognition of multiple nationally recognized Sealy branded products, as well as the high quality and innovative product offerings.

Products.    We manufacture a complete line of conventional bedding options in various sizes ranging in retail price from under $300 to approximately $5,000 per queen size set. The Sealy brand mattress is the largest selling mattress brand in North America. Approximately 93% of the Sealy brand, Stearns & Foster brand and Bassett brand conventional bedding products sold in North America are produced by us, with the remainder being produced by Sealy Mattress Company of New Jersey, Inc., a licensee. The Stearns & Foster product line consists of top quality, premium mattresses sold under the Stearns & Foster brand name. The Bassett brand, licensed from Bassett Furniture Industries beginning in the fourth quarter of 2000, is sold primarily to Bassett Furniture Direct and BJ’s Wholesale Club.

Customers.    Our customers include furniture stores, national mass merchandisers, specialty sleep shops, department stores, contract customers and other stores. The top five conventional bedding customers accounted for approximately 22.0% of our net sales for the year ended December 1, 2002 and no single customer accounted for over 10.0% of our net sales.

Sales and Marketing.    Our sales depend primarily on our ability to provide quality products with recognized brand names at competitive prices. Additionally, we work to build brand loyalty with our ultimate consumers, principally through targeted national advertising and cooperative advertising with our dealers, along with superior “point-of-sale” materials designed to emphasize the various features and benefits of our products which differentiate them from other brands.

Our sales force structure is generally based on regions of the country and districts within those regions, and also includes a corporate sales staff for national and major regional accounts. We have a comprehensive training and development programs for our sales force, including our University of Sleep curriculum, which provides ongoing training sessions with programs focusing on advertising, merchandising and sales education, including techniques to help analyze a dealer’s business and profitability.

Our sales force emphasizes follow-up service to retail stores and provides retailers with promotional and merchandising assistance, as well as extensive specialized professional training and instructional materials. Training for retail sales personnel focuses on several programs, designed to assist retailers in maximizing the effectiveness of their own sales personnel, store operations, and advertising and promotional programs, thereby creating loyalty to, and enhanced sales of, our products.

Suppliers.    We purchase raw materials and certain components from a variety of vendors. We purchase approximately 55% of our Sealy foundation parts from a single third-party source, which has patents on various interlocking wire configurations, which we refer to as the Wire Patents, and manufacture the remainder of these parts as a licensee under the Wire Patents. We purchase substantially all of our Stearns & Foster foundation parts from the same single third-party source. As is the case with all of our product lines, we do not consider ourself dependent upon any single outside vendor as a source of supply to our conventional bedding business and believes that sufficient alternative sources of supply for the same, similar or alternative components are available.

Manufacturing and Facilities.    We manufacture most conventional bedding to order and have adopted “just-in-time” inventory techniques in our manufacturing process to more efficiently serve our dealers’ needs and to minimize their inventory carrying costs. Most bedding orders are scheduled, produced and shipped within five days of receipt. This rapid delivery capability allows us to minimize our inventory of finished products and better satisfy customer demand for prompt shipments.

We operate 18 bedding manufacturing facilities and three component manufacturing facilities in 17 states, plus three facilities in Canadian provinces, and one each in Puerto Rico, France (acquired in April 2001), Italy (acquired in April 2001), Mexico, Argentina (acquired in August, 2000) and Brazil (began operations in December, 2000). Management believes that through the utilization of extra shifts, we will be able to continue to meet growing demand for our products without a significant investment in facilities. We also operate a Research and Development center in High Point, North Carolina with a staff which tests new materials and machinery, trains personnel, compares the quality of our products with those of our competitors and develops new products and processes. We have developed very advanced and proprietary methods (Digital Image Analysis) of dynamically measured spinal morphology on any human subject in any sleep position. This sophisticated technology is expected to enhance Sealy’s Posturepedic brand leadership and market position.

Components Division

We operate a Components Division with headquarters in Rensselaer, Indiana. The Components Division sells its component parts at current market prices exclusively to our bedding plants and licensees. The Components Division currently provides substantially all of our mattress innerspring unit requirements. The Components Division also supplies approximately 45% of our Sealy foundation parts requirements under a license of the Wire Patents. The Components Division operates three owned manufacturing sites located in Rensselaer, Indiana; Delano, Pennsylvania; and Colorado Springs, Colorado.

Over the last several years, we have made substantial commitments to ensure that the coil-making equipment at our component plants remains state-of-the-art, installing over 50 automated coil-producing machines. This equipment has resulted in higher capacity at lower per-unit costs and has increased self-production capacity for our innerspring requirements over that time period from approximately 60% to substantially all.

In addition to reducing the risks associated with relying on single sources of supply for certain essential raw materials, we believe the vertical integration resulting from our component manufacturing capability provides us with a competitive advantage. We believe that we are the only conventional bedding manufacturer in the United States with substantial innerspring and formed wire component-making capacity.

International

We have wholly owned subsidiaries in Canada, Mexico, Puerto Rico, Brazil, France (acquired in April 2001), Italy (acquired in April 2001) and Argentina (majority ownership acquired in August 2000 with the remaining interest acquired in May 2002) which have marketing and manufacturing responsibilities for those markets. We have three manufacturing facilities in Canada and one each in Mexico, Puerto Rico, Argentina, Brazil, France and Italy which comprise all of the company-owned manufacturing operations at December 1, 2002. In 2000, we formed a joint venture with its Australian licensee to import, manufacture, distribute and sell Sealy products in Southeast Asia.

We utilize licensing agreements in certain international markets. Licensing agreements allow us to reduce exposure to political and economic risk abroad by minimizing investments in those markets. Eleven foreign license agreements exist, which provide exclusive rights to market the Sealy brand in Thailand, Japan, the United Kingdom, Australia, New Zealand, South Africa, Israel, Jamaica, Saudi Arabia, Bahamas and the Dominican Republic. In addition, we use a Korean contract manufacturer to help service the Korean market, and distribute products directly to many small international markets.

Licensing

At December 1, 2002, there are 16 separate license arrangements in effect with five domestic and eleven foreign independent licensees. Sealy New Jersey (a bedding manufacturer), Klaussner Corporation Services (“Klaussner”, a furniture manufacturer), Kolcraft Enterprises, Inc. (a crib mattress manufacturer), Pacific Coast Feather Company (a pillow, comforter and mattress pad manufacturer), and KCB Enterprises (a futon manufacturer) are the only domestic manufacturers that are licensed to use the Sealy trademark, subject to the terms of license agreements. Under license agreements with Sealy New Jersey, Sealy New Jersey has the perpetual right to use certain of our trademarks in the manufacture and sale of Sealy brand and Stearns & Foster brand products in selected markets in the United States.

Our licensing division generates royalties by licensing Sealy brand technology and trademarks to manufacturers located throughout the world. We also provide our licensees with product specifications, quality control inspections, research and development, statistical services and marketing programs. The licensing division as a whole generated gross royalties of approximately $12.2 million in fiscal 2002, $12.0 million in fiscal 2001 and $11.4 million in fiscal 2000.

Warranties

Sealy, Stearns & Foster and Bassett bedding offer limited warranties on their manufactured products. The periods for “no-charge” warranty service varies among products. Prior to fiscal year 1995, such warranties ranged from one year on promotional bedding to 20 years on certain Posturepedic and Stearns & Foster bedding.

All currently manufactured Sealy Posturepedic models, Stearns & Foster bedding, Bassett and some other Sealy-brand products offer a 10-year non-prorated warranty service period. In fiscal 2000, we amended our warranty policy to no longer require the mattress to be periodically flipped. Historically, our warranty costs have been immaterial for each of our product lines.

Trademarks and Licenses

We own, among others, the Sealy and Stearns & Foster trademarks and tradenames and also owns the Posturepedic, Posturepedic Crown Jewel and University of Sleep trademarks, service marks and certain related logos and design marks. We also license the Bassett name under a fifteen year agreement which expires in 2015.

Employees

As of December 1, 2002, we had 6,480 full-time employees. Approximately 71% of our employees at our 27 North American plants are represented by various labor unions with separate collective bargaining agreements. Due to the large number of collective bargaining agreements, we are periodically in negotiations with certain of the unions representing our employees. We consider our overall relations with our work force to be satisfactory. We have only experienced two work stoppages in the last ten years due to labor disputes. Due to the ability to shift production from one plant to another, these lost workdays have not had a material adverse effect on our financial results. We have not encountered any significant organizing activity at our non-union facilities in that time frame.

Seasonality/Other

Our business is not materially seasonal. Most of our sales are by short term purchase orders. Since the level of production of products is generally promptly adjusted to meet customer order demand, we have a negligible backlog of orders. Most finished goods inventories of bedding products are physically stored at manufacturing locations until shipped (usually within 5 days of accepting the order).

Properties

Our principal executive offices are located on Sealy Drive at One Office Parkway, Trinity, North Carolina, 27370. Corporate and marketing services are provided to us by one of our wholly owned subsidiaries, Sealy, Inc., an Ohio Corporation.

We administer component operations at our Rensselaer, Indiana facility. Our leased facilities are occupied under leases, which expire from fiscal 2003 to 2010, including renewal options.

The following table sets forth certain information regarding manufacturing and distribution facilities operated by us at January 31, 2003:

Location		Approximate Square Footage	Title
United States
Arizona	Phoenix	76,000	Owned(a)
California	Richmond	238,000	Owned(a)
	South Gate	185,000	Owned(a)
Colorado	Colorado Springs	70,000	Owned(a)
	Denver	92,900	Owned(a)
Florida	Orlando	97,600	Owned(a)
	Lake Wales(c)	179,700	Owned(a)
Georgia	Atlanta	292,500	Owned(a)
Illinois	Batavia	212,700	Leased
Indiana	Rensselaer	131,000	Owned(a)
	Rensselaer	124,000	Owned(a)
Kansas	Kansas City	102,600	Leased
Maryland	Williamsport	144,000	Leased
Massachusetts	Randolph	187,000	Owned(a)
Michigan	Taylor(d)	156,000	Leased
Minnesota	St. Paul	93,600	Owned(a)
New York	Albany	102,300	Owned(a)
North Carolina	High Point	151,200	Owned(a)
Ohio	Medina	140,000	Owned(a)
Oregon	Portland	140,000	Owned(a)
Pennsylvania	Clarion	85,000	Owned(a)
	Delano	143,000	Owned(a)
Tennessee	Memphis(b)	225,000	Owned(a)
Texas	Brenham	220,000	Owned(a)
	North Richland Hills	124,500	Owned(a)

Canada
Alberta	Edmonton	144,500	Owned(a)
Quebec	Saint Narcisse	76,000	Owned(a)
Ontario	Toronto	80,200	Leased

Argentina	Buenos Aires	85,000	Owned

Brazil	Sorocaba	92,000	Owned

Puerto Rico	Carolina	58,600	Owned(a)

Italy	Silvano d’Orba	170,600	Owned(a)

France	Saleux	239,400	Owned

Mexico	Toluca	157,100	Owned

		4,817,000

(a)	We have granted a mortgage or otherwise encumbered our interest in this facility as collateral for secured indebtedness.
(b)	In April 2001, we ceased operations at this facility.
(c)	In April 2002, we ceased operations at this facility.
(d)	In December 2002, we ceased operations at this facility with the lease agreement terminating in March 2003.

We consider our present facilities to be generally well maintained and in sound operating condition.

Regulatory Matters

Our principal wastes are wood, cardboard and other non-hazardous materials derived from product component supplies and packaging. We also periodically dispose (primarily by recycling) of small amounts of used machine lubricating oil and air compressor waste oil. We, generally, are subject to the Federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation and Liability Act and amendments and regulations thereunder and corresponding state statutes and regulations. We believe that we are in material compliance with all applicable federal and state environmental statutes and regulations. Except as set forth in “Legal Proceedings” below, compliance with federal, state or local provisions which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, should not have any material effect upon our capital expenditures, earnings or competitive position. We are not aware of any pending federal environmental legislation which would have a material impact on our operations. Except as set forth in “Legal Proceedings,” we have not been required to make, and during the next two fiscal years, do not expect to make any material capital expenditures for environmental control facilities.

Our conventional bedding product lines are subject to various federal and state laws and regulations relating to flammability and other standards. We believe that we are in material compliance with all such laws and regulations.

Legal Proceedings

We are subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

We are currently conducting an environmental cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. We and one of our subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, we and our subsidiary agreed to conduct soil and groundwater remediation at the property. We do not believe that our manufacturing processes were the source of contamination. We sold the property in 1997. We and our subsidiary retained primary responsibility for the required remediation. We have completed essentially all soil remediation with the New Jersey Department of Environmental Protection approval, and have concluded a pilot test of the groundwater remediation system. We are working with the New Jersey Department of Environmental Protection to develop a remediation plan for the sediment in Oakeys Brook adjoining the site.

We are also remediating soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although we are conducting the remediation voluntarily, we obtained Connecticut Department of Environmental Protection approval of the remediation plan. We have completed essentially all soil remediation under the remediation plan and are currently monitoring groundwater at the site. We believe the contamination is attributable to the manufacturing operations of previous unaffiliated occupants of the facility.

We removed three underground storage tanks previously used for diesel, gasoline, and waste oil from our South Gate, California facility in March 1994 and remediated the soil in the area. Since August 1998, we have been working with the California Regional Water Quality Control Board, Los Angeles Region to monitor ground water at the site.

While we cannot predict the ultimate timing or costs of the South Brunswick, Oakville, and South Gate environmental matters, based on facts currently known, we believe that the accruals recorded (approximately $3.0 million at December 1, 2002) are adequate and do not believe the resolution of these matters will have a material adverse effect on our financial position or future operations; however, in the event of an adverse decision, these matters could have a material adverse effect. Annual costs associated with on going testing and monitoring at those sites are not material.

MANAGEMENT

Directors and Executive Officers

Our executive officers, directors and key employees and their ages as of May 1, 2003, are as follows:

Name	Age	Position
Ronald L. Jones	60	Chairman and Director
David J. McIlquham	48	President, Chief Executive Officer and Director
Bruce G. Barman	57	Corporate Vice President Research and Development
Al Boulden	56	Corporate Vice President Sales
Jeffrey C. Claypool	55	Corporate Vice President Human Resources
Charles Dawson	46	Corporate Vice President National Accounts
James B. Hirshorn	37	Corporate Vice President, Chief Financial Officer
Mark Hobson	43	Corporate Vice President Marketing
G. Michael Hofmann	44	Corporate Vice President Operations
Lawrence J. Rogers	54	Corporate Vice President & General Manager International
Kenneth L. Walker	54	Corporate Vice President, General Counsel and Secretary
Steven Barnes	43	Director
John R. Baron	46	Director
Josh Bekenstein	44	Director
Paul Edgerley	47	Director
Andrew S. Janower	34	Director
James W. Johnston	57	Director

The present principal occupations and recent employment history of each of our executive officers, key employees and directors listed above is as follows:

Executive Officers

Ronald L. Jones.    Mr. Jones, age 60, has been our Chairman since March 1998. From March 1996 until April 2002, he served as Chief Executive Officer and was President from March 1996 until January 2001. From October 1988 until joining us, Mr. Jones served as President of Masco Home Furnishings. From 1983 to 1988, Mr. Jones was with HON Industries, most recently serving as President. He has been a director since March 1996.

David J. McIlquham.    Mr. McIlquham, age 48, has been our Chief Executive Officer since April 2002 and has been our President since January 2001. He had been Chief Operating Officer from January 2001 to April 2002. Prior to that, he had been Corporate Vice President Sales and Marketing since April 1998 and was Corporate Vice President Marketing since joining us in 1990 until 1998. He has been a director since April 2002.

Bruce Barman.    Mr. Barman, age 57, has been Corporate Vice President since joining us in 1995.

Al Boulden.    Mr. Boulden, age 56, has been Corporate Vice President Sales since August 2001. Since joining us in 1991, Mr. Boulden has served in numerous sales positions.

Jeffrey C. Claypool.    Mr. Claypool, age 55, has been Corporate Vice President Human Resources since joining us in September 1991.

Charles Dawson.    Mr. Dawson, age 46, has been Corporate Vice President, National Accounts since July 2001. Since joining us in 1986, Mr. Dawson has served in numerous sales positions.

James B. Hirshorn.    Mr. Hirshorn, age 37, has been Corporate Vice President, Chief Financial Officer since November 2002. From 1999 until joining us, Mr. Hirshorn was a Vice President with Bain Capital Inc., an investment and leveraged buyout firm. From 1993 until 1999, he was employed by Bain & Company Inc., consulting firm.

Mark Hobson.    Mr. Hobson, age 43, has been Corporate Vice President Marketing since August 2001. Since joining us in 1990, Mr. Hobson has served in numerous sales positions.

G. Michael Hofmann.    Mr. Hofmann, age 44, has been Corporate Vice President Operations since October 2002. From 1983 until joining us, Mr. Hofmann was with Hill-Rom Company, a medical equipment manufacturing firm, serving as its Vice President of Engineering from 2001 through 2002, and its Vice President and General Manager, European Capital Business Unit from 1995 through 2000.

Lawrence J. Rogers.    Mr. Rogers, age 54, has been the President of the International Bedding Group since January 2001. Prior to that, Mr. Rogers was Corporate Vice President and General Manager International since February 1994. Since joining us in 1979, Mr. Rogers has served in numerous other capacities within our operations, including President of Sealy of Canada.

Kenneth L. Walker.    Mr. Walker, age 54, has been Corporate Vice President, General Counsel and Secretary since joining us in May 1997.

Steven Barnes.    Mr. Barnes, age 43, is a Managing Director at Bain Capital, LLC and has been affiliated with Bain since 1988. Since 1988, he has been involved with various leveraged acquisitions and has served in various leadership positions with Bain Companies, including CEO of Dade Behring, President of Executone Business Solutions and President of The Holson Burnes Group. Mr. Barnes presently serves on several boards including Unisource, SigmaKalon and the Board of Overseers of Children’s Hospital in Boston. Prior to 1988, Mr. Barnes was with PricewaterhouseCoopers, where he worked in the Mergers and Acquisitions Support Group. He has been a director since March 2001.

John R. Baron.    Mr. Baron, age 46, is a General Partner at JP Morgan Partners and has been affiliated with JP Morgan Partners since 1993. Mr. Baron focuses on management buyouts in the consumer products and industrial/manufacturing sectors. Mr. Baron serves on the Board of Directors of Big Rock Sports, LLC. He has been a director since April 2002.

Josh Bekenstein.    Mr. Bekenstein, age 44, is a Managing Director of Bain. Mr. Bekenstein helped start Bain in 1984 and has been involved in numerous venture capital and leveraged acquisitions since 1984. Mr. Bekenstein presently serves on the Board of Directors of a number of public and private companies, including Waters Corporation and Bright Horizons Childrens Centers, Inc. Prior to Bain, Mr. Bekenstein was a consultant at Bain & Company, where he worked on strategy consulting projects for a number of Fortune 500 clients. He has been a director since December 1997.

Paul Edgerley.    Mr. Edgerley, age 47, has been a Managing Director of Bain since 1993. From 1990 to 1993 he was a General Partner of Bain Venture Capital, and from 1988 to 1990 he was a Principal of Bain Capital Partners. He serves on the Board of Directors of Anthony Crane Rental, LP, Steel Dynamics, Inc., Unisource Worldwide, Inc., and Walco International, Inc. He has been a director since December 1997.

Andrew S. Janower.     Mr. Janower, age 34, is a Managing Director of Charlesbank Capital Partners LLC, and has been affiliated with it since its formation in July, 1998. Previously, he had been employed as an Associate by Harvard Private Capital Group, Inc. Prior to joining Harvard Private Capital Group, Inc., Mr. Janower was a Consultant at Bain & Company and a research associate at Harvard Business School. He has been a director since December 1998.

James W. Johnston.    Mr. Johnston, age 57, is President and Chief Executive Officer of Stonemarker Enterprises, Inc., a consulting and investment company. Mr. Johnston was Vice Chairman RJR Nabisco, Inc.

from 1995 to 1996. He also served as Chairman and CEO of R. J. Reynolds Tobacco Co. from 1989 to 1995, Chairman of R. J. Reynolds Tobacco Co. from 1995 to 1996 and Chairman of R. J. Reynolds Tobacco International from 1993 to 1996. Mr. Johnston served on the board of RJR Nabisco, Inc. and RJR Nabisco Holdings Corp. from 1992 to 1996. From 1984 until joining Reynolds, Mr. Johnston was Division Executive, Northeast Division, of Citibank, N.A., a subsidiary of Citicorp, where he was responsible for Citibank’s New York Banking Division, its banking activities in upstate New York, Maine and Mid-Atlantic regions, and its national student loan business. He has been a director since March 1993.

Compensation of Executive Officers

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to us for each of the years ended December 1, 2002, December 2, 2001 and November 26, 2000, of those persons who served as (i) the chief executive officer during fiscal 2002, 2001 and 2000, and (ii) our other four most highly compensated executive officers for fiscal 2002, whom together with the chief executive officer we refer to collectively as the “Named Executive Officers”:

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation		Restricted Stock Award($)	Securities Underlying Options/SARS		All Other Compensation(b)
Ronald L. Jones	2002	$678,462	$—	$1,138,952	(a)	—	—		$23,209
Chairman	2001	686,129	—	5,551,034	(a)	—	—		15,045
	2000	641,170	1,000,399	24,414	(a)	—	—		22,856

David J. McIlquham	2002	406,920	229,632	—		—	400,000		22,387
President and Chief	2001	313,678	—	—		—	100,000	(c)	13,492
Executive Officer	2000	249,229	179,587	2,701	(a)	—	—		19,424

Lawrence J. Rogers	2002	274,725	96,840	—		—	27,000		21,024
President International	2001	254,665	—	—		—	25,000	(c)	12,211
Bedding Group	2000	229,792	168,593	—		—	—		17,910

Jeffrey Claypool	2002	229,622	80,379	—		—	15,000		17,575
Corp. Vice President	2001	220,667	—	—		—	—		10,579
Human Resources	2000	210,667	150,851	—		—	—		16,419

E. Lee Wyatt (d)	2002	258,029	103,503	—		—	—		19,747
Former Corp. Vice	2001	246,193	—	—		—	50,000	(c)	11,803
President Administration	2000	219,625	159,446	—		—	—		17,112
and Chief Financial Officer

(a)	Represents amounts paid on behalf of each of the Named Executive Officers for the following four respective categories of other annual compensation: (i) compensation recorded associated with the exercise of stock options, (ii) compensation associated with the pay out of previously deferred compensation, (iii) relocation expenses incurred and (iv) car and financial planning allowances paid on behalf of the Named executives. Amounts for each of the Named Executive Officers for each of the three respective preceding categories is as follows: Mr. Jones: (2002-$0, $1,114,538, $0, $24,414; 2001-$5,526,620, $0, $0, $24,414; 2000-$0, $0, $0, $24,414); Mr. McIlquham (2000-$0, $0, $2,701, $0).
(b)

Represents amounts paid on behalf of each of the Named Executive Officers for the following three respective categories of compensation: (i) premiums for life and accidental death and dismemberment insurance (ii) premiums for long-term disability benefits, and (iii) contributions to our defined contribution plans. Amounts for each of the Named Executive Officers for each of the three respective preceding categories is as follows: Mr. Jones: (2002-$2,171, $1,088, $19,950; 2001-$2,753, $1,292, $11,000; 2000-$2,664, $1,292, $18,900); Mr. McIlquham: (2002-$1,355, $1,082, $19,950; 2001-$1,300, $1,192, $11,000;

2000-$1,031, $947, $17,446); Mr. Rogers (2002-$914, $879, $19,231; 2001-$1,055, $968, $10,188; 2000-$952, $873, $16,085); Mr. Claypool (2002-$766, $735, $16,074; 2001-$913, $839, $8,827; 2000-$871, $801, $14,747); Mr. Wyatt (2002-$859, $826, $18,062; 2001-$1,019, $936, $9,848; 2000-$906, $831, $15,375)

(c)	In 2001, pursuant to the 1998 Stock Option Plan, we issued to the Named Executive Officers, ten-year non-qualified stock options to acquire shares of our Class A Common Stock at the then current fair market value exercise price of $12.00 per share.
(d)	Mr. Wyatt left the employment of Sealy on February 28, 2003. The bonus shown for 2002 was included in Mr. Wyatt’s severance payment.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants						Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term(a)
Name	Number of Securities Underlying Options/SARS Granted (#)		% of Total Options/SARS Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Ronald L. Jones	—		—	—	—	—	—
Chairman

David J. McIlquham	200,000	(b)	17.0%	$5.00	4/11/2012	$628,895	$1,593,793
President and Chief Executive
Officer	200,000		17.0%	$2.50	4/11/2012	$314,890	$796,896

Lawrence J. Rogers	27,000		2.3%	$5.00	7/10/2012	$84,901	$215,155
President International Bedding
Group

Jeffrey C. Claypool	15,000		1.3%	$5.00	7/10/2012	$47,617	$119,531
Corporate Vice President Human
Resources

E. Lee Wyatt(c)	—		—	—	—	—	—
Former Corporate Vice President
Administration and Chief
Financial Officer

(a)	Potential Realizable Value is based on certain assumed rates of appreciation from the option exercise price since our Board of Directors determined that the stock’s then current value was equal to or less than such option exercise price. These values are not intended to be a forecast of our stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock. There can be no assurance that the amounts reflected in this table will be achieved. In accordance with rules promulgated by the Securities and Exchange Commission, Potential realizable Value is based upon the exercise price of the options.
(b)	These options are premium-priced options, with an exercise price that was above the fair market value of the underlying shares on the grant date.
(c)	Mr. Wyatt stepped down as Corporate Vice President Administration and Chief Financial Officer in November of 2002 and subsequently left the company on February 28, 2003.

AGGREGATED OPTION/SAR EXERCISED IN LAST FISCAL YEAR

AND FY-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise (#)	Value Realized	Number Of Securities Underlying Unexercised Options/SARs At FY-End (#) Exercisable/unexercisable (a)	Value Of Unexercised In-the-money Options/ SARs At FY-End ($) Exercisable/ unexercisable (b) (c)
Ronald L. Jones	150,000	$-0-	384,000 / -0-	$-0- / -0-
Chairman
David J. McIlquham	—	—	184,000/496,000	$-0- / -0-
President and Chief Executive Officer
Lawrence J. Rogers	—	—	152,365/88,000	$435,147 / -0-
President International Bedding Group
Jeffrey C. Claypool	—	—	108,000/42,000	$-0- / -0-
Corporate Vice President Human Resources
E. Lee Wyatt(d)	—	—	72,000/68,000	$-0- / -0-
Former Corporate Vice President Administration and Chief Financial Officer

(a)	Includes options exercisable within 60 days after December 1, 2002.
(b)	Options are in-the-money if the fair market value of the Common Stock exceeds the exercise price.
(c)	Represents the total gain which would be realized if all in-the-money options beneficially held at December 1, 2002 were exercised, determined by multiplying the number of Shares underlying the options by the difference between the per share option exercise price and the estimated fair market value as of December 1, 2002.
(d)	Mr. Wyatt stepped down as Corporate Vice President Administration and Chief Financial Officer in November of 2002.

Compensation Pursuant To Plans and Other Arrangements

Severance Benefit Plans.    Effective December 1, 1992, we established the Sealy Executive Severance Benefit Plan for employees in certain salary grades. Benefit eligibility includes, with certain exceptions, termination as a result of a permanent reduction in work force or the closing of a plant or other facility, termination for inadequate job performance, termination of employment by the participant following a reduction in base compensation, reduction in salary grade which would result in the reduction in potential plan benefits or involuntary transfer to another location. Benefits include cash severance payments calculated using various multipliers varying by salary grade, subject to specified minimums and maximums depending on such salary grades. Such cash severance payments are made in equal semi-monthly installments calculated in accordance with the Executive Severance Plan until paid in full. Certain executive-level officers would be entitled to a minimum of one-year’s salary and a maximum of two-year’s salary under the Executive Severance Plan. However, if a Participant becomes employed prior to completion of the payment of benefits, such semi-monthly installments shall be reduced by the Participant’s base compensation for the corresponding period from the Participant’s new employer. Participants receiving cash severance payments under the Executive Severance Plan also would receive six months of contributory health and dental coverage and six months of group term life insurance coverage.

We currently follow the terminal accrual approach to accounting for severance benefits under the Executive Severance Plan and records the estimated cost of these benefits as expense at the date of the event giving rise to payment of the benefits.

Executive Employment Agreements.    We entered into an employment agreement with Ronald Jones providing for his employment as Chief Executive Officer. The agreement had an initial term of three years and a perpetual two-year term thereafter. The agreement currently provides for an annual base salary of $530,000, subject to annual increase by our Board of Directors, plus a performance bonus and grants Mr. Jones the right to require us to repurchase certain securities of Sealy Corporation held by Mr. Jones. On April 10, 2002, Mr. Jones stepped down as Chief Executive Officer and entered into a new five year employment contract which provided him with an annual salary of $644,712 with no bonus.

On May 1, 2002, Mr. McIlquham entered into an employment agreement with us as Chief Executive Officer. That agreement provides for an annual base salary of $450,000, subject to annual increase by our Board of Directors plus a performance bonus between zero and one hundred twenty percent of his base salary. In addition, ten other of our employees including Lawrence J. Rogers, Jeffrey C. Claypool and E. Lee Wyatt, have entered into employment agreements that provide, among other things, a perpetual one-year employment term thereafter, during which such employees will receive base salary (not less than their current salary) and a performance bonus between zero and seventy percent of their base salary (which was subsequently increased to a maximum of 80% for Mr. Wyatt) and substantially the same benefits as they received as of the date of such agreements. For the fiscal year ending December 1, 2002, the compensation committee of our Board of Directors determined that the bonuses to be paid pursuant to those employment agreements were to be based 70% on our achievement of an EBITDA target, adjusted for certain items and 30% on our achievement of a Return on Net Tangible Assets target. Each such target represented an improvement over our prior year performance.

Deferred Compensation Agreements.    On December 18, 1997, we entered into a deferred compensation agreement with Mr. Jones pursuant to which Mr. Jones elected to defer $1,114,538 of compensation. Pursuant to the terms of Mr. Jones’ April 10, 2002, employment agreement that $1,114,538 was paid to Mr. Jones on July 1, 2002. In addition, on December 18, 1997, six employees, including Lawrence J. Rogers, entered into deferred compensation agreements with us pursuant to which such employees elected to defer an aggregate $522,518 of compensation, in each case, until either December 18, 2007 or, in certain instances, such earlier date as provided in such deferred compensation agreements.

Severance Benefit Plans.    In addition, certain executives and other employees are eligible for benefits under our severance benefit plans and certain other agreements, which provide for cash severance payments equal to their base salary and, in some instances, bonuses (from periods ranging from two weeks to two years) and for the continuation of certain benefits. On October 10, 2002, we entered into an agreement with Mr. Wyatt which provides for the termination of his employment with us and provides him with $465,764 in severance in lieu of his rights under our Executive Severance Plan and his employment agreement. In July of 2002 the Board of Directors provided 12 employees with a waiver of our stock repurchase right and a cashless exercise program (utilizing stock owned for at least six months) for stock acquired under our stock option program, if the employee’s employment with us terminates as the result of death, disability or retirement.

Management Incentive Plan.    We provide performance-based compensation awards to executive officers and key employees for achievement each year as part of a bonus plan. Such compensation awards are a function of individual performance and corporate results. The qualitative and quantitative criteria will be determined from time to time by our Board of Directors and currently include such factors as EBITDA and net debt level.

Management Equity Participation in the Transactions.    In connection with our 1997 recapitalization, certain of our employees, whom we refer to as the Management Investors, acquired common stock of Sealy Corporation and/or fully vested options to acquire common stock of Sealy Corporation in exchange for either (i) cash or (ii) preferred stock and/or options held by such Management Investors prior to such recapitalization. Upon a Management Investor’s termination of employment with us, the exercise period of such options held by such Management Investor will be reduced to a period ending no later than six months after such Management Investor’s termination. If such termination occurs prior to a qualified initial public offering of Sealy Corporation’s common stock, then we shall have the right to repurchase the common stock of Sealy Corporation held by such Management Investor and only if the Management Investor is terminated without “cause” (as defined in his employment agreement), such Management Investor shall have the right to require Parent to repurchase the common stock of Sealy Corporation held by such Management Investor.

Sealy Corporation 1998 Stock Option Plan.    In order to provide additional financial incentives for certain of our employees, such employees were granted and are expected to periodically be granted options to purchase additional common stock of Sealy Corporation pursuant to the Sealy Corporation 1998 Stock Option Plan. Such options vest and become exercisable upon (i) certain threshold dates or (ii) a change of control or sale of Sealy Corporation. Upon an employee’s termination of employment with us, all of such employee’s unvested options will expire, the exercise period of all such employee’s vested options will be reduced to a period ending no later than six months after such employee’s termination, and if such termination occurs prior to a qualified initial public offering of the Sealy Corporation’s common stock, then Sealy Corporation shall have the right to repurchase the common stock of Sealy Corporation held by such employee.

Remuneration of Directors.    We reimburse all directors for any out-of-pocket expenses incurred by them in connection with services provided in such capacity. Mr. Johnston receives an annual retainer of $30,000, reduced by $1,000 for each Board meeting not attended, plus $1,000 ($1,250 if he is Committee Chairman) for each Board of Directors committee meeting attended if such meeting is on a date other than a Board meeting date.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

As of January 31, 2003, our outstanding capital stock consisted of 14,062,894 shares of Class A common stock, par value $0.01 per share, 14,039,839 shares of Class B Common stock, par value $0.01 per share, 1,540,951 shares of Class L common stock, par value $0.01 per share, and 1,612,057 shares of Class M common stock, par value $0.01 per share. The shares of Class A Common and Class L Common each entitle the holder thereof to one vote per share on all matters to be voted upon by our stockholders, including the election of directors, and are otherwise identical, except that the shares of Class L Common are entitled to a preference over Class A Common with respect to any distribution by us to holders of our capital stock equal to the original cost of such share ($40.50) plus an amount which accrues on a daily basis at a rate of 10% per annum, compounded annually. Class B Common and Class M Common are otherwise identical, except that the shares of Class M Common are entitled to a preference over Class B Common with respect to any distribution by us to holders of our capital stock equal to the original cost of such share ($40.50) plus an amount which accrues on a daily basis at a rate of 10% per annum, compounded annually. The Class B Common is identical to the Class A Common and the Class M Common is identical to the Class L Common except that the Class B Common and the Class M Common are nonvoting. The Class B Common and the Class M Common are convertible into Class A Common and Class L Common, respectively, automatically upon consummation of an initial public offering by us. Our Board of Directors is authorized to issue preferred stock, par value $0.01 per share, with such designations and other terms as may be stated in the resolutions providing for the issue of any such preferred stock adopted from time to time by the Board of Directors.

The following table sets forth certain information regarding the beneficial ownership of each class of common stock held by each person (other than directors and executive officers of the company) known to us to own more than 5% of our outstanding voting common stock. To our knowledge, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Shares Beneficially Owned
	Class A Common		Class B Common		Class L Common		Class M Common
	Number Shares	Percentage of Class	Number Shares	Percentage of Class	Number Shares	Percentage of Class	Number Shares	Percentage of Class
Principal Stockholders:
Bain Funds(1)	6,582,768	46.8%	4,366,179	31.1%	692,055	44.9%	524,051	32.5%
c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199

Harvard Private Capital Holdings, Inc	4,352,470	31.0%	—	—	483,431	31.4%	—	—
c/o Harvard Management Company, Inc. 600 Atlantic Avenue Boston, MA 02210

(1)	Amounts shown reflect the aggregate number of shares of Class A Common and Class L Common held by Bain Capital Fund V, L.P. (“Fund V”), Bain Capital Fund V-B, L.P., BCIP Trust Associates, L.P. (“BCIP Trust”) and BCIP Associates (“BCIP”) (collectively, the “Bain Funds”), for the Bain Funds and Messrs. Barnes, Bekenstein, and Edgerley.

The following table sets forth certain information regarding the beneficial ownership of each class of common stock held by each of our directors, each Named Executive Officer, the Executive Officers, and our directors and executive officers as group. To our knowledge, each of such stockholders has sole voting and investment power as to the shares shown unless otherwise noted. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Shares Beneficially Owned
	Class A Common		Class B Common		Class L Common		Class M Common
	Number Shares	Percentage of Class	Number Shares	Percentage of Class	Number Shares	Percentage of Class	Number Shares	Percentage of Class
Directors & Executive Officers:

Josh Bekenstein(1)(2)	6,582,470	46.8%	—	—	692,055	44.9%	—	—
c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199

Paul Edgerley(1)(2)	6,582,470	46.8%	—	—	692,055	44.9%	—	—
c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199

Steven Barnes(1)(2)	6,582,470	46.8%	—	—	692,055	44.9%	—	—
c/o Bain Capital, LLC 111 Huntington Avenue Boston, MA 02199

Andrew S. Janower(3)	4,352,470	31.0%	—	—	493,827	31.4%	—	—
c/o Charlesbank Capital Partners LLC 600 Atlantic Avenue Boston, MA 02210

Ronald L. Jones(4)	533,402	3.7%	—	—	115,670	7.5%	—	—
c/o Sealy Corporation One Office Parkway Trinity, NC 27230

E. Lee Wyatt(5)	93,890	*	—	—	210	*	—	—
c/o Sealy Corporation One Office Parkway Trinity, NC 27230

Jeffrey C. Claypool(5)	153,999	1.1%	—	—	5,111	*	—	—
c/o Sealy Corporation One Office Parkway Trinity, NC 27230

David J. McIlquham(5)	234,355	1.6%	—	—	5,595	*	—	—
c/o Sealy Corporation One Office Parkway Trinity, NC 27230

Lawrence J. Rogers(5)	227,646	1.6%	—	—	9,294	*	—	—
c/o Sealy Corporation One Office Parkway Trinity, NC 27230

Executive Officers (6) as a group (12 persons)	1,594,295	10.7%	—	—	150,547	9.7%	—	—

All directors and executive officers as a group (18 persons)	12,607,644	83.8%	—	—	1,324,894	85.0%	—	—

*	Less than one percent
(1)	Amounts shown reflect the aggregate number of shares of Class A Common and Class L Common held by Bain Capital Fund V, L.P. (“Fund V”), Bain Capital Fund V-B, L.P., BCIP Trust Associates, L.P. (“BCIP

Trust”) and BCIP Associates (“BCIP”) (collectively, the “Bain Funds”), for the Bain Funds and Messrs. Bekenstein, Edgerley and Barnes.
(2)	Messrs. Bekenstein, Edgerley and Barnes are each Managing Directors of Bain Capital Investors V., Inc., the sole general partner of BCPV, and are limited partners of BCPV, the sole general partner of Fund V and Fund V-B. Accordingly, Messrs. Bekenstein, Edgerley and Barnes may be deemed to beneficially own shares owned by Fund V and Fund V-B. In addition, Messrs. Bekenstein, Edgerley and Barnes are each general partners of BCIP and BCIP Trust and, accordingly, may be deemed to beneficially own shares owned by such funds. Each such person disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.
(3)	Mr. Janower is a Managing Director of Charlesbank Capital Partners LLC, an affiliate of Harvard Private Capital Holdings, Inc. (“Harvard”). Accordingly, Mr. Janower may be deemed to beneficially own shares owned by Harvard. Mr. Janower disclaims beneficial ownership of any such shares in which he does not have a pecuniary interest.
(4)	Includes 234,000 shares of Class A Common issuable upon exercise of outstanding and currently exercisable options.
(5)	Amounts shown reflect shares issuable upon exercise of outstanding and currently exercisable options.
(6)	The Executive Officers consist of Messrs. Jones, McIlquham, Rogers, Wyatt, Claypool, Barman, Boulden, Dawson, Hirshorn, Hobson, Hofmann and Walker. Includes 830,000 shares of Class A Common and 16,730 shares of Class L Common issuable upon exercise of currently exercisable options.

Stockholders Agreement

In December 1997, we and certain of our stockholders, including the Bain Funds, Harvard and the LLCs entered into a stockholders agreement. The stockholders agreement: (i) requires that each of the parties thereto vote all of our voting securities held by them and to cause three designees of the Bain Funds and one designee of Harvard to be elected to the Board of Directors; (ii) grants us and the Bain Funds a right of first offer on any proposed transfer of shares of our capital stock held by Harvard or the LLCs; (iii) grants Harvard a right of first offer on any proposed transfer of shares of our capital stock held by the Bain Funds; (iv) grants tag-along rights (rights to participate on a pro rata basis in sales of stock by other shareholders) on certain transfers of shares of our capital stock; and (v) requires the stockholders to consent to a sale of us to an independent third party if such sale is approved by holders constituting a majority of our then outstanding shares of voting common stock. Certain of the foregoing provisions of the stockholders agreement will terminate upon the consummation of an initial Public Offering or an Approved Sale (as each is defined in the stockholders agreement). Certain of the stockholders, including Bain, received one-time transaction fees aggregating $8.9 million upon consummation of the Transactions.

Related Party Transactions

In December 1997, we entered into a Management Services Agreement with Bain pursuant to which Bain has agreed to provide: (i) general management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financial alternatives; and (iv) other services agreed upon by us and Bain. In exchange for such services, Bain will receive: (i) an annual management fee of $2.0 million, plus reasonable out-of-pocket expenses (payable quarterly); and (ii) a transaction fee in an amount equal to 1.0% of the aggregate transaction value in connection with the consummation of any additional acquisition or divestiture by us and of each financing or refinancing. The Management Services Agreement has an initial term of five years, subject to automatic one-year extensions unless we or Bain provide written notice of termination. We paid $850,000 in fiscal 2002, $1,134,000 in fiscal 2001 and $558,000 in fiscal 2000 to a company that employs Ronald L. Jones’ son for web site development services. We believe that the amounts paid are comparable to that which would be paid to an unaffiliated party in an arm’s length transaction.

Registration Rights Agreement

In December 1997, we and certain of our stockholders, including the Bain Funds, Harvard and the LLCs entered into a registration rights agreement. Under the registration rights agreement, the holders of a majority of the Registrable Securities (as defined in the registration rights agreement) owned by the Bain Funds have the right, subject to certain conditions, to require us to register any or all of their shares of our common stock under the Securities Act at expense. In addition, all holders of Registrable Securities are entitled to request the inclusion of any share of our common stock subject to the registration rights agreement in any registration statement at our expense whenever we propose to register any of our common stock under the Securities Act. In connection with all such registrations, we have agreed to indemnify all holders of Registrable Securities against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

Our subsidiary, Sealy Mattress Company is a party to two senior credit agreements. We guarantee Sealy Mattress Company’s obligations under those agreements.

The senior credit agreements currently provide for loans of up to $309.1 million, consisting of:

•	a $50 million U.S. revolving credit facility, of which $34.1 million is currently available for borrowing;

•	$64.0 million in amortization extended term loans (“AXELs”) Series B;

•	$85.6 million in AXELs Series C; and

•	$109.5 million in AXELs Series D.

The senior credit agreements are secured by a first priority security interest over all of the assets of ourselves and our domestic subsidiaries. Our borrowings under the senior credit agreements bear interest at a floating base rate, plus certain additional interest rates which differ for the various loans under the senior credit agreements, up to a maximum of 2.5% for AXELs Series D.

In addition, the senior credit agreements provide for mandatory repayments, based on a percentage of the net proceeds of asset sales, the proceeds of insurance, the proceeds of the issue by us of debt and equity, and excess cash flow, subject to certain exceptions (including an ability to reinvest net proceeds in our business) in each case.

The senior credit agreements also require us to meet certain financial tests, including minimum levels of EBITDA, a minimum interest coverage ratio and a maximum leverage ratio. The senior credit agreements also contain covenants which, among other things, limit our indebtedness and/or the incurrence of additional indebtedness, investments, contingent obligations, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness (including on our senior subordinated notes and our senior subordinated discount notes), liens and encumbrances and other matters customarily restricted in such agreements.

The senior credit agreements contain customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness, certain events of bankruptcy and insolvency, events relating to ERISA plans, judgment defaults, the failure of any guaranty or security document supporting the senior credit agreements to be in full force and effect, and a change of control of either ourselves or Sealy Mattress Company.

In addition, Sealy Canada Limited is a party to a credit facility providing for borrowings in Canadian currency up to C$20 million, of which C$10 million was available on March 2, 2003 and Sealy’s European subsidiaries are parties to credit facilities providing for borrowing of up to €27.8 million, of which €23.9 million was available on March 2, 2003.

Senior Subordinated Notes and Senior Subordinated Discount Notes

Sealy Mattress Company has two outstanding classes of publicly traded notes, its 10.875% Senior Subordinated Discount Notes due 2007 and its 9.875% Senior Subordinated Notes due 2007. We and our subsidiaries guarantee Sealy Mattress Company’s obligations under both classes of notes.

The Senior Subordinated Notes were issued pursuant to an indenture, dated December 18, 1997, among Sealy Mattress Company, the guarantors of the Senior Subordinated Notes and The Bank of York, as Trustee. The indenture is limited in aggregate principal amount to $300.0 million, of which $125.0 million was issued on December 18, 1997, $125.0 million was issued on April 10, 2001 and $50.0 million was issued on May 2, 2003. The $50.0 million of notes sold on May 2, 2003 were also issued pursuant to the December 18, 1997 indenture and have terms identical to the other outstanding 9.875% Senior Subordinated Notes. A description of the terms of the notes can be found below under the heading “Description of Notes.”

The Senior Subordinated Discount Notes were issued pursuant to a separate indenture, dated December 18, 1997, among Sealy Mattress Company, the guarantors of the Senior Subordinated Discount Notes and The Bank of New York, as Trustee. The discount notes indenture is limited in aggregate principal amount to $275.0 million of which $128.0 million was issued in December 1997.

The discount notes were offered at a substantial discount from their principal amount at maturity. Until December 15, 2002, no interest, other than liquidated damages, if applicable, accrued or was paid in cash on the discount notes. However, a value representing the amortization of the original issue discount between the issuance date and December 15, 2002 (referred to as the accreted value), accreted on the discount notes on a semi-annual bond equivalent basis.

On December 15, 2002, interest on the discount notes began to accrue at the rate of 10.875% per annum and will be payable in cash semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2003, to holders of the discount notes on the immediately preceding June 1 and December 1. Interest on the discount notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from December 15, 2002.

Except as provided below, Sealy Mattress Company may redeem the discount notes at its option at any time, in whole or in part, upon not less than 30 nor more than 60 days’ notice. However, if Sealy Mattress Company chooses to redeem, it must do so at the redemption prices, expressed as percentages of the principal amount of the discount notes, set forth in the table below. Sealy Mattress Company must also pay the accrued and unpaid interest and liquidated damages attaching to the discount notes to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage of Principal Amount
2002	105.437%
2003	103.625%
2004	101.812%
2005 and thereafter	100.000%

Junior Subordinated Notes

As of March 2, 2003, we had junior subordinated notes outstanding in the principal amount of $46.6 million. These notes were issued as part of a recapitalization we underwent in December 1997. The junior subordinated notes bear interest at a rate of 10% per annum, payable on the last day of each quarter. If we elect not to pay accrued interest, the principal amount of the notes is increased at a rate of 12% per annum. Unless we are in default under our senior subordinated notes or our senior subordinated discount notes, or under our senior credit agreements, we are required to prepay the junior subordinated notes (including accrued interest) upon the consummation of an initial public offering of our stock, where the aggregate proceeds exceed $100,000,000.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of certain items used in this description under the subheading “—Definitions.” In this description, the “Company” refers only to Sealy Mattress Company and not to any of its subsidiaries and “Parent” refers to Sealy Corporation.

The Company will issue the exchange notes under an indenture, dated December 18, 1997, among the Company, the Guarantors and The Bank of New York, as trustee in a private transaction that is not subject to the registration requirements of the Securities Act. See “Notice to Investors.” The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the exchange notes. Copies of the indenture and the registration rights agreement are available as set forth below under the subheading “—Additional Information.”

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Exchange Notes

The exchange notes:

•	are general unsecured obligations of the Company;

•	are subordinated in right of payment to all current and future Senior Debt; and

•	are equal in right of payment to all of our to all current future Senior Subordinated Debt.

As of March 7, 2003, as adjusted to give effect to our sale of notes on May 2, 2003, the Company had Senior Debt of approximately $273.5 million and, through its Subsidiaries, had additional liabilities, including trade payables and lease obligations, aggregating approximately $762.8 million. The Indenture will permit the incurrence of additional Senior Debt in the future.

The operations of the Company are primarily conducted through its Subsidiaries and, therefore, the Company is primarily dependent upon the cash flow of its Subsidiaries to meet its obligations, including its obligations under the exchange notes. As a result, the exchange notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company’s Subsidiaries except to the extent of the Note Guarantees. Only certain of the Company’s U.S. Subsidiaries will be Subsidiary Guarantors of the exchange notes. Any right of the Company to receive assets of any of its Non-Guarantor Subsidiaries upon the latter’s liquidation or reorganization (and the consequent right of the Holders of the exchange notes to participate in those assets) will be effectively subordinated to the claims of that Subsidiary’s creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company. As of March 2, 2003, the Company’s Non-Guarantor Subsidiaries have, in the aggregate, approximately $178.5 million of liabilities after giving pro forma effect to the application of proceeds from our sale of notes on May 2, 2003, of which $106.1 million represent intercompany liabilities. See “Risk Factors—Your right to receive payment on the exchange notes and the guarantees is junior to all of our senior debt and equal in rights to our existing senior subordinated debt.”

As of the date of the Indenture, all of the Company’s Subsidiaries are Restricted Subsidiaries. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not be subject to many of the restrictive covenants set forth in the Indenture. See “—Covenants—Restricted Payments.”

Subordination

The payment of the Company’s Obligations with respect to the exchange notes are subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or Cash Equivalents of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

Upon any distributions to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company’s assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of such Senior Debt, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, before the Holders of exchange notes will be entitled to receive any payment with respect to the exchange notes, and until all Obligations with respect to Senior Debt are paid in full in cash or Cash Equivalents, any distribution to which the Holders of exchange notes would be entitled shall be made to the holders of Senior Debt, except that Holders of exchange notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance.”

The Company also may not make any payment upon or in respect of the exchange notes, except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance,” if:

(1)	a default in the payment of the principal of, premium, if any, interest or Liquidated Damages, if any, on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or;

(2)	any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of any Designated Senior Debt. Payments on the exchange notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

No new period of payment blockage may be commenced unless and until:

(1)	360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, premium, if any, interest and Liquidated Damages on the exchange notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 180 days.

The indenture requires that the Company promptly notify holders of Senior Debt if payment of the exchange notes is accelerated because of an Event of Default.

“Designated Senior Debt” means:

(1)	any Indebtedness outstanding under the Senior Credit Agreements; and

(2)	after payment in full of all Indebtedness outstanding under the Senior Credit Agreements, any other Senior Debt permitted under the Indenture, the principal amount of which is $25.0 million or more, and that has been designated by the Company as “Designated Senior Debt.”

“Permitted Junior Securities” means Equity Interests in the Company or any Guarantor or debt securities that are unsecured and are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the exchange notes are subordinated to

Senior Debt pursuant to Article 10 of the Indenture without limiting the foregoing, such securities shall have no required principal payments until after the final maturity of all Senior Debt.

“Senior Debt” means:

(1)	all Indebtedness of the Company or any of the Guarantors outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2)	any other Indebtedness permitted to be incurred by the Company under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the exchange notes; and

(3)	all Obligations with respect to the foregoing.

Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include:

(1)	any liability for Federal, state, local or other taxes owed or owing by the Company;

(2)	any Indebtedness of the Company to any of its Subsidiaries or other Affiliates;

(3)	any trade payables; or

(4)	any Indebtedness that is incurred in violation of the Indenture.

Note Guarantees

The Company’s payment obligations under the exchange notes are jointly and severally guaranteed (the “Note Guarantees”) by the Subsidiary Guarantors and Parent (together with the Subsidiary Guarantors, the “Guarantors”). Note Guarantees will not be provided by the Non-Guarantor Subsidiaries. The Note Guarantee of each Guarantor will be subordinated to the prior payment in full in cash or cash equivalents of all Senior Debt of such Guarantor, which would include approximately $273.5 million of Senior Debt outstanding as of March 2, 2003, as adjusted to give effect to the use of proceeds from our sale of notes on May 2, 2003, and the amounts for which the Guarantors will be liable under the Guarantees issued from time to time with respect to Senior Debt. The obligations of each Guarantor under its Note Guarantees will be limited so as not to constitute a fraudulent conveyance under applicable law. Please see, “Risk Factors—Risk of Fraudulent Transfer.”

Subject to the provisions of the following paragraph, the indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor unless:

(1)	subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the exchange notes, the Indenture and the registration rights agreement;

(2)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(3)	the Company would be permitted by virtue of the Company’s pro forma Consolidated Fixed Charge Coverage Ratio, immediately after giving effect to such transaction to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Except as set forth in this paragraph, the indenture does not prohibit the merger of two of the Company’s Restricted Subsidiaries or the merger of a Restricted Subsidiary into the Company.

The indenture provides that in the event of a sale or other disposition of all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Subsidiary Guarantor, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Note Guarantees; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the provisions of the Indenture. See “Redemption or Repurchase at Option of Holders—Asset Sales.” The limitations and restrictions in the Indenture do not apply to, limit or restrict the operations of Parent.

Principal, Maturity and Interest

The exchange notes are limited in aggregate principal amount to $300.0 million, of which $250.0 million have already been issued and an additional $50.0 million will be issued pursuant to this exchange offer, and will mature on December 15, 2007. Interest on the exchange notes will accrue at the rate of 9.875% per annum and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on December 15, 2003, to Holders of record on the immediately preceding June 1 and December 1. Additional exchange notes may be issued from time to time after the date of the indenture, subject to the provisions of the indenture, including those described below under the caption “—Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Interest on the exchange notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, interest and Liquidated Damages, if any, on the exchange notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the exchange notes at their respective addresses set forth in the register of Holders of exchange notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to exchange notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company’s office or agency in New York will be the office of the Trustee maintained for such purpose. The exchange notes will be issued in denominations of $1,000 and integral multiples thereof.

Optional Redemption

The exchange notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage of Principal Amount
2002	104.937%
2003	103.292%
2004	101.646%
2005 and thereafter	100.000%

Selection and Notice

If less than all of the exchange notes are to be redeemed at any time, selection of exchange notes for redemption will be made by the Trustee from among the exchange notes that are then outstanding in compliance with the requirements of the principal national securities exchange, if any, on which the exchange notes are listed, or, if the exchange notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no exchange notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of exchange notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original note. Exchange notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on exchange notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the exchange notes.

Repurchase at the Option of Holders

Change of Control

Upon the occurrence of a Change of Control, each Holder of exchange notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s exchange notes pursuant to the offer described below (the “Change of Control Offer”) at an offer price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase. Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase exchange notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the exchange notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all exchange notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all exchange notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the exchange notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of exchange notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of exchange notes so tendered the Change of Control Payment for such exchange notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the exchange notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Indenture provides that, prior to the mailing of any notice required by the Indenture, but in any event within 30 days following any Change of Control, the Company will:

(1)

repay in full in cash and terminate all commitments under Indebtedness under the Senior Credit Agreements and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full in cash and terminate all commitments under all Indebtedness under the Senior

Credit Agreements and all other such Senior Debt and to repay the Indebtedness owed to each lender under the Senior Credit Agreements that has accepted such offer; or

(2)	obtain the requisite consents under the Senior Credit Agreements and all such other Senior Debt to permit the repurchase of the exchange notes as provided above. The Company shall first comply with this covenant before it shall be required to repurchase exchange notes pursuant to the provisions described in the indenture. The Company’s failure to comply with the immediately preceding sentence shall constitute an Event of Default described in clause (3) and not in clause (2) under “Events of Default” below.

The Senior Credit Agreements restrict the Company’s ability to prepay debt, including the exchange notes, and also provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing exchange notes, the Company could seek the consent of its lenders to the purchase of exchange notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing exchange notes. In such case, the Company’s failure to purchase tendered exchange notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Senior Credit Agreements. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of exchange notes.

The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control the Indenture does not contain provisions that permit the Holders of the exchange notes to require that the Company repurchase or redeem the exchange notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if:

(1)	a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all exchange notes validly tendered and not withdrawn under such Change of Control Offer; or

(2)	the Company exercises its option to purchase all the exchange notes upon a Change of Control as described above under the caption “Optional Redemption.”

“Change of Control” means the occurrence of one or more of the following events:

(1)	any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons, as defined in Section 13(d) of the Exchange Act (a “Group”), whether or not otherwise in compliance with the provisions of the Indenture, other than Bain Capital, Inc. and its Related Parties;

(2)	the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3)	any Person or Group (other than Bain Capital, Inc. and its Related Parties) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Voting Stock of Parent or any successor to all or substantially all of its assets;

(4)	the first day on which a majority of the members of the Board of Directors of the Company or Parent are not Continuing Directors; or

(5)	the first day on which Parent ceases to hold 100% of the outstanding Equity Interests of the Company, other than as a result of a Merger of the Company and Parent permitted by the indenture.

The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all”, there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of exchange notes to require the Company to repurchase such exchange notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

“Continuing Directors” means:, as of any date of determination, any member of the Board of Directors of the Company who:

(1)	was a member of such Board of Directors on the date of the Indenture; or

(2)	was nominated for election or elected to such Board of Directors by any of the Principals or with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Principals” means the Parent, Bain Capital, Inc. and any other stockholder of Parent that owns at least 10% of the outstanding Equity Interests of Parent as of the date of issuance of the exchange notes.

“Related Party” with respect to any Principal means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal; or

(2)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (1).

Asset Sales

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2)	at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be cash or Cash Equivalents; provided that the amount of

(a)	any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the exchange notes) that are assumed by the transferee of any such assets,

(b)	any exchange notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), and

(c)

any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed 10% of Total Assets at the time of the receipt of such Designated

Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), shall be deemed to be cash for the purposes of this provision; and

(3)	upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either

(a)	to repay any Senior Debt and, in the case of any Senior Debt under any revolving credit facility, effect a commitment reduction under such revolving credit facility,

(b)	to reinvest in Productive Assets, or

(c)	a combination of prepayment, repurchase and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Cash Proceeds in Cash Equivalents. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3)(a), (3)(b) or (3)(c) of the next preceding sentence (each, a “Net Proceeds Offer Trigger Date”), the aggregate amount of Net Cash Proceeds that have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clause (3)(a), (3)(b) and (3)(c) of the next preceding sentence (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis that amount of exchange notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the exchange notes to be purchased, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration (including any Designated Noncash Consideration) received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $10.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $10.0 million, at which time the Company or such Restricted Subsidiary shall apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer (the first date the aggregate of all such deferred Net Proceeds Offer Amounts is equal to $10.0 million or more shall be deemed to be a “Net Proceeds Offer Trigger Date”).

Notwithstanding the two immediately preceding paragraphs, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent (1) at least 75% of the consideration for such Asset Sale constitutes Productive Assets, cash, Cash Equivalents and/or Marketable Securities and (2) such Asset Sale is for fair market value (as determined in good faith by the Company’s Board of Directors); provided that any consideration not constituting Productive Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall be subject to the provisions of the two preceding paragraphs.

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their exchange notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender exchange notes in an amount exceeding the Net Proceeds Offer Amount, exchange notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. To the extent that the aggregate amount of exchange notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Company may use any remaining Net Proceeds Offer Amount for general corporate purposes. Upon completion of any such Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of exchange notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue thereof.

Covenants

Restricted Payments

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of the Company’s Equity Interests, including, without limitation, any payment in connection with any merger or consolidation involving the Company, or to the direct or indirect holders of the Company’s Equity Interests in their capacity as such (other than dividends or distributions payable in Qualified Capital Stock of the Company);

(2)	purchase, redeem or otherwise acquire or retire for value, including, without limitation, in connection with any merger or consolidation involving the Company, any Equity Interests of the Company or any direct or indirect parent of the Company; or

(3)	make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(b)	the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Four-Quarter Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (3), (5), (6), (8) and (9) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i)

50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(ii)	100% of the aggregate net cash proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) received by the Company since the date of the Indenture as a contribution to its common equity capital (other than from a Subsidiary or that were financed with loans from the Company or any Restricted Subsidiary) or from the issue or sale of Qualified Capital Stock (including Capital Stock issued upon the conversion of convertible Indebtedness or in exchange for outstanding Indebtedness) of the Company (excluding any net proceeds from an Equity Offering or capital contribution to the extent used to redeem exchange notes in accordance with the optional redemption provisions of the exchange notes) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into Qualified Capital Stock (other than Qualified Capital Stock (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company), plus

(iii)	100% of the aggregate net proceeds (including the fair market value of property other than cash that would constitute Marketable Securities or a Permitted Business) of any (A) sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries or (B) dividend from, or the sale of the stock of, an Unrestricted Subsidiary.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of such dividend or notice of such redemption if the dividend or payment of the redemption price, as the case may be, would have been permitted on the date of declaration or notice;

(2)	if no Event of Default shall have occurred and be continuing or shall occur as a consequence thereof, the acquisition of any shares of Capital Stock of the Company (the “Retired Capital Stock”), either (a) solely in exchange for shares of Qualified Capital Stock of the Company (the “Refunding Capital Stock”), or (b) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company, and, in the case of subclause (a) of this clause (2), if immediately prior to the retirement of the Retired Capital Stock the declaration and payment of dividends thereon was permitted under clause (3) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement; provided that at the time of the declaration of any such dividends on the Refunding Capital Stock, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(3)	if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the date of the indenture (including, without limitation, the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph); provided that, at the time of such issuance, the Company, after giving effect to such issuance on a pro forma basis, would have had a Consolidated Fixed Charge Coverage Ratio of at least 2.0 to 1.0 for the most recent Four-Quarter Period;

(4)

payments to Parent for the purpose of permitting, and in an amount equal to the amount required to permit, Parent to redeem or repurchase Parent’s common equity or options in respect thereof, in each case in connection with the repurchase provisions of employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that all such redemptions or repurchases pursuant to this clause (4) shall not exceed $12.5 million (which amount shall be increased by the amount of any net cash proceeds received from the sale since the date of the Indenture of Equity Interests (other than Disqualified Stock) to members of the Company’s management team that have not otherwise been applied to the payment of Restricted Payments pursuant to the terms of the preceding paragraph (c) and by the cash proceeds of any “key-man” life insurance policies which are used to make such redemptions or repurchases) in the aggregate since the date of the Indenture; provided, further, that the cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with such a repurchase of Capital Stock of Parent will not be deemed to constitute a Restricted Payment under the Indenture;

(5)	the making of distributions, loans or advances to Parent in an amount not to exceed $1.5 million per annum in order to permit Parent to pay the ordinary operating expenses of Parent (including, without limitation, directors’ fees, indemnification obligations, professional fees and expenses, but excluding any payments on or repurchases of the Seller Note);

(6)	payments to Parent in respect of taxes pursuant to the terms of the Tax Allocation Agreement as in effect on the date of the Indenture and as amended from time to time pursuant to amendments that do not increase the amounts payable by the Company or any of its Restricted Subsidiaries thereunder;

(7)	if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and the Company would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, other Restricted Payments in an aggregate amount not to exceed $12.5 million since the date of the Indenture;

(8)	repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof; and

(9)	distributions to Parent to fund the Transactions (as described under “Use of Proceeds”) and payments with respect to Parent exchange notes whether made at or subsequent to the Closing.

In determining the aggregate amount of Restricted Payments made subsequent to the date of the Indenture in accordance with clause (c) of the immediately preceding paragraph, (a) amounts expended pursuant to clauses (1), (2), (4), and (7) shall be included in such calculation; provided such expenditures pursuant to clause (4) shall not be included to the extent of the cash proceeds received by the Company from any “key man” life insurance policies and (b) amounts expended pursuant to clause (3), (5), (6), (8) or (9) shall be excluded from such calculation.

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness or issue shares of Disqualified Stock if:

(1)	no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of any such Indebtedness or the issuance of any such Disqualified Stock; and

(2)	the Consolidated Fixed Charge Coverage Ratio for the Company’s most recently ended Four-Quarter Period would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, at the beginning of such Four-Quarter Period.

The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1)	the exchange notes and the Note Guarantees thereof;

(2)	Indebtedness incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) not to exceed $550.0 million less:

(a)	the aggregate amount of Indebtedness of Securitization Entities at the time outstanding less;

(b)	the amount of all optional or mandatory principal payments actually made by the Company or any of its Restricted Subsidiaries since the date of the Indenture in respect of term loans under Credit Facilities (excluding any such payments to the extent refinanced at the time of payment under a Credit Facility); and

(c)	further reduced by any repayments of revolving credit borrowings under Credit Facilities that are accompanied by a corresponding commitment reduction thereunder provided, that the amount of Indebtedness permitted to be incurred pursuant to the Senior Credit Agreements in accordance with this clause (2) shall be in addition to any Indebtedness permitted to be incurred pursuant to the Senior Credit Agreements in reliance on, and in accordance with, clauses (10) and (16) below;

(3)	the incurrence of Indebtedness and/or the issuance of Permitted Foreign Subsidiary Preferred Stock by Foreign Subsidiaries of the Company, which together with the aggregate principal amount of Indebtedness incurred pursuant to this clause (3) and the aggregate liquidation value of all Permitted Foreign Subsidiary Preferred Stock issued pursuant to this clause (3), does not exceed $15.0 million at any one time outstanding; provided, that such amount shall increase to $30.0 million upon the consummation of an Initial Public Offering;

(4)	other Indebtedness of the Company and its Subsidiaries outstanding on the date of the Indenture for so long as such Indebtedness remains outstanding;

(5)	Interest Swap Obligations of the Company covering Indebtedness of the Company; provided, that any Indebtedness to which any such Interest Swap Obligations correspond is otherwise permitted to be incurred under the Indenture; and provided, further, that such Interest Swap Obligations are entered into, in the judgment of the Company, to protect the Company from fluctuation in interest rates on its outstanding Indebtedness;

(6)	Indebtedness of the Company under Currency Agreements;

(7)

the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the exchange notes and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Subsidiary thereof and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the incurrence of Acquired Indebtedness of Restricted Subsidiaries of the Company to the extent the Company could have incurred such Indebtedness in accordance with the first paragraph of this covenant on the date such Indebtedness became Acquired Indebtedness;

(9)	Guarantees by the Company and the Guarantors of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture;

(10)	Indebtedness, including Capitalized Lease Obligations, incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property, real or personal, or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) in an aggregate principal amount outstanding not to exceed 5% of Total Assets at the time of any incurrence thereof (including any Refinancing Indebtedness with respect thereto) (which amount may, but need not, be incurred in whole or in part under the Senior Credit Agreements);

(11)	Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(12)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided, that the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13)	obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(14)	any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness (other than intercompany Indebtedness), including any additional Indebtedness incurred to pay interest or premiums required by the instruments governing such existing or future Indebtedness as in effect at the time of issuance thereof (“Required Premiums”) and fees in connection therewith (“Refinancing Indebtedness”); provided that any such event shall not:

(a)	directly or indirectly result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness:

•	to pay Required Premiums and related fees; or

•	otherwise permitted to be incurred under the Indenture of the Company and its Restricted Subsidiaries; and

(b)

create Indebtedness with a Weighted Average Life to Maturity at the time such Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold (except that this subclause (b) will not apply in the event the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold was originally incurred in reliance upon clause (16) of this paragraph);

(15)	the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is Non-Recourse Debt with respect to the Company and its other Restricted Subsidiaries, except for Standard Securitization Undertakings;

(16)	the incurrence of additional Indebtedness by the Company or any of its Restricted Subsidiaries and/or the issuance of Permitted Domestic Subsidiary Preferred Stock by the Company’s U.S. Subsidiaries, which together with the aggregate principal amount of other Indebtedness incurred pursuant to this clause (16) and the aggregate liquidation value of all other Permitted Domestic Subsidiary Preferred Stock issued pursuant to this clause (16), does not exceed $30.0 million at any one time outstanding (which amount, in the case of Indebtedness, may, but need not, be incurred in whole or in part under the Senior Credit Agreements); provided, that such amount shall increase to $50.0 million upon the consummation of an Initial Public Offering.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Consolidated Fixed Charges of the Company as accrued.

No Senior Subordinated Debt

The Indenture provides that:

(1)	the Company will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the exchange notes, and

(2)	no Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of any Subsidiary Guarantor and senior in any respect in right of payment to the Note Guarantees.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless:

(1)	in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the exchange notes, the exchange notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens, and

(2)	in all other cases, the exchange notes are equally and ratably secured, except for:

(a)	Liens existing as of the date of the Indenture and any extensions, renewals or replacements thereof,

(b)	Liens securing Senior Debt,

(c)	Liens securing the exchange notes,

(d)	Liens securing intercompany Indebtedness of the Company or a Restricted Subsidiary of the Company on assets of any Subsidiary of the Company,

(e)	Liens securing Indebtedness that is incurred to refinance Indebtedness that was secured by a Lien permitted under the Indenture that was incurred in accordance with the provisions of the Indenture; provided, however, that such Liens do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so refinanced, and

(f)	Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on or in respect of its Capital Stock, (b) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of:

(1)	applicable law;

(2)	the Indenture;

(3)	non-assignment provisions of any contract or any lease entered into in the ordinary course of business;

(4)	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(5)	agreements existing on the date of the indenture (including, without limitation, the Senior Credit Agreements and the Parent Note Indenture);

(6)	restrictions on the transfer of assets subject to any Lien permitted under the indenture imposed by the holder of such Lien;

(7)	restrictions imposed by any agreement to sell assets or Capital Stock permitted under the indenture to any Person pending the closing of such sale;

(8)	any agreement or instrument governing Capital Stock of any Person that is in effect on the date such Person is acquired by the Company or a Restricted Subsidiary of the Company;

(9)	any Purchase Money Note, or other Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity;

(10)	any agreement or instrument governing Indebtedness or Permitted Foreign Subsidiary Preferred Stock (whether or not outstanding) of Foreign Subsidiaries of the Company that was permitted by the Indenture to be incurred;

(11)	other Indebtedness or Domestic Subsidiary Preferred Stock permitted to be incurred subsequent to the date of the Indenture pursuant to the provisions of the covenant described above under the caption “—Incurrence of Additional Indebtedness and Issuance of Preferred Stock”; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness or preferred stock being incurred or issued (under the relevant circumstances);

(12)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13)	any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company’s Board of Directors, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Merger, Consolidation, or Sale of Assets

The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless:

(1)	the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

(2)	the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the registration rights agreement, the exchange notes and the indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

(3)	immediately after such transaction no Default or Event of Default exists; and

(4)	except in the case of a merger of the Company with or into a Wholly Owned Subsidiary of the Company and except in the case of a merger entered into solely for the purpose of reincorporating the Company in another jurisdiction, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Four-Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to occur any transaction or series or related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $2.5 million (an “Affiliate Transaction”), other than:

(1)	Affiliate Transactions permitted under the paragraph below; and

(2)	Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; provided, however, that for a transaction or series of related transactions with an aggregate value of $7.5 million or more, at the Company’s option, either:

(a)	a majority of the disinterested members of the Board of Directors of the Company shall determine in good faith that such Affiliate Transaction is on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; or

(b)	the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company; and provided, further, that for an Affiliate Transaction with an aggregate value of $10.0 million or more the Board of Directors of the Company or any such Restricted Subsidiary party to such Affiliate Transaction shall have received an opinion from a nationally recognized investment banking firm that such Affiliate Transaction is on terms not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company.

The foregoing restrictions shall not apply to:

(1)	reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company’s Board of Directors or senior management;

(2)	transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(3)	transactions effected as part of a Qualified Securitization Transaction;

(4)	any agreement as in effect as of the date of the Indenture or any amendment or replacement thereto or any transaction contemplated thereby, including pursuant to any amendment or replacement thereto, so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the date of the Indenture;

(5)	Restricted Payments permitted by the Indenture;

(6)	the payment of customary annual management, consulting and advisory fees and related expenses to the Principals and their Affiliates made pursuant to any financial advisory, financing, underwriting or placement agreement or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by the Board of Directors of the Company or such Restricted Subsidiary in good faith;

(7)	payments or loans to employees or consultants that are approved by the Board of Directors of the Company in good faith;

(8)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the date of the indenture and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the date of the Indenture shall only be permitted by this clause (8) to the extent that the terms of any such amendment or new agreement are not disadvantageous to the Holders of the applicable series of exchange notes in any material respect;

(9)	transactions permitted by, and complying with, the provisions of the covenant described under “—Merger, Consolidation, or Sale of Assets”; and

(10)

transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business (including, without limitation, pursuant to joint venture agreements) and otherwise in compliance with the terms of the indenture which are fair to the Company or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Company or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party.

Additional Note Guarantees

The Indenture provides that if the Company or any of its Restricted Subsidiaries shall acquire or create another U.S. Subsidiary after the date of the Indenture, or if any Subsidiary becomes a U.S. Subsidiary after the date of the Indenture, then such newly acquired or created Subsidiary shall execute a Note Guarantee and deliver an Opinion of Counsel, in accordance with the terms of the Indenture; provided, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the Indenture shall not be subject to the requirements of this covenant for so long as they continue to constitute Unrestricted Subsidiaries.

Conduct of Business

The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any businesses a majority of whose revenues are not derived from the same or reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the Indenture.

Reports

The Indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any exchange notes are outstanding, the Company will furnish to the Holders of exchange notes:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footexchange notes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations.

For so long as Parent is a Guarantor of the exchange notes, the Indenture will permit the Company to satisfy its obligations in this covenant with respect to financial information relating to the Company by furnishing financial information relating to Parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a stand-alone basis, on the other hand. In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, the Company will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Subsidiary Guarantors have agreed that, for so long as any exchange notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

The following events will be defined in the Indenture as “Events of Default”:

(1)	the failure to pay interest on any exchange notes when the same becomes due and payable if the default continues for a period of 30 days, whether or not such payment shall be prohibited by the subordination provisions of the Indenture;

(2)	the failure to pay the principal on any exchange notes when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase exchange notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer), whether or not such payment shall be prohibited by the subordination provisions of the Indenture;

(3)	a default in the observance or performance of any other covenant or agreement contained in the Indenture if the default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the exchange notes;

(4)	the failure to pay at final stated maturity (giving effect to any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary (other than a Securitization Entity), which failure continues for at least 10 days, or the acceleration of the maturity of any such Indebtedness, which acceleration remains uncured and unrescinded for at least 10 days, if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $20.0 million or more at any time;

(5)	one or more judgments in an aggregate amount in excess of $20.0 million shall have been rendered against the Company or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)	except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(7)	certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries.

Upon the happening of any Event of Default, the Trustee or the Holders of at least 25% in principal amount of outstanding exchange notes may declare the principal of and accrued interest on all the exchange notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that such notice is a “notice of acceleration” (the “Acceleration Notice”), and the same (1) shall become immediately due and payable or (2) if there are any amounts outstanding under either of the Senior Credit Agreements, shall become immediately due and payable upon the first to occur of an acceleration under either of the Senior Credit Agreements or five Business Days after receipt by the Company and the Representative under the applicable Senior Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing. If an Event of Default with respect to bankruptcy proceedings of the Company occurs and is continuing, then such amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of notes.

The Indenture provides that, at any time after a declaration of acceleration with respect to the exchange notes as described in the preceding paragraph, the Holders of a majority in principal amount of exchange notes may rescind and cancel such declaration and its consequences as to such series if:

(1)	the rescission would not conflict with any judgment or decree;

(2)	if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3)	to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)	if the Company has paid the Trustee its compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances; and

(5)	in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived. The holders of a majority in principal amount of exchange notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any exchange notes.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the exchange notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of exchange notes by accepting a exchange note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the exchange notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect either series of exchange notes (“Legal Defeasance”) except for:

(1)	the rights of Holders of outstanding exchange notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages on such exchange notes when such payments are due from the trust referred to below;

(2)	the Company’s obligations with respect to such exchange notes concerning issuing temporary exchange notes, registration of exchange notes, mutilated, destroyed, lost or stolen exchange notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to such exchange notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to such exchange notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the exchange notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, interest and Liquidated Damages, if any, on all outstanding exchange notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether such series of exchange notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding exchange notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding exchange notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit, other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument, including the Indenture and the Senior Credit Agreements, (other than a default resulting from the borrowing of funds to be applied to such deposit) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)	the Company must have delivered to the Trustee an Opinion of Counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

(7)	the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such series of exchange notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

(8)	the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any exchange note selected for redemption. Also, the Company is not required to transfer or exchange any exchange note for a period of 15 days before a selection of exchange notes to be redeemed.

The registered Holder of an exchange note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture and the exchange notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the exchange notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes), and any existing default or compliance with any provision of the Indenture or the exchange notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding exchange notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, exchange notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any exchange notes held by a non-consenting Holder):

(1)	reduce the principal amount of exchange notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any exchange note or alter the provisions with respect to the redemption of the exchange notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any exchange note;

(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the exchange notes (except a rescission of acceleration of the exchange notes by the Holders of at least a majority in aggregate principal amount of the exchange notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any exchange note payable in money other than that stated in the exchange notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of exchange notes to receive payments of principal of or premium, if any, or interest on the exchange notes;

(7)	waive a redemption payment with respect to any exchange note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8)	make any change in the foregoing amendment and waiver provisions.

In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the exchange notes then outstanding if such amendment would adversely affect the rights of Holders of exchange notes. Any amendment to the provisions of Article 10 of the Indenture or the related definitions will also require the consent of the majority of the lenders under each of the Senior Credit Agreements.

Notwithstanding the foregoing, without the consent of any Holder of exchange notes, the Company and the Trustee may amend or supplement the indenture or the exchange notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated exchange notes in addition to or in place of certificated exchange notes, to provide for the assumption of the Company’s obligations to Holders of exchange notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets, to make any change that would provide any additional rights or benefits to the Holders of exchange notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustees

The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest, the Trustee must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding exchange notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of exchange notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain copies of the indenture and registration rights agreement, without charge, by writing to Sealy Mattress Company, One Office Parkway, Trinity, North Carolina 27370, Attention: General Counsel.

Definitions

Set forth below are some defined terms used in the Indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or that is assumed by the Company or any of its Restricted Subsidiaries in connection with the acquisition of assets from such Person, in each case excluding any Indebtedness incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition.

“Affiliate” means a Person who directly or indirectly through one or more intermediaries controls, or controlled by, or is under common control with, the Company. The term “control” means the possession directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Securitization Entity makes an Investment in connection with a Qualified Securitization Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“all or substantially all” shall have the meaning given such phrase in the Revised Model Business Corporation Act.

“Asset Acquisition” means:

(1)	an Investment by the Company or any Restricted Subsidiary of the Company in any other Person if, as a result of such Investment, such Person shall become a Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company; or

(2)	the acquisition by the Company or any Restricted Subsidiary of the Company of all or substantially all of the assets of any other Person or any division or line of business of any other Person.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1)	any Capital Stock of any Restricted Subsidiary of the Company; or

(2)	any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a)	a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(b)	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under the provisions described above under the caption “—Covenants—Merger, Consolidation and Sale of Assets” or any disposition that constitutes a Change of Control;

(c)	the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(d)	the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the industry;

(e)	the licensing of intellectual property;

(f)	disposals or replacements of obsolete, uneconomical, negligible, worn out or surplus property in the ordinary course of business;

(g)	the sale, lease conveyance, disposition or other transfer by the Company or any Restricted Subsidiary of assets or property to one or more Restricted Subsidiaries in connection with Investments permitted by the covenant described under the caption “—Restricted Payments”; and

(h)	sales of accounts receivable, equipment and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to a Securitization Entity for the fair market value thereof, including cash in an amount at least equal to 75% of the fair market value thereof.

For the purposes of clause (h), Purchase Money Notes shall be deemed to be cash.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests, whether general or limited; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)	marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3)	commercial paper maturity no more than one year from the date of creation thereof and at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)	certificates of deposit or bankers’ acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia, Japan or any member of the European Economic Community or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200.0 million; provided, that instruments issued by banks not having one for the two highest ratings obtainable from either S&P or Moody’s or by banks organized under the laws of Japan or any member of the European Economic Community shall not constitute Cash Equivalents for purposes of the subordination provisions of the Indenture;

(5)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)	investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of such Person’s:

(1)	Consolidated Net Income; and

(2)	to the extent Consolidated Net Income has been reduced thereby:

(a)	all income taxes and foreign withholding taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)	Consolidated Interest Expense;

(c)	Consolidated Noncash Charges;

(d)	all one-time cash compensation payments made in connection with the Transactions;

(e)	any payments related to addressing the Company’s or any of its Restricted Subsidiary’s “Year 2000” information systems issue and EITF 97-13 “reengineering” efforts; and

(f)	all bad debt and factoring losses incurred specifically with respect to the bankruptcy of Montgomery Ward.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the most recent four full fiscal quarters for which internal financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four-Quarter Period.

In addition to and without limitation of the foregoing, for purposes of this definition, Consolidated EBITDA and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1)	the incurrence of any Indebtedness or the issuance of any preferred stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other preferred stock occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period; and

(2)	any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any Pro Forma Cost Savings) associated with any such Asset Acquisition) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence of, or assumption or liability for any such Indebtedness or Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

(1)	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

(3)	notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)	Consolidated Interest Expense, before amortization or write-off of debt issuance costs, plus

(2)	the amount of all cash dividend payments on any series of preferred stock of such Person, plus

(3)	the amount of all dividend payments on any series of Permitted Foreign Subsidiary Preferred Stock or Permitted Domestic Subsidiary Preferred Stock; provided that, with respect to any series of preferred stock that was not paid cash dividends during such period but that is eligible to be paid cash dividends during any period prior to the maturity date of the exchange notes, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during such period for purposes of clause (2) of this definition.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1)	the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including the net costs associated with Interest Swap Obligations, for such period determined on a consolidated basis in conformity with GAAP,

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and

(3)	the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” of the Company means, for any period, the aggregate net income or loss of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom:

(1)	gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto and the related tax effects according to GAAP;

(2)	gains and losses due solely to fluctuations in currency values and the related tax effects according to GAAP;

(3)	items classified as a cumulative effect accounting change or as extraordinary, unusual or nonrecurring gains and losses (including, without limitation, severance, relocation and other restructuring costs), and the related tax effects according to GAAP;

(4)	the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Restricted Subsidiary of the Company or is merged or consolidated with the Company or any Restricted Subsidiary of the Company;

(5)	the net income of any Restricted Subsidiary of the Company to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of the Company of that income is restricted by contract, operation, operation of law or otherwise;

(6)	the net loss of any Person, other than a Restricted Subsidiary of the Company;

(7)	the net income of any Person, other than a Restricted Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Restricted Subsidiary of the Company by such Person;

(8)	only for purposes of clause (3)(c)(i) of the first paragraph of the covenant described under the caption “—Restricted Payments”, any amounts included pursuant to clause (3)(c)(iii) of the first paragraph of such covenant; and

(9)	one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction. For purposes of clause (3)(c)(i) of the first paragraph of the covenant described under the caption “—Restricted Payments”, Consolidated Net Income shall be reduced by any cash dividends paid with respect to any series of Designated Preferred Stock.

“Consolidated Noncash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP excluding any such non-cash charge constituting an extraordinary item or loss or any such non-cash charge which requires an accrual of or a reserve for cash charges for any future period.

“Credit Facilities” means one or more debt facilities, including, without limitation, the Senior Credit Agreements, or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables, and/or letters of credit.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Designated Noncash Consideration” means any non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate executed by the principal executive officer and the principal financial officer of the Company or such Restricted Subsidiary. Such Officers’ Certificate shall state the basis of such valuation, which shall be a report of a nationally recognized investment banking firm with respect to the receipt in one or a series of related transactions of Designated Noncash Consideration with a fair market value in excess of $10.0 million.

“Designated Preferred Stock” means Preferred Stock that is so designated as Designated Preferred Stock, pursuant to an Officers, Certificate executed by the principal executive officer and the principal financial officer of the Company, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of the first paragraph of the covenant described under the caption “—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the exchange notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any offering of Qualified Capital Stock of Parent or the Company; provided that, in the event of any Equity Offering by Parent, Parent contributes to the common equity capital of the Company, other than as Disqualified Stock, the portion of the net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price, plus accrued interest to the redemption date, of the exchange notes to be redeemed pursuant to the preceding paragraph.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries, other than Indebtedness under the Senior Credit Agreements, in existence on the date of the indenture, until such amounts are repaid.

“Foreign Subsidiaries” means the Company’s current and future non-U.S. Subsidiaries.

“Four-Quarter Period” has the meaning specified in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, including Interest Swap Obligations; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in interest rates, including Currency Agreements.

“Indebtedness” means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, exchange notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

For purposes of calculating the amount of Indebtedness of a Securitization Entity outstanding as of any date, the face or notional amount of any interest in receivables or equipment that is outstanding as of such date shall be deemed to be Indebtedness but any such interests held by Affiliates of such Securitization Entity shall be excluded for purposes of such calculation.

“Initial Public Offering” means the first underwritten public offering of Qualified Capital Stock by either Parent or by the Company pursuant to a registration statement filed with the SEC in accordance with the Securities Act for aggregate net cash proceeds of a least $50.0 million; provided that, in the event the Initial Public Offering is consummated by Parent, Parent contributes to the common equity capital of the Company at least $50.0 million of the net cash proceeds of the Initial Public Offering.

“Interest Swap Obligations” means the obligations of any Person, pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Persons calculated by applying a fixed or a floating rate of interest on the same notional amount.

“Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans, including guarantees of Indebtedness or other obligations, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation whose debt securities are rated in one of the three highest rating categories by either S&P or Moody’s.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries:

•	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

•	is directly or indirectly liable (as a guarantor or otherwise); or

•	constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

“Non-Guarantor Subsidiaries” means:

(1)	the Foreign Subsidiaries and

(2)	Advanced Sleep Products, a California corporation, Sealy Components-Pads, Inc., a Delaware corporation, Sealy Mattress Company of San Diego, a California corporation, Sealy Connecticut, Inc., a Connecticut corporation, and Sealy Mattress Company of S.W. Virginia, a Virginia corporation.

“Obligations” means any principal, interest (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to an obligor, would accrue on such obligations), penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means Sealy Corporation, a Delaware corporation.

“Parent Note indenture” means the indenture governing the Existing exchange notes between The Bank of New York (as successor trustee to Mellon Bank, F.S.B. (as successor trustee to KeyBank National Association)) and Parent.

“Parent Notes” means the existing 10.25% Senior Subordinated Notes due 2003 of Parent.

“Permitted Business” means any business, including stock or assets, that derives a majority of its revenues from the manufacture, distribution and sale of mattresses, foundation and other bedding products and activities that are reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the indenture.

“Permitted Domestic Subsidiary Preferred Stock” means any series of Preferred Stock of a domestic restricted Subsidiary of the Company that constitutes Qualified Capital Stock and has a fixed dividend rate, the liquidation value of all series of which, when combined with the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries incurred pursuant to clause (16) of the definition of Permitted Indebtedness, does not exceed $30.0 million; provided, that such amount shall increase to $50.0 million upon consummation of an Initial Public Offering.

“Permitted Foreign Subsidiary Preferred Stock” means any series of Preferred Stock of a foreign Restricted Subsidiary of the Company that constitutes Qualified Capital Stock and has a fixed dividend rate, the liquidation value of all series of which, when combined with the aggregate amount of Indebtedness of foreign Restricted Subsidiaries of the Company incurred pursuant to clause (iii) of the definition of Permitted Indebtedness, does not exceed $15.0 million; provided that such amount shall increase to $30.0 million upon consummation of an Initial Public Offering.

“Permitted Investments” means:

(1)	investments by the Company or any Restricted Subsidiary of the Company in any Restricted Subsidiary of the Company that is a Guarantor or a Foreign Subsidiary (whether existing on the date of the Indenture or created thereafter) or in any other Person (including by means of any transfer of cash or other property) if as a result of such Investment such Person shall become a Restricted Subsidiary of the Company that is a Guarantor or a Foreign Subsidiary and Investments in the Company by any Restricted Subsidiary of the Company;

(2)	cash and Cash Equivalents;

(3)	Investments existing on the date of the Indenture;

(4)	loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of Business;

(5)	accounts receivable created or acquired in the ordinary course of Business;

(6)	Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s businesses and otherwise in compliance with the indenture;

(7)	Investments in Unrestricted Subsidiaries in an amount at any one time outstanding not to exceed $20.0 million;

(8)	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(9)	guarantees by the Company of Indebtedness otherwise permitted to be incurred by Restricted Subsidiaries of the Company that are either Guarantors or Foreign Subsidiaries under the indenture;

(10)	additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed 5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	any Investment by the Company or a Subsidiary of the Company in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified

Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note or an equity interest;

(12)	any transaction to the extent it constitutes an Investment that is permitted by, and made in accordance with, clause (b) of the “Limitations on Transactions with Affiliates” covenant (other than transactions described in clause (5) of such clause (b));

(13)	Investments the payment for which consists exclusively of Qualified Capital Stock of the Company; and

(14)	Investments received by the Company or its Restricted Subsidiaries as consideration for asset sales, including Asset Sales; provided that, in the case of an Asset Sale, such Asset Sale is effected in compliance with the covenant described under the caption “—Redemption or Repurchase at Option of Holders—Asset Sales.”

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or governmental charges or claims either:

(a)	not delinquent; or

(b)	contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)	judgment Liens not giving rise to an Event of Default;

(5)	easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6)	any interest or title of a lessor under any Capitalized Lease Obligation;

(7)	purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (A) the related purchase money Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and (B) the Lien securing such Indebtedness shall be created with 90 days of such acquisition;

(8)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(9)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)	Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

(12)	Liens securing Indebtedness under Currency Agreements;

(13)	Liens securing Indebtedness of foreign Restricted Subsidiaries of the Company incurred in reliance on clause (3) of the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(14)	Liens securing Acquired Indebtedness incurred in reliance on clause (8) of the second paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(15)	Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not in the aggregate exceed $10.0 million at any one time outstanding;

(16)	Liens on assets transferred to a Securitization Entity or on assets of a Securitization Entity, in either case incurred in connection with a Qualified Securitization Transaction;

(17)	Leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(18)	Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(19)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

(20)	Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; and

(21)	Liens existing on the date of the indenture, together with any Liens securing Indebtedness incurred in reliance on clause (14) of the definition of Permitted Indebtedness in order to refinance the Indebtedness secured by Liens existing on the date of the indenture; provided that the Liens securing the refinancing Indebtedness shall not extend to property other than that pledged under the Liens securing the Indebtedness being refinanced.

“Pro Forma Cost Savings” means, with respect to any period, the reduction in costs that occurred during the Four-Quarter Period or after the end of the Four-Quarter Period and on or prior to the Transaction Date that were:

(1)	directly attributable to an Asset Acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act as in effect and applied as of January1, 1997, or

(2)	implemented by the business that was the subject of any such Asset Acquisition within six months of the date of the Asset Acquisition and that are supportable and quantifiable by the underlying accounting records of such business, as if, in the case of each of clause (1) and (2), all such reductions in costs had been effected as of the beginning of such period.

“Productive Assets” means assets, including Capital Stock, that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“Purchase Money Note” means a promissory note of a Securitization Entity evidencing a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary of the Company in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the Securitization Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables or newly acquired equipment.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Securitization Transaction” means any transaction or series of transactions pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to:

(1)	a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

(2)	any other Person (in case of a transfer by a Securitization Entity), or may grant a security interest in, any accounts receivable or equipment (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable and equipment, all contracts and contract rights and all Guarantees or other obligations in respect such accounts receivable and equipment, proceeds of such accounts receivable and equipment and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and equipment.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s.

“Securitization Entity” means a Wholly Owned Subsidiary of the Company (or another Person in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable or equipment and related assets) that engages in no activities other than in connection with the financing of accounts receivable or equipment and that is designated by the Board of Directors of the Company, as provided below, as a Securitization Entity:

(1)	no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

(a)	is guaranteed by the Company or any Restricted Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;

(b)	is recourse to or obligates the Company or any Restricted Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Company or any Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

(3)	to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to each of the Trustees by filing with the Trustees a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Senior Credit Agreements” mean, collectively:

(1)	that Credit Agreement, dated as of December 18, 1997; and

(2)	that certain AXELs Credit Agreement, dated as of December18, 1997, in each case by and among the Company, Goldman Sachs Credit Partners L.P., as arranging agent and syndication agent, Morgan Guaranty and Trust Company of New York, as administrative agent, Bankers Trust Company, as documentation agent, and the financial institutions party thereto, initially providing for up to $550.0 million of revolving and term credit borrowings, including any related exchange notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured (including, without limitation, any amendment increasing the amount of available borrowing thereunder) from time to time and whether with the same or any other agent, lender or group of lenders.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company that are reasonably customary in an accounts receivable or equipment transactions.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency, to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person; or

(b)	the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof), but shall not include any Unrestricted Subsidiary.

“Subsidiary Guarantors” means each of:

(1)	all Restricted Subsidiaries (but excluding the Non-Guarantor Subsidiaries); and

(2)	any other subsidiary that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns.

“Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company’s most recent consolidated balance sheet.

“Unrestricted Subsidiary” means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and

(5)	has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1)	such Indebtedness is permitted under the covenant described under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2)	such Subsidiary shall execute a Note Guarantee and deliver an Opinion of Counsel, in accordance with the terms of the indenture; and

(3)	no Default or Event of Default would be in existence following such designation.

“U.S. Subsidiary” means any Subsidiary of the Company that is incorporated in a State in the United States or the District of Columbia or that Guarantees or otherwise becomes an obligor with respect to any Indebtedness of the Company or another Guarantor.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying:

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

The notes were originally sold by us on May 2, 2003 to the initial purchasers pursuant to a purchase agreement. The initial purchasers subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions. As a condition to the purchase agreement, we entered into the registration rights agreement with the initial purchasers pursuant to which we have agreed to: (i) file an exchange offer registration statement with the SEC on or prior to 90 days after the Closing Date, (ii) use its best efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 150 days after the Closing Date, (iii) unless the exchange offer would not be permitted by applicable law or SEC policy, commence the exchange offer and use its best efforts to issue on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the SEC, new notes in exchange for all notes tendered prior thereto in the exchange offer and (iv) if obligated to file the shelf registration statement, use its best efforts to file the shelf registration statement with the SEC on or prior to 45 days after such filing obligation arises and to cause the shelf Registration to be declared effective by the SEC on or prior to 90 days after such obligation arises. For each note surrendered to us pursuant to the exchange offer, the holder of such note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the date of its original issue.

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the exchange notes would in general be freely tradeable after the exchange offer without further registration under the Securities Act. However, any purchaser of notes who is an “affiliate” of ours, a broker-dealer who owns notes acquired directly from us or an affiliate of ours or who intends to participate in the exchange offer for the purpose of distributing the exchange notes (i) will not be able to rely on the interpretation of the staff of the SEC, (ii) will not be able to tender its notes in the exchange offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

If (i) we are not required to file the exchange offer registration statement or permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy or (ii) any Holder of Transfer Restricted Securities notifies us prior to the 20th day following consummation of the exchange offer that (A) it is prohibited by law or SEC policy from participating in the exchange offer or (B) that it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales or (C) that it is a broker-dealer and owns notes acquired directly from us or an affiliate of ours, we will file with the SEC a shelf registration statement to cover resales of the notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. We will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, “Transfer Restricted Securities” means each note until (i) the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer, (ii) following the exchange by a broker-dealer in the exchange offer of a note for a new note, the date on which such new note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement, (iii) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement or (iv) the date on which such note is distributed to the public pursuant to Rule 144 under the Act.

If (a) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing, (b) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the “Effectiveness Target Date”), or (c) we fail to consummate the exchange offer within 30 business days of the Effectiveness Target Date with respect to the exchange offer registration statement, or (d) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the registration rights agreement (each such event referred to in clauses (a) through (d) above a “Registration Default”), then we will pay Liquidated Damages to each Holder of notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages for all Registration Defaults of $.50 per week per $1,000 principal amount of notes. All accrued Liquidated Damages will be paid by us on each Damages Payment Date to the Global Note Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

Holders of notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding Liquidated Damages set forth above.

The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the notes) with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of such exchange notes.

Terms Of The Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, we will accept any and all notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their notes pursuant to the exchange offer. However, notes may be tendered only in integral multiples of $1,000.

The form and terms of the exchange notes are the same as the form and terms of the notes except that (i) the exchange notes bear a Series B designation and a different CUSIP Number from the notes, (ii) the exchange notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the notes in certain circumstances relating to the timing of the exchange offer, all of which rights will terminate when the exchange offer is terminated. The exchange notes will evidence the same debt as the notes and will be entitled to the benefits of the indenture.

As of the date of this prospectus, $300,000,000 aggregate principal amount of Senior Subordinated Notes were outstanding. We have fixed the close of business on June 4, 2003 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the Letter of Transmittal will be mailed initially.

Holders of notes do not have any appraisal or dissenters’ rights under the General Corporation Law of Delaware or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the exchange Act and the rules and regulations of the SEC thereunder.

We shall be deemed to have accepted validly tendered notes when, as and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from the Company.

If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth herein or otherwise, the certificates for any such unaccepted notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

Holders who tender notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “Expiration Date” shall mean 5:00 p.m., New York City time, on July 3, 2003, unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the Expiration Date beyond July 15, 2003.

We have no current plans to extend the exchange offer. In order to extend the exchange offer, we will notify the Exchange Agent of any extension by oral (promptly confirmed by writing) or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion, (i) to delay accepting any notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions” shall not have been satisfied, by giving oral (promptly confirmed by writing) or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral (promptly confirmed by writing) or written notice thereof to the registered holders.

Interest On The Exchange Notes

The senior subordinated exchange notes will bear interest from their date of issuance. Holders of senior subordinated notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. Such interest will be paid with the first interest payment on the senior subordinated exchange notes on June 15, 2003. Interest on the notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Interest on the senior subordinated exchange notes is payable semi-annually on each June 15 and December 15, commencing on December 15, 2003.

Procedures For Tendering

Only a holder of notes may tender such notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the notes and any other required documents, to the Exchange Agent prior to

5:00 p.m., New York City time, on the Expiration Date. To be tendered effectively, the notes, Letter of Transmittal and other required documents must be completed and received by the Exchange Agent at the address set forth below under “Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of the notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the Exchange Agent prior to the Expiration Date.

By executing the Letter of Transmittal, each holder will make to us the representations set forth above in the third paragraph under the heading “—Purpose and Effect of the exchange offer.”

The tender by a holder and the acceptance thereof by us will constitute agreement between such holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

THE METHOD OF DELIVERY OF NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

Any beneficial owner whose notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner’s behalf. See “Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner” included with the Letter of Transmittal.

Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of the Medallion System (an “Eligible Institution”).

If the Letter of Transmittal is signed by a person other than the registered holder of any notes listed therein, such notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder’s name appears on such notes with the signature thereon guaranteed by an Eligible Institution.

If the Letter of Transmittal or any notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the Letter of Transmittal.

We understand that the Exchange Agent will make a request promptly after the date of this prospectus to establish accounts with respect to the notes at the book-entry transfer facility, The Depository Trust Company (the “Book-Entry Transfer Facility”), for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of notes by causing such Book-Entry Transfer Facility to transfer such notes into the Exchange Agent’s account with respect to the notes in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. Although delivery of the notes may be effected through book-entry transfer into the

Exchange Agent’s account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

The Depositary and DTC have confirmed that the exchange offer is eligible for the DTC Automated Tender offer Program (“ATOP”). Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer notes to the Depositary in accordance with DTC’s ATOP procedures for transfer. DTC will then send an Agent’s Message to the Depositary. The term “Agent’s Message” means a message transmitted by DTC, received by the Depositary and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant. In the case of an Agent’s Message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

Notwithstanding the foregoing, in order to validly tender in the exchange offer with respect to Securities transferred pursuant to ATOP, a DTC participant using ATOP must also properly complete and duly execute the applicable Letter of Transmittal and deliver it to the Depositary. Pursuant to authority granted by DTC, any DTC participant which has notes credited to its DTC account at any time (and thereby held of record by DTC’s nominee) may directly provide a tender as though it were the registered holder by so completing, executing and delivering the applicable Letter of Transmittal to the Depositary. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered notes and withdrawal of tendered notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all notes not properly tendered or any notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right in our sole discretion to waive any defects, irregularities or conditions of tender as to particular notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of notes, neither we, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

Guaranteed Delivery Procedures

Holders who wish to tender their notes and (i) whose notes are not immediately available, (ii) who cannot deliver their notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if: (a) the tender is made through an Eligible Institution; (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such notes and the principal amount of notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the notes (or a confirmation of book-entry transfer of such notes into the Exchange Agent’s account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (c) such properly completed and executed Letter of Transmittal (of facsimile thereof), as well as the certificate(s) representing all tendered notes in proper form for transfer (or a confirmation of book-entry transfer of such notes into the Exchange Agent’s account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon three New York Stock exchange trading days after the Expiration Date.

Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their notes according to the guaranteed delivery procedures set forth above.

Withdrawal Of Tenders

Except as otherwise provided herein, tenders of notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

To withdraw a tender of notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the notes to be withdrawn (the “Depositor”), (ii) identify the notes to be withdrawn (including the certificate number(s) and principal amount of such notes, or, in the case of notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the notes register the transfer of such notes into the name of the person withdrawing the tender and (iv) specify the name in which any such notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the notes so withdrawn are validly retendered. Any notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be retendered by following one of the procedures described above under “—Procedures for Tendering” at any time prior to the Expiration Date.

Conditions

Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange notes for, any notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such notes, if:

(a)	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

(b)	any law, statute, rule, regulation or interpretation by the staff of the SEC is proposed, adopted or enacted, which, in our sole judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

(c)	any governmental approval has not been obtained, which approval we shall, in our sole discretion, deem necessary for the consummation of the exchange offer as contemplated by this prospectus.

If we determine in our reasonable discretion that any of the conditions are not satisfied, we may (i) refuse to accept any notes and return all tendered notes to the tendering holders, (ii) extend the exchange offer and retain all notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such notes (see “—Withdrawal of Tenders”) or (iii) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered notes which have not been withdrawn.

Exchange Agent

The Bank of New York has been appointed as Exchange Agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

The Bank of New York

15 Broad Street-16 Floor

New York, New York 10007

Attn: Ms. Diane Amoroso, Reorganization Section

Delivery to an address other than as set forth above will not constitute a valid delivery.

Fees And Expenses

The expenses of soliciting tenders will be borne by us. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers and regular employees and our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

The cash expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the notes, which is face value, as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Consequences Of Failure To Exchange

The notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such notes may be resold only (i) to us (upon redemption thereof or otherwise), (ii) so long as the notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel reasonably acceptable to the Company), (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or (iv) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Resale Of The Exchange Notes

With respect to resales of exchange notes, based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not such person is the holder (other than a person that is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act) who receives exchange notes in exchange for notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, such holder cannot rely on the position of the staff of the SEC enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each Participating Broker-Dealer that receives exchange notes for its own account in exchange for notes, where such notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

As contemplated by these no-action letters and the registration rights agreement, each holder accepting the exchange offer is required to represent to us in the Letter of Transmittal that (i) the exchange notes are to be acquired by the holder or the person receiving such exchange notes, whether or not such person is the holder, in the ordinary course of business, (ii) the holder or any such other person (other than a broker-dealer referred to in the next sentence) is not engaging and does not intend to engage, in the distribution of the exchange notes, (iii) the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the exchange notes, (iv) neither the holder nor any such other person is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, and (v) the holder or any such other person acknowledges that if such holder or other person participates in the exchange offer for the purpose of distributing the exchange notes it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes and cannot rely on those no-action letters. As indicated above, each Participating Broker-Dealer that receives an exchange note for its own account in exchange for notes must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. For a description of the procedures for such resales by Participating Broker-Dealers, see “Plan of Distribution.”

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion (including the opinion of special counsel described below) is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary view, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. We recommend that each holder consult such holder’s own tax advisor as to the particular tax consequences of exchanging such holder’s notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws.

Kirkland & Ellis, our counsel, has advised us that in its opinion, the exchange of the notes for exchange notes pursuant to the exchange offer will not be treated as an “exchange” for federal income tax purposes because the exchange notes will not be considered to be a “significant modification” of the notes. Rather, the exchange notes received by a holder will be treated as a continuation of the notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging notes for exchange notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for notes where such notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale. In addition, until September 1, 2003, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over- the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the letter of transmittal.

LEGAL MATTERS

Kirkland & Ellis, New York, New York will issue an opinion with respect to the issuance of the exchange notes offered hereby, including:

(1)	our existence and good standing under our jurisdiction of incorporation;

(2)	our authorization of the sale and issuance of the exchange notes; and

(3)	the enforceability of the exchange notes.

EXPERTS

The consolidated financial statements as of December 1, 2002 and December 2, 2001 and for each of the three years in the period ended December 1, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with the Exchange Act, we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional office located at Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrations that file electronically with the SEC. The address of such site is http://www.sec.gov. Sealy Corporation’s SEC filings are also available on its website at www.sealy.com. However, the information on Sealy Corporation’s web site does not constitute a part of this prospectus. We have agreed that, if we are not subject to the informational requirements of the Exchange Act at any time while the exchange notes constitute “restricted securities” within the meaning of the Securities Act, we will furnish to holders and beneficial owners of the exchange notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the exchange notes.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SEALY CORPORATION

Report of Independent Accountants

To the Board of Directors and

    Stockholders of Sealy Corporation:

In our opinion, the consolidated financial statements listed in the index appearing on page F-1 presents fairly, in all material respects, the financial position of Sealy Corporation and its subsidiaries (the “Company”) at December 1, 2002 and December 2, 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 1, 2002 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed on page 5 of the Exhibit Index appearing under Exhibit 12.1 and in the index appearing on page F-1 under Schedule II present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 3 to the consolidated financial statements, the Company adopted the provisions of Statement on Financial Accounting Standards No. 142 effective the beginning of the year ended December 1, 2002.

/s/  PricewaterhouseCoopers LLP

Greensboro, North Carolina

March 3, 2003

SEALY CORPORATION

Consolidated Balance Sheets

(in thousands, except par value amounts)

	December 1, 2002	December 2, 2001
ASSETS
Current assets:
Cash and cash equivalents	$27,443	$12,010
Accounts receivable—Non-affiliates (net of allowance for doubtful accounts, 2002—$24,737; 2001—$14,302)	164,742	152,045
Accounts receivable—Affiliates (net of allowance for doubtful accounts, 2002—$40; 2001—$6,179) (Note 18)	3,753	29,061
Inventories	53,387	58,711
Prepaid expenses and other current assets	20,566	18,654
Deferred income taxes	22,132	18,886

	292,023	289,367

Property, plant and equipment—at cost:
Land	13,336	14,009
Buildings and improvements	88,444	91,204
Machinery and equipment	167,450	153,125
Construction in progress	11,396	12,901

	280,626	271,239
Less accumulated depreciation	106,701	86,942

	173,925	184,297

Other assets:
Goodwill	374,946	371,354
Other intangibles—net of accumulated amortization (2002—$13,292; 2001—$12,110)	5,078	5,842
Long-term notes receivable (Note 18)	12,022	—
Investments in and advances to affiliates (Note 18)	12,950	15,468
Debt issuance costs, net, and other assets	34,004	36,799

	439,000	429,463

Total Assets	$904,948	$903,127

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Consolidated Balance Sheets

(in thousands, except par value amounts)

	December 1, 2002	December 2, 2001
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion-long-term obligations	$33,338	$29,858
Accounts payable	69,090	74,584
Accrued expenses:
Customer incentives and advertising	41,530	41,449
Compensation	24,482	14,909
Interest	14,263	14,910
Other	43,497	38,869

	226,200	214,579

Long-term obligations, net of current portion (Note 4)	719,896	748,253
Other noncurrent liabilities (Notes 7 and 8)	46,805	44,342
Deferred income taxes	27,787	27,819
Minority interest (Note 8)	—	1,040
Commitments and contingencies	—	—
Stockholders’ equity (deficit):
Preferred stock, $0.01 par value; Authorized 100,000 shares; Issued, none	—	—
Class L common stock, $0.01 par value; Authorized, 6,000 shares; Issued (2002—1,543; 2001—1,598); Aggregate liquidation preference (2002—$100,188; 2001— $94,309) (Note 12)	15	16
Class M common stock, $0.01 par value; Authorized, 2,000 shares; Issued (2002—1,612; 2001—1,549); Aggregate liquidation preference (2002—$104,676; 2001—$91,437) (Note 12)	16	15
Class A common stock, $0.01 par value; Authorized 600,000 shares; Issued (2002—15,021; 2001—15,162)	150	151
Class B common stock, $0.01 par value; Authorized 200,000 shares; Issued (2002—14,040; 2001—13,482)	140	135
Additional paid-in capital	146,140	145,712
Accumulated deficit	(219,766)	(236,685)
Accumulated other comprehensive loss	(29,371)	(29,987)
Common stock held in treasury, at cost	(13,064)	(12,263)

	(115,740)	(132,906)

Total Liabilities and Stockholders’ Equity (Deficit)	$904,948	$903,127

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Consolidated Statements Of Operations

(in thousands, except per share amounts)

	Year Ended
	December 1, 2002	December 2, 2001	November 26, 2000
Net sales—Non-affiliates	$1,045,639	$993,032	$922,146
Net sales—Affiliates (Note 18)	143,529	161,021	147,990

Total net sales	1,189,168	1,154,053	1,070,136

Cost and expenses:
Cost of goods sold—Non-affiliates	601,879	581,741	524,973
Cost of goods sold—Affiliates (Note 18)	77,784	86,845	78,881

Total cost of goods sold	679,663	668,586	603,854

Gross Profit	509,505	485,467	466,282
Selling, general and administrative (including provisions for bad debts of $31,252, $18,578 and $3,634, respectively)	410,465	386,859	335,037
Stock based compensation	771	(2,733)	6,797
Business closure charge (Note 14)	5,802	—	—
Plant closing and restructuring charges (Note 17)	2,779	1,183	—
Amortization of intangibles	1,063	13,474	12,865
Asset impairment charge (Note 14)	—	4,422	—
Royalty income, net	(11,155)	(11,667)	(11,370)

Income from operations	99,780	93,929	122,953
Interest expense	72,571	78,047	69,009
Other (income) expense, net (Note 8)	3,058	23,215	(3,428)

Income (loss) before income taxes, extraordinary item and cumulative effect of change in accounting principle	24,151	(7,333)	57,372
Income taxes	7,232	12,953	27,232

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	16,919	(20,286)	30,140
Extraordinary item-loss from early extinguishment of debt (net of income tax benefit of $452 in 2001) (Note 4)	—	679	—
Cumulative effect of change in accounting principle (net of income tax expense of $101 in 2001) (Note 1)	—	(152)	—

Net income (loss)	16,919	(20,813)	30,140
Liquidation preference for common L & M shares (Note 12)	18,598	16,862	14,808

Net income (loss) available to common shareholders	$(1,679)	$(37,675)	$15,332

Earnings (loss) per common share—Basic:
Before extraordinary item and cumulative effect of change in accounting principle	$0.55	$(0.65)	$0.96
Extraordinary item	—	(0.02)	—
Cumulative effect of change in accounting principle	—	—	—

Net earnings (loss)—Basic	0.55	(0.67)	0.96
Liquidation preference for common L & M shares	(0.60)	(0.54)	(0.47)

Net earnings (loss) available to common shareholders—Basic	$(0.05)	$(1.21)	$0.49

Earnings (loss) per common share—Diluted:
Before extraordinary item and cumulative effect of change in accounting principle	$0.55	$(0.65)	$0.88
Extraordinary item	—	(0.02)	—
Cumulative effect of change in accounting principle	—	—	—

Net earnings (loss)—Diluted	0.55	(0.67)	0.88
Liquidation preference for common L & M shares	(0.60)	(0.54)	(0.43)

Net earnings (loss) available to common shareholders—Diluted	$(0.05)	$(1.21)	$0.45

Weighted average number of common shares outstanding:
Basic	30,935	31,075	31,485
Diluted	30,935	31,075	34,235

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Consolidated Statements of Stockholders’ Equity

(in thousands)

		Class L		Class M		Class A		Class B		Additional Paid-in Capital	Retained Earnings (Deficit)	Treasury Stock	Accumulated Other Comprehensive Loss	Total
	Comprehensive Income (Loss)	Common Shares	Stock Amount	Common Shares	Stock Amount	Common Shares	Stock Amount	Common Shares	Stock Amount
Balance at November 28, 1999		1,486	$15	1,549	$15	16,535	$165	11,935	$120	$134,547	$(246,012)	$(85)	$(10,154)	$(121,389)
Net income	$30,140										30,140			30,140
Foreign currency translation adjustment	(2,041)	—	—	—	—	—	—	—	—	—	—	—	(2,041)	(2,041)

Balance at November 26, 2000	$28,099	1,486	$15	1,549	$15	16,535	$165	11,935	$120	$134,547	$(215,872)	$(85)	$(12,195)	$(93,290)

Net loss	(20,813)		—	—	—	—	—	—	—	—	(20,813)	—	—	(20,813)
Foreign currency translation adjustment	(1,939)	—	—	—	—	—	—	—	—	—	—	—	(1,939)	(1,939)
Change in fair value of cash flow hedges	(15,853)	—	—	—	—	—	—	—	—	—	—	—	(15,853)	(15,853)
Purchase of stock held by executive subject to mandatory repurchase provisions	—	—	—	—	—	—	—	—	—	10,699	—	(10,699)	—	—
Exercise of stock options	—	112	1	—	—	174	1	—	—	466	—	—	—	468
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	(1,479)	—	(1,479)
Cancellation and issuance of common stock	—	—	—	—	—	(1,547)	(15)	1,547	15	—	—	—	—	—

Balance at December 2, 2001	$(38,605)	1,598	$16	1,549	$15	15,162	$151	13,482	$135	$145,712	$(236,685)	$(12,263)	$(29,987)	$(132,906)

Net income	16,919	—	—	—	—	—	—	—	—	—	16,919	—	—	16,919
Foreign currency translation adjustment	(4,370)	—	—	—	—	—	—	—	—	—	—	—	(4,370)	(4,370)
Change in fair value of cash flow hedges prior to dedesignation	2,963	—	—	—	—	—	—	—	—	—	—	—	2,963	2,963
Amortization of dedesignated cash flow hedge	2,023	—	—	—	—	—	—	—	—	—	—	—	2,023	2,023
Exercise of stock options	—	8	—	—	—	417	4	—	—	428	—	—	—	432
Purchase of treasury stock	—	—	—	—	—	—	—	—	—	—	—	(801)	—	(801)
Cancellation and issuance of common stock associated with the purchase of Malachi Mattress America, Inc.	—	(63)	(1)	63	1	(558)	(5)	558	5	—	—	—	—	—

Balance at December 1, 2002	$17,535	1,543	$15	1,612	$16	15,021	$150	14,040	$140	$146,140	$(219,766)	$(13,064)	$(29,371)	$(115,740)

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Consolidated Statements Of Cash Flows

(in thousands)

	Year Ended
	December 1, 2002	December 2, 2001	November 26, 2000
Cash flows from operating activities:
Net income (loss)	$16,919	$(20,813)	$30,140
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	21,370	18,429	14,201
Amortization of intangibles	1,063	13,474	12,865
Stock-based compensation	771	(2,733)	6,797
Equity in net loss (income) of investee	5,576	3,997	(481)
Business closure charge	5,802	—	—
Impairment charges	—	30,672	—
Deferred income taxes	(2,139)	(4,911)	(866)
Non-cash interest expense:
Discount on Senior Subordinated Notes, net	12,406	11,248	10,345
Debt issuance costs	4,518	4,417	4,167
Junior Subordinated Note	5,208	4,533	4,008
Other, net	(2,556)	(6,016)	(1,144)
Changes in operating assets and liabilities:
Accounts receivable	12,615	(19,788)	(22,362)
Inventories	5,915	3,916	(3,562)
Prepaid expenses	(2,178)	(8,212)	(4,032)
Accounts payable/accrued expenses/other noncurrent liabilities	14,677	(16,934)	20,104

Net cash provided by operating activities	99,967	11,279	70,180

Cash flows from investing activities:
Purchase of property, plant and equipment	(16,848)	(20,123)	(24,089)
Note receivable from prior affiliate	(3,272)	—	—
Investments in and advances to affiliates	(12,500)	(16,151)	—
Purchase of businesses, net of cash acquired	(6,829)	(26,643)	(19,947)
Proceeds from sale of property, plant and equipment	—	65	95

Net cash used in investing activities	(39,449)	(62,852)	(43,941)

Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	(801)	(12,178)	—
Proceeds from issuance of Senior Subordinated Notes	—	127,500	—
Repayments of long-term obligations	(42,491)	(71,201)	(14,170)
Net borrowings (payments) on revolving credit facilities	—	6,803	(4,800)
Equity issuances	432	468	—
Purchase of interest rate cap agreement	(625)	—	—
Debt issuance costs	(1,600)	(5,923)	—

Net cash provided by (used in) financing activities	(45,085)	45,469	(18,970)

Change in cash and cash equivalents	15,433	(6,104)	7,269
Cash and cash equivalents:
Beginning of period	12,010	18,114	10,845

End of period	$27,443	$12,010	$18,114

Supplemental disclosures:
Taxes paid (net of tax refunds of $18,403, $6,064 and $3,662 in fiscal 2002, 2001 and 2000, respectively)	$1,465	$21,988	$28,719
Interest paid	$51,632	$54,338	$49,880

See accompanying notes to consolidated financial statements.

SEALY CORPORATION

Notes To Consolidated Financial Statements

Note 1:    Significant Accounting Policies

Significant accounting policies used in the preparation of the consolidated financial statements are summarized below.

Business and Basis of Presentation

Sealy Corporation (the “Company” or the “Parent”), is engaged in the consumer products business and manufactures, distributes and sells conventional bedding products including mattresses and foundations. Substantially all of the Company’s trade accounts receivable are from retail businesses.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Investments in 20% to 50% owned companies are accounted for using the equity method. Investments in greater than 50% owned affiliates are accounted for by the consolidation method of accounting whereby the portion not owned by the Company is shown as “Minority interest” in the financial statements.

Fiscal Year

The Company uses a 52-53 week fiscal year ending on the closest Sunday to November 30, but no later than December 2. The fiscal year ended December 1, 2002 was a 52-week year, the fiscal year ended December 2, 2001 was a 53-week year and the fiscal year ended November 26, 2000 was a 52-week year.

Recently Issued Accounting Pronouncements

The Company adopted FAS 133, “Accounting for Derivative Instruments and Hedging Activities,” which requires that all derivatives be recorded on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. The Company recorded a $0.2 million gain, upon adoption as of November 27, 2000, net of income tax expense, which is recorded in the consolidated statement of operations as a cumulative effect of a change in accounting principle.

The FASB issued FAS 143, “Accounting for Asset Retirement Obligations”, effective for years beginning after June 15, 2002, the Company’s first quarter of fiscal year 2003. FAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. Upon adoption, this pronouncement will have no effect on the Company’s consolidated financial statements.

The FASB issued FAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, effective for years beginning after December 15, 2001 and interim periods within those years, the Company’s first quarter of fiscal 2003. The objectives of FAS 144 are to address significant issues relating to the implementation of FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, and to develop a single accounting model, based on the framework established in FAS 121, for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The Company early adopted the provisions of this pronouncement for related transactions. This did not have a significant impact on the consolidated financial statements.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

In April 2002, the FASB issued FAS 145, “Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”, effective for fiscal years beginning after, transactions entered into after and financial statements issued on or subsequent to May 15, 2002. FAS 145 rescinds both FAS 4, “Reporting Gains and Losses from Extinguishment of Debt,” and the amendment of FAS 4, FAS 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements”. This Statement also rescinds FAS 44, “Accounting for Intangible Assets of Motor Carriers”. This Statement amends FAS 13, “Accounting for Leases”, to eliminate an inconsistency between the accounting for sale-leaseback transactions and the accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The Company adopted the provisions of this pronouncement for related transactions subsequent to May 15, 2002. This did not have a significant impact on the consolidated financial statements.

In July 2002, the FASB issued FAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of commitment to an exit or disposal plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002. The adoption of this Statement will not have a significant impact on the Company’s consolidated financial statements.

In November 2002, the FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and a recission of FASB Interpretation No. 34.” FIN 45 elaborates on the disclosures to be made regarding obligations under certain issued guarantees by a guarantor in interim and annual financial statements. It also clarifies the requirement of a guarantor to recognize a liability at the inception of the guarantee at the fair value of the obligation. FIN 45 does not provide specific guidance for subsequently measuring the guarantor’s recognized liability over the term of the guarantee. The provisions relating to the initial recognition and measurement of a liability are applicable on a prospective basis for guarantees issued or modified subsequent to December 31, 2002. The disclosure requirements of FIN 45 are effective for interim and annual financial statements for periods ending after December 15, 2002, the Company’s first quarter of fiscal 2003. The Company will adopt the provisions of this statement effective December 2, 2002 and does not expect it to have a significant impact on the consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This new model for consolidation applies to an entity which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective for the Company’s 2nd quarter of 2003 with transitional disclosure required with these financial statements. The Company will adopt these provisions in its 2nd quarter, however the Company does not believe it is a primary beneficiary of a VIE or holds any significant interests or

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

involvement in a VIE and does not expect there to be an impact on the Company’s consolidated financial statements.

In December 2002, the FASB issued FAS 148, “Stock - Based Compensation—Transition and Disclosure”, an amendment of FAS 123, “Accounting for Stock-Based Compensation”. The transition guidance and annual disclosure provisions are effective for fiscal years ending after December 15, 2002 and the interim disclosure provisions are effective for interim periods beginning after December 15, 2002, the Company’s fiscal year end 2003 and second quarter of 2003, respectively. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of FAS 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not believe that the adoption of this Statement will have a significant impact on the Company’s consolidated financial statements.

The Emerging Issues Task Force of the FASB released Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product” to provide guidance primarily on income statement classification of consideration from a vendor to a purchaser of the vendor’s products, including both customers and consumers. Generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. The Company has historically classified certain costs such as volume rebates, promotional money and amortization of supply agreements covered by the provisions of EITF 01-09 as marketing and selling expenses which are recorded in selling, general and administrative in the Statement of Operations. The Company adopted EITF 01-09 effective March 4, 2002, the first day of our fiscal second quarter, and reclassified previous period amounts to comply with the consensus. As a result of the adoption, both net sales and selling, general and administrative expenses were reduced by $51.5 million, $42.7 million and $31.4 million for the years ended December 1, 2002, December 2, 2001 and November 26, 2000, respectively. These changes did not affect the Company’s financial position or results of operations.

Revenue Recognition

The Company recognizes revenue, net of estimated returns, when title passes which is generally upon delivery of shipments. Sales are presented net of cash discounts. The Company provides an allowance for bad debts for all estimated uncollectible accounts receivable. Additionally the Company uses historical trend information regarding returns as well as other current economic data to reduce sales for estimated future returns.

Product Delivery Costs

The Company incurred $58.4 million, $54.5 million and $44.6 million in shipping and handling costs associated with the delivery of finished mattress products to its customers in 2002, 2001 and 2000, respectively. These costs are included in selling, general and administrative expenses in the consolidated statement of operations.

Concentrations of Credit Risk

Cash and cash equivalents are, for the most part, maintained with several major financial institutions in North America and Europe. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and therefore, bear minimal risk.

The Company purchases raw materials and certain components from a variety of vendors. The Company purchases approximately 50% of its Sealy foundation parts from a single third-party source, which has patents on

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

various interlocking wire configurations (the “Wire Patents”), and manufactures the remainder of these parts as a licensee under the Wire Patents. The Company purchases substantially all of its Stearns & Foster foundation parts from the same single third-party source. In order to reduce the risks of dependence on external supply sources and to enhance profitability, the Company has expanded its own internal component parts manufacturing capacity.

The Company’s customers include furniture stores, national mass merchandisers, specialty sleep shops, department stores, contract customers and other stores. The top five bedding customers accounted for approximately 22.0% of the Company’s net sales for the year ended December 1, 2002 and no single customer accounted for over 10.0% of the Company’s net sales.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures on contingent assets and liabilities at year end and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

Reclassification

Certain reclassifications of the 2001 and 2000 financial statements and related footnotes have been made to conform with the 2002 presentation.

Foreign Currency

Subsidiaries located outside the U.S. generally use the local currency as the functional currency. Assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense accounts at average exchange rates during the year. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity (accumulated other comprehensive income (loss)) and are not tax-effected since they relate to investments which are permanent in nature. At December 1, 2002 and December 2, 2001, accumulated foreign currency translation adjustments were $(18.5) million and $(14.1) million, respectively.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with a maturity at the time of purchase of three months or less to be cash equivalents. Cash equivalents are stated at cost, which approximates market value.

Inventory

The cost of inventories is determined by the “first-in, first-out” (FIFO) method, which approximates current cost. The cost of inventories includes raw materials, direct labor and manufacturing overhead costs. The Company provides inventory reserves for excess, obsolete or slow moving inventory based on changes in customer demand, technology developments or other economic factors.

Supply Agreements

The Company from time to time enters into long-term supply agreements with its customers. Any initial cash outlay by the Company is capitalized and amortized as a reduction of sales over the life of the contract and is ratably recoverable upon contract termination. Such capitalized amounts are included in “Prepaid expenses and other current assets” and “Debt issuance costs, net, and other assets” in the Company’s balance sheet.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Property, Plant and Equipment

Property, plant and equipment are recorded at cost reduced by accumulated depreciation. Depreciation expense is provided based on historical cost and estimated useful lives ranging from approximately twenty to forty years for buildings and building improvements and five to fifteen years for machinery and equipment. The Company generally uses the straight-line method for calculating the provision for depreciation. The Company reviews property, plant & equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Investments

From time to time the Company makes investments in debt, preferred stock, or other securities of manufacturers, retailers, and distributors of bedding and related products both domestically and internationally to enhance business relationships and build incremental sales. These investments are included in “Investments in and advances to affiliates” in the Company’s balance sheet (See Notes 8 and 18). The Company regularly assesses its investments for impairment when events or circumstances indicate their carrying value may not be recoverable through review of their net realizable value.

Deferred Debt Costs

The Company capitalizes costs associated with the issuance of debt and amortizes them as additional interest expense over the lives of the debt. The Company has the following amounts recorded in Debt issuance costs, net, and other assets:

	December 1, 2002	December 2, 2001
	(in millions)
Gross cost	$35.8	$37.2
Accumulated amortization	16.1	16.4

Net deferred debt issuance costs	$19.7	$20.8

Earnings Per Common Share

Basic net income per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net income per common share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Dilutive common equivalent shares consist of stock options (see Note 12).

Royalty Income

The Company recognizes royalty income based on sales of Sealy branded product by various licensees. The Company recognized gross royalty income of $12.2 million, $12.0 million, and $11.4 million in 2002, 2001 and 2000, respectively. The Company also pays royalties to other entities for the use of their name on product produced by the Company. The Company recognized royalty expense of $1.0 million, $0.3 million and $0.0 million in 2002, 2001 and 2000, respectively.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date (see Note 10).

Advertising Costs

The Company expenses all advertising costs as incurred. Advertising expenses, including co-op advertising, for the years ended December 1, 2002, December 2, 2001 and November 26, 2000 amounted to $146.3 million, $153.0 million and $141.0 million, respectively.

Warranties

The Company’s warranty policy provides a 10-year non-prorated warranty service period on all currently manufactured Sealy Posturepedic, Stearns & Foster and Bassett bedding products and some other Sealy-branded products. The Company’s policy is to accrue the estimated cost of warranty coverage at the time the sale is recorded. Accrued warranty totaled $9.5 million and $8.0 million as of December 1, 2002 and December 2, 2001, respectively.

Research and Development

Product development costs are charged to operations during the period incurred and are not considered material.

Environmental Costs

Environmental expenditures that relate to current operations are expensed or capitalized, as appropriate, in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 96-1, “Environmental Remediation Liabilities”. Remediation costs that relate to an existing condition caused by past operations are accrued on an undiscounted basis when it is probable that the costs will be incurred and can be reasonably estimated.

Note 2:    Inventories

The components of inventory as of December 1, 2002 and December 2, 2001 were as follows:

	2002	2001
	(in thousands)
Raw materials	$26,512	$30,734
Work in process	18,208	18,701
Finished goods	8,667	9,276

	$53,387	$58,711

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Note 3:    Goodwill and Other Intangible Assets

The FASB issued FAS 142, “Goodwill and Other Intangible Assets”. FAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, “Intangible Assets”. Goodwill and some intangible assets will no longer be amortized, but will be reviewed at least annually for impairment. FAS 142 specifies that at the time of adoption an impairment review should be performed. If an impairment of the existing goodwill is determined, any charge will be recorded as a cumulative effect of a change in accounting principle. Subsequent impairment charges would be presented within operating results. The Company adopted the non amortization provision for acquisitions with a closing date subsequent to June 30, 2001. The Company adopted the remaining provisions of FAS 142 effective December 3, 2001, the first day of the current fiscal year. The Company completed its initial impairment review and determined that no impairment of its goodwill existed as of December 3, 2001. Additionally, the Company performed its annual impairment review of goodwill as of the beginning of the fourth quarter of fiscal year end 2002 and determined that no impairment of goodwill existed.

Goodwill as of December 2, 2001 is presented net of accumulated amortization of $103.2 million and effective with the adoption of FAS 142 is netted against the original goodwill cost.

The changes in the carrying amount of goodwill for the year ended December 1, 2002, are as follows:

Balance as of December 2, 2001	$371.4
Goodwill acquired	6.7
Goodwill reduced due to business closure	(5.3)
Increase due to foreign currency translation	2.1

Balance as of December 1, 2002	$374.9

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

The Company recorded goodwill amortization of $12.1 million and $11.4 million for the years ended December 2, 2001 and November 26, 2000, respectively. The following presents the proforma adjusted net income (loss) and the earnings per share had the Company been required to adopt FAS 142 in fiscal 2000:

	Year ended December 2, 2001	Year ended November 26, 2000
Reported net (loss) income before extraordinary item and cumulative effect of change in accounting principle	$(20,286)	$30,140
Add back goodwill amortization	12,099	11,436

Adjusted net (loss) income before extraordinary item and cumulative effect of change in accounting principle	(8,187)	41,576
Extraordinary item	679	—
Cumulative effect of change in accounting principle	(152)	—

Adjusted net (loss) income	(8,714)	41,576
Liquidation preference for common L&M shares	16,862	14,808

Net (loss) income available to common shareholders	$(25,576)	$26,768

Basic earnings per share :
Reported net (loss) income before extraordinary item and cumulative effect of change in accounting principle	$(0.65)	$0.96
Add back goodwill amortization	0.39	0.36

Adjusted (loss) income before extraordinary item and cumulative effect of change in accounting principle	(0.26)	1.32
Extraordinary item	(0.02)	—
Cumulative effect of change in accounting principle	—	—

Adjusted net (loss) income	(0.28)	1.32
Liquidation preference for common L&M shares	(0.54)	(0.47)

Net (loss) income available to common shareholders	$(0.82)	$0.85

Diluted earnings per share *:
Reported net (loss) income before extraordinary item and cumulative effect of change in accounting principle	$(0.65)	$0.88
Add back goodwill amortization	0.39	0.33

Adjusted (loss) income before extraordinary item and cumulative effect of change in accounting principle	(0.26)	1.21
Extraordinary item	(0.02)	—
Cumulative effect of change in accounting principle	—	—

Adjusted net (loss) income	(0.28)	1.21
Liquidation preference for common L&M shares	(0.54)	(0.43)

Net (loss) income available to common shareholders	$(0.82)	$0.78

*	Due to the loss for the year ended December 2, 2001, the dilutive securities are antidilutive and, accordingly, are excluded from the calculation in dilutive earnings per share.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Total other intangibles of $5.1 million (net of accumulated amortization of $13.3 million) as of December 1, 2002 primarily consist of acquired licenses, which are amortized on the straight-line method over periods ranging from 5 to 15 years.

Note 4:    Long-Term Obligations

Long-term debt as of December 1, 2002 and December 2, 2001 consisted of the following:

	2002	2001
	(in thousands)
Senior AXELs Credit Agreement	$322,475	$324,375
Senior Revolving Credit Agreement:
Tranche A Term Loan	—	25,737
Revolving Credit Facility	—	—
Senior Subordinated Notes (net of premium: 2002—$1,878 and 2001—$2,251)	251,878	252,251
Senior Subordinated Discount Notes (net of discount: 2002—$576 and 2001—$13,355)	127,424	114,645
Junior Subordinated Notes	45,246	40,038
Other	6,211	21,065

	753,234	778,111
Less current portion	33,338	29,858

	$719,896	$748,253

In November 2002, the Company renegotiated its revolving credit facility (the “Revolving Credit Facility”) included in the Senior Credit Agreements. Previously the Company had the ability to borrow $100.0 million under the facility, which was to expire on December 15, 2002. This facility was replaced with a $50.0 million Revolving Credit Facility, which expires on November 15, 2004. The Company incurred costs of $2.8 million in obtaining the Revolving Credit Facility which is to be amortized over the life of the facility as additional interest expense. Additionally, the Senior Credit Agreements provide for a term loan facility (the “Term Loan Facility”) of $450.0 million. The Senior Credit Agreements require the Company to meet certain financial tests, including minimum levels of adjusted EBITDA (as defined) as specified in the agreements, minimum interest coverage and maximum leverage ratio. The Senior Credit Agreements also contain covenants which, among other things, limit capital expenditures, indebtedness and/or the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, mergers and consolidations, prepayments of other indebtedness, liens and encumbrances and other matters customarily restricted in such agreements. These restrictions however, generally do not prohibit the ability of the Company’s subsidiaries to pay dividends or make distributions to the Parent. The Company was in compliance with its financial covenants as of December 1, 2002. At December 1, 2002 the Company had approximately $35.4 million available under its Revolving Credit Facility with Letters of Credit issued totaling approximately $14.6 million. The Company’s net weighted average borrowing cost was 9.0% and 10.1% for Fiscal 2002 and 2001, respectively.

Indebtedness under the Senior Credit Agreements bears interest at a floating rate. Indebtedness under the Revolving Credit Facility and the Term Loans initially bears interest at a rate (subject to change based on attainment of certain leverage ratio levels) based upon (i) the Base Rate (defined as the highest of (x) the rate of interest announced publicly by JP Morgan Chase Bank of New York from time to time, as its base rate or (y) the Federal funds effective rate from time to time plus 0.50%) plus the applicable rate margin as defined by the Senior Credit Agreement in respect of the Tranche A Term Loans and the Revolving Credit Facility, 1.00% in respect of the AXELs Series B, 1.25% in respect of the AXELs Series C and 1.50% in respect of the AXELs Series D, or (ii) the Adjusted Eurodollar Rate (as defined in the Senior Credit Agreements) for one, two, three or

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

six months (or, subject to general availability, two weeks to twelve months), in each case plus the applicable Eurodollar rate margin as defined by the Senior Credit Agreement in respect of Tranche A Term Loans and the Revolving Credit Facility, 2.00% in respect of AXELs Series B, 2.25% in respect of AXELs Series C and 2.50% in respect to AXELs Series D.

In November 2002, the Company prepaid the outstanding balance of the Tranche A Term Loans which were scheduled to mature in December 2002. The AXELs Series B mature in December 2004. The AXELs Series C mature in December 2005. The AXELs Series D mature in December 2006. Prior to the prepayment in November 2002, the Tranche A Term Loans were subject to quarterly amortization payments commencing in March 1999, the AXELs Series B, the AXELs Series C and the AXELs Series D are subject to quarterly amortization payments commencing in March 1998 with the AXELs Series B amortizing in nominal amounts until the maturity of the Tranche A Term Loans, the AXELs Series C amortizing in nominal amounts until the maturity of the AXELs Series B and the AXELs Series D amortizing in nominal amounts until the maturity of the AXELs Series C. The Revolving Credit Facility matures in November 2004. In addition, the Senior Credit Agreements provide for mandatory repayments, subject to certain exceptions, of the Term Loans, and reductions in the Revolving Credit Facility, based on the net proceeds of certain asset sales outside the ordinary course of business of the Issuer and its subsidiaries, the net proceeds of insurance, the net proceeds of certain debt and equity issuances, and excess cash flow (as defined in the Senior Credit Agreements). The Company has not historically been subject to the Mandatory Prepayment Provisions. Mandatory Prepayment under the excess cash flow provision were required at December 1, 2002 totaling approximately $6.8 million.

The Senior Subordinated Notes, which are guaranteed by the Parent (Sealy Corporation), were issued pursuant to an Indenture (the “Senior Subordinated Note Indenture”) among the Issuer (Sealy Mattress Company), the Guarantors and The Bank of New York, as trustee (the “Senior Subordinated Note Trustee”). Notes in aggregate principal amount of $125.0 million were issued in an initial offering in 1998. An additional offering of $125.0 million was made in 2001 pursuant to the indenture. All Notes mature on December 15, 2007 and bear interest at the rate of 9 7/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The proceeds from the offering in 2001 were used to repay existing bank debt. As a result, the Company recognized an extraordinary loss on the write-off of a portion of the previous debt issuance costs of $0.7 million (net of a $0.5 million tax benefit).

The Senior Subordinated Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage of Principal Amount
2003	103.292%
2004	101.646%
2005 and thereafter	100.000%

The Senior Subordinated Discount Notes, which are guaranteed by the Parent, in aggregate principal amount of $128.0 million were issued in December 1997, and mature on December 15, 2007. The Senior Subordinated Discount Notes were offered at a substantial discount from their principal amount at maturity. Until December 15, 2002 (the “Full Accretion Date”), no interest (other than liquidated damages, if applicable) will

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

accrue or be paid in cash on the Senior Subordinated Discount Notes, but the Accreted Value will accrete (representing the amortization of original issue discount) between the issuance date and the Full Accretion Date, on a semi-annual bond equivalent basis. Beginning on December 15, 2002, interest on the Senior Subordinated Discount Notes will accrue at the rate of 10 7/8% per annum and will be payable in cash semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2003, to Holders of record on the immediately preceding June 1 and December 1. With the change to cash pay, the Company will be required to fund approximately $13.3 million in additional interest in 2003.

The Senior Subordinated Discount Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and liquidated damages thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage of Principal Amount
2003	103.625%
2004	101.812%
2005 and hereafter	100.000%

The Junior Note had an initial principal balance outstanding of $25.0 million and matures in December 2008. Interest on the Junior Note accrues at 10% per annum if paid within ten days of the end of each calendar quarter or at 12% if the Company elects to add accrued interest for such quarter to the then outstanding principal balance. The Company has the option, at each quarter end, to elect to pay the interest due for the quarter or add such interest to the principal balance through the term of the Note. From inception, the Company has elected to add accrued interest to the principal balance increasing the total outstanding balance to $45.2 million at December 1, 2002.

During the first quarter of 2001, the Company entered into an agreement to secure an additional revolving credit facility with a separate banking group. This facility provides for borrowing in Canadian currency up to C$25.0 million ($16.0 US). The revolving credit facility expires in fiscal 2004. At December 1, 2002, the Company had approximately C$25.0 million ($16.0 US) available under this facility.

At December 1, 2002, the annual scheduled maturities of the principal amounts of long-term obligations were (in thousands, and excluding future mandatory prepayments which may be required as discussed above):

2003	$33,338
2004	77,460
2005	87,601
2006	103,014
2007	27,196
Thereafter	424,625

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Note 5:    Lease Commitments

The Company leases certain operating facilities, offices and equipment. The following is a schedule of future minimum annual lease commitments and sublease rentals at December 1, 2002.

Fiscal Year	Commitments Under Operating Leases
(in thousands)
2003	$8,063
2004	6,610
2005	5,616
2006	4,596
2007	3,587
Thereafter	4,279

$32,751

Rental expense charged to operations is as follows:

	Year Ended Dec. 1, 2002	Year Ended Dec. 2, 2001	Year Ended Nov. 26, 2000
	(in thousands)
Minimum rentals	$13,790	$13,356	$10,014
Contingent rentals (based upon delivery equipment mileage)	2,686	2,725	1,924

	$16,476	$16,081	$11,938

The Company has the option to renew certain plant operating leases, with the longest renewal period extending through 2012. Most of the operating leases provide for increased rent through increases in general price levels.

Note 6:    Fair Value of Financial Instruments

Due to the short maturity of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, their carrying values approximate fair value. The carrying amount of long-term debt under the Senior AXELs Credit Agreement and the Senior Revolving Credit Agreement approximates fair value because the interest rate adjusts to market interest rates. The fair value of long-term debt under the Senior Subordinated Notes and Senior Subordinated Discount Notes, based on a quoted market price, was $238.8 million and $126.7 million, respectively, at December 1, 2002.

Note 7:    Hedging Strategy

In 2000, the Company entered into an interest rate swap agreement that effectively converted $234.8 million of its floating-rate debt to a fixed-rate basis through December 2006, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flows). Use of hedging contracts allows the Company to reduce its overall exposure to interest rate changes, since gains and losses on these contracts will offset losses and gains on the transactions being hedged. The Company formally documents all hedged transactions and hedging instruments, and assesses, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The fair values of the interest rate agreements are estimated by obtaining quotes from brokers and are the estimated

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the counterparties. Effective June 3, 2002, the Company dedesignated the interest rate swap agreement for hedge accounting. As a result of the dedesignation, $12.9 million previously recorded in accumulated other comprehensive loss as of the date of dedesignation is being amortized into interest expense over the remaining life of the interest rate swap agreement. For the year ended December 1, 2002, $2.0 million was amortized into interest expense. Prior to June 3, 2002, the changes in the fair market value of the interest rate swap were recorded in accumulated other comprehensive income (loss). Subsequent to June 3, 2002, changes in the fair market value of the interest rate swap are recorded in interest expense. For the year ended December 1, 2002, $15.0 million was recorded as interest expense as a result of the change in its fair market value. At December 1, 2002 and December 2, 2001, the fair value carrying amount of this instrument was $(20.2) million and $(15.7) million, respectively, which is recorded as follows:

	December 1, 2002	December 2, 2001
	(in millions)
Accrued interest	$2.1	$1.5
Other accrued expenses	7.6	5.5
Other noncurrent liabilities	10.5	8.7

	$20.2	$15.7

During the second quarter of 2002, the Company entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $234.8 million of debt previously converted to fixed rate debt through December 2006. This interest rate swap agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are to be recorded in interest expense. For the year ended December 1, 2002, $10.4 million was recorded as a reduction of interest expense as a result of the change in its fair market value. At December 1, 2002, the fair value carrying amount of this instrument is $7.8 million with $5.1 million recorded in prepaid expenses and other current assets and $2.7 million recorded in noncurrent assets.

The Company also entered into an interest rate cap agreement during the second quarter of 2002 with a notional amount of $175.0 million that caps the LIBOR rate on which the floating rate debt is based at 8% through December 2006. This agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. The Company recorded $29 thousand as a reduction to interest expense for the year ended December 1, 2002. At December 1, 2002, the fair value carrying amount of this instrument, which is included in noncurrent assets, was an asset of $29 thousand.

At December 1, 2002 and December 2, 2001, accumulated other comprehensive income (loss) associated with the interest rate swaps was $(10.9) million and $(15.9) million, respectively.

To protect against the reduction in value of forecasted foreign currency cash flows resulting from purchases in a foreign currency, the Company has instituted a forecasted cash flow hedging program. The Company hedges portions of its purchases denominated in foreign currencies with forward and option contracts. At December 1, 2002, the Company had forward contracts to sell a total of 19.4 million Mexican pesos with expiration dates of February 27, 2003 and February 28, 2003, forward contracts to sell a total of 4.8 million Canadian dollars with expiration dates ranging from December 11, 2002 through February 26, 2003 and an option contract to sell a total of 2.6 million Canadian dollars with an expiration date of December 6, 2002. The fair values of these contracts are not significant.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Note 8:    Other (Income) Expense, Net

The Company previously contributed cash and other assets to Mattress Holdings International LLC (“MHI”), a company controlled by the Company’s largest stockholder, Bain Capital LLC, in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. The equity ownership of MHI was transferred to the Company in November 2002. MHI acquired minority interests in Malachi Mattress America, Inc. (“Malachi”), a domestic mattress retailer, and Mattress Holdings Corporation (MHC) in 1999. MHC, controlled by Bain Capital, is a holding company which owns substantially all of the common stock of Mattress Discounters Corporation, a domestic mattress retailer, and the common stock of an international mattress retailer. The Malachi investment was accounted for by MHI under the equity method. Accordingly, the Company recorded equity in the (losses) earnings of Malachi of $(5.6) million, $(4.0) million and $0.5 million for the years ended December 1, 2002, December 2, 2001 and November 26, 2000, respectively. The MHC investment was accounted for by MHI under the cost method. Various operating factors combined with weak economic conditions during 2001, resulted in a review by Company management of the equity values related to these affiliates. The Company determined that the decline in the value of such investments was other than temporary and, as a consequence, recognized a non-cash impairment charge of $26.3 million to write-down the investments to their estimated fair values as of the end of the third quarter of 2001. See Note 18 for further discussion.

In May 2001, the Company and one of its licensees terminated its existing contract that allowed the licensee to manufacture and sell certain products under the Sealy brand name and entered into a new agreement for the sale of certain other Sealy branded products. In conjunction with the termination of the license agreement, Sealy received a $4.6 million termination fee that is recorded as other income.

Additionally, Other (income) expense, net includes interest income of $2.2 million, $1.9 million and $3.2 million for the years ended December 1, 2002, December 2, 2001 and November 26, 2000, respectively.

Other (income) expense, net also includes $(0.3) million, $(0.5) million and $0.2 million for minority interest associated with the Argentina operations in 2002, 2001 and 2000, respectively. During the second quarter of 2002, the Company acquired the remaining 30% interest of the Argentina operations and will no longer record minority interest. See also Note 14.

Note 9:    Stock Option and Restricted Stock Plans

On December 18, 1997, the Company’s Board of Directors adopted the 1998 Stock Option Plan (“1998 Plan”) and reserved 5,000,000 shares of Class A Common Stock of the Company for issuance. Options under the 1998 Plan may be granted either as Incentive Stock Options as defined in Section 422 of the Internal Revenue Code or Nonqualified Stock Options subject to the provisions of Section 83 of the Internal Revenue Code. The options vest 40% upon the second anniversary, and 20% on the third, fourth and fifth anniversary dates of the grant.

Upon consummation of the 1997 Recapitalization of the Company, certain senior executives received fully-vested ten-year stock options to acquire 145,516 shares of the Company’s Class L Common Stock at an exercise price of $10.125 per share and 1,309,644 shares of the Company’s Class A Common Stock at an exercise price of $0.125 per share.

The Company recorded (income) expense of $0.8 million, $(2.7) million and $6.8 million in fiscal 2002, 2001 and 2000, respectively, to revalue the right of one executive to require the Company to repurchase certain securities of the Company at the greater of fair market value or original cost. The (income) expense associated with the right was recorded in stock based compensation. During fiscal 2001, the Company satisfied a portion of

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

the obligation through a draw of the Company’s Revolving Credit Facility and the delivery of a portion of the executive’s securities. At December 1, 2002, the Company has $5.4 million recorded for the obligation which is reflected in “other noncurrent liabilities”.

FAS No. 123 Disclosures:    As permitted by FAS No. 123, “Accounting for Stock-Based Compensation”, the Company continues to account for its stock option and stock incentive plans in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees”, and makes no charges (except to the extent required by APB Opinion No. 25) against earnings with respect to options granted. FAS No. 123 does however require the disclosure of pro forma information regarding net income and earnings per share determined as if the Company had accounted for its stock options under the fair value method.

For purposes of this pro forma disclosure, the estimated fair value of the options is amortized to expense over the options’ vesting period. The Company recognized no compensation expense in 2002, 2001 or 2000 as all options were granted at or above the fair market value of the stock at the date of grant.

		2002	2001	2000
Net income (loss) (in thousands)	As reported	$16,919	$(20,813)	$30,140
	Pro forma	$16,324	$(21,458)	$29,552
Net earnings (loss) per share-Diluted	As reported	$0.55	$(0.67)	$0.88
	Pro forma	$0.53	$(0.69)	$0.86

The fair value for all options granted were estimated at the date of grant or revaluation using a Black-Scholes option pricing model with the following weighted-average assumptions: the expected life for all options is seven years; the expected dividend yield for all stock is zero percent and the expected volatility of all stock is zero percent. The fair market value of the Company’s stock is determined by the Company’s Board of Directors based on a value as determined by a multiple of “adjusted” earnings before interest, income taxes, depreciation and amortization (“Adjusted” EBITDA).

The risk free interest rates utilized for the grants are as follows:

Option Grant Date	Risk Free Interest Rate
Fiscal 2000	5.77%-6.09%
Fiscal 2001	4.62%-5.39%
Fiscal 2002	4.07%-5.22%

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

A summary of the status and changes of shares subject to options and the related average price per share is as follows:

	Shares Subject to Options	Average Option Price Per Share
Outstanding November 28, 1999 (296,086 options exercisable)	3,563,086	$2.02
Granted	151,500	7.80
Exercised	—	—
Canceled	(39,000)	0.56

Outstanding November 26, 2000 (1,539,086 options exercisable)	3,675,586	2.27
Granted	747,000	9.48
Exercised	(288,056)	5.15
Canceled	(241,000)	2.02

Outstanding December 2, 2001 (1,860,930 options exercisable)	3,893,530	3.46
Granted	986,700	4.38
Exercised	(425,850)	1.03
Canceled	(834,000)	2.10

Outstanding December 1, 2002 (1,543,880 options exercisable)	3,620,380	$4.31

For various price ranges, weighted average characteristics of outstanding stock options at December 1, 2002 were as follows:

	Outstanding Options			Exercisable Options
Range of Exercise prices	Shares	Remaining Life (Years)	Weighted Average Price	Shares	Weighted Average Price
Class A
$0.00-$1.20	1,132,585	5.4	$0.50	888,185	$0.49
$2.40-$3.60	234,500	9.4	2.50	—	—
$3.60-$4.80	644,000	5.3	4.18	562,000	4.18
$4.80-$6.00	758,700	9.5	5.03	27,600	5.34
$6.01-$7.20	53,500	7.6	6.77	16,800	6.93
$7.21-$8.40	27,500	7.6	7.88	11,000	7.88
$8.41-$9.60	529,000	8.6	8.55	13,200	9.60
$10.80-$12.00	215,500	8.2	12.00	—	—
Class L
$0.00-$10.13	25,095	5.0	$10.13	25,095	$10.13

The weighted average fair value of options granted were $0, $2.95 and $2.68 in 2002, 2001 and 2000, respectively.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Note 10:    Income Taxes

The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. Income tax expense (benefit) consists of:

	Year ended Dec. 1, 2002	Year ended Dec. 2, 2001	Year ended Nov. 26, 2000
	(in thousands)
Current:
Federal	$2,743	$9,541	$20,444
State and local	433	(661)	2,455
Foreign	6,195	8,633	5,199

	9,371	17,513	28,098
Deferred:
Federal	(2,014)	(3,213)	(450)
State and local	(288)	(459)	(64)
Foreign	163	(1,239)	(352)

	(2,139)	(4,911)	(866)

Total tax expense including effects of extraordinary item and cumulative effect of change in accounting principle	7,232	12,602	27,232
Benefit allocated to loss from early extinguishment of debt	—	452	—
Expense allocated to cumulative effect of change in accounting principle	—	(101)	—

Income tax expense before extraordinary item	$7,232	$12,953	$27,232

Income before taxes from foreign operations amounted to $13.4 million, $6.4 million, and $12.2 million for the years ended December 1, 2002, December 2, 2001, and November 26, 2000, respectively.

The differences between the actual tax expense and tax expense computed at the statutory U.S. Federal tax rate are explained as follows:

	Year ended Dec. 1, 2002	Year ended Dec. 2, 2001	Year ended Nov. 26, 2000
Income tax expense (benefit) computed at statutory U.S. Federal income tax rate	$8,453	$(2,567)	$20,079
State and local income taxes, net of federal tax benefit	(1)	(718)	1,809
Foreign tax rate differential and effects of foreign earnings repatriation	1,584	2,762	53
Effect of nondeductible loss	—	9,881	—
Adjustment of estimated loss carryforward previously reserved	(4,312)	—	—
Effect of non deductible meals and entertainment	494	592	674
Other items, net	1,014	(745)	891

Income tax expense before permanent differences resulting from purchase accounting	7,232	9,205	23,506
Permanent differences resulting from purchase accounting, principally goodwill	—	3,748	3,726

Total income tax	$7,232	$12,953	$27,232

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Deferred income taxes reflect the tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The Company’s total deferred tax assets and liabilities and their significant components are as follows:

	2002		2001
	Current Asset (Liability)	Noncurrent Asset (Liability)	Current Asset (Liability)	Noncurrent Asset (Liability)
	(in thousands)
Accrued salaries and benefits	$4,271	$3,625	$4,949	$3,466
Allowance for doubtful accounts	9,910	—	7,863	—
Plant shutdown, idle facilities, and environmental costs	—	2,910	357	1,719
Tax credit and loss carryforward benefit	341	7,205	893	12,034
Accrued warranty reserve	3,529	—	2,930	—
Other accrued reserves	1,188	—	1,833	—
Book versus tax differences related to property, plant, and equipment	(552)	(24,639)	(552)	(25,462)
Book versus tax differences related to intangible assets	—	(10,204)	—	(8,021)
All other	3,445	60	613	447

	22,132	(21,043)	18,886	(15,817)

Valuation allowance	—	(6,744)	—	(12,002)

	$22,132	$(27,787)	$18,886	$(27,819)

The Company recorded a valuation allowance of $12.0 million in the year ended December 2, 2001, against part of the deferred tax asset for the tax credit and loss carryforward benefit due to uncertainties regarding utilization in the statutory period. During the year ended December 1, 2002, the valuation allowance was reduced to $6.7 million as a result of an estimated capital loss being smaller than previously recognized.

A provision has not been made for U.S. or foreign taxes on undistributed earnings of foreign subsidiaries. Upon repatriation of such earnings, withholding taxes might be imposed that are then available for use as credits against U.S. Federal income tax liability, subject to certain limitations. The amount of taxes that would be payable on repatriation of the entire amount of undistributed earnings is immaterial at December 1, 2002 and December 2, 2001.

Note 11:    Retirement Plans

Substantially all employees are covered by defined contribution profit sharing plans, where specific amounts (as annually established by the Company’s board of directors) are set aside in trust for retirement benefits. Profit sharing expense was $10.4 million, $6.5 million, and $8.4 million for the years ended December 1, 2002, December 2, 2001, and November 26, 2000, respectively.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Note 12:    Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share:

	2002	2001	2000
	(in thousands)
Numerator:
Income (loss) before extraordinary item	$16,919	$(20,286)	$30,140
Extraordinary item, net	—	679	—
Cumulative effect of change in accounting principle	—	(152)	—

Net income (loss)	16,919	(20,813)	30,140
Liquidation preference for common L & M shares	18,598	16,862	14,808

Net income (loss) available to common shareholders	$(1,679)	$(37,675)	$15,332

Denominator:
Denominator for basic earnings per share—weighted average shares	30,935	31,075	31,485
Effect of dilutive securities:
Stock options	—	—	2,750

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	30,935	31,075	34,235

Due to the loss available to common shareholders and loss from continuing operations in 2002 and 2001, respectively, the potentially dilutive securities would have been antidilutive. Accordingly, they are excluded from the calculation in dilutive earnings per share.

The Company’s capital stock consists of Class A common stock, par value $0.01 per share (“Class A Common”), Class B common stock, par value $0.01 per share (“Class B Common”), Class L common stock, par value $0.01 per share (“Class L Common”), and Class M common stock, par value $0.01 per share (“Class M Common” and collectively with the Class A Common, Class B Common and Class L Common, “Common Stock”). The Class L Common and the Class M Common are senior in right of payment to the Class A Common and Class B Common. Holders of Class B Common and Class M Common have no voting rights except as required by law. The holders of Class A Common and Class L Common are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company, including the election of directors. Class A Common and Class L Common are otherwise identical, except that the shares of Class L Common are entitled to a preference over Class A Common with respect to any distribution by the Company to holders of its capital stock equal to the original cost of such share ($40.50) plus an amount which accrues on a daily basis at a rate of 10% per annum, compounded annually. Class B Common and Class M Common are otherwise identical, except that the shares of Class M Common are entitled to a preference over Class B Common with respect to any distribution by the Company to holders of its capital stock equal to the original cost of such share ($40.50) plus an amount which accrues on a daily basis at a rate of 10% per annum, compounded annually. The Class B Common and the Class M Common are convertible into Class A Common and Class L Common, respectively, automatically upon consummation of an initial public offering by the Company. As of December 1, 2002 and December 2, 2001, the aggregate liquidation preference of Class L and Class M Common, including the preferred yield of 10% compounded annually, amounted to $204.9 million and $185.7 million, respectively. The Board of Directors of the Company is authorized to issue preferred stock, par value $0.01 per share, with such designations and other terms as may be stated in the resolutions providing for the issue of any such preferred stock adopted from time to time by the Board of Directors.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Note 13:    Summary of Interim Financial Information (Unaudited)

Quarterly financial data for the years ended December 1, 2002 and December 2, 2001, is presented below:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Amounts in thousands, except for share data)
2002:
Net sales	$291,773	$299,755	$313,607	$284,033
Gross profit	126,763	129,493	131,251	121,998
Net income (loss)	8,446	(8,392)	8,354	8,511
Earnings per share—Basic	0.27	(0.27)	0.27	0.28
Earnings per share—Diluted	0.27	(0.27)	0.27	0.28

2001:
Net sales	$258,608	$263,942	$316,437	$315,066
Gross profit	112,376	106,949	133,771	132,371
Income (loss) before extraordinary item and cumulative effect of change in accounting principle	4,783	1,395	(21,746)	(4,718)
Extraordinary item	—	679	—	—
Cumulative effect of change in accounting principle	(152)	—	—	—
Net income (loss)	4,935	716	(21,746)	(4,718)
Earnings per share—Basic	0.16	0.02	(0.71)	(0.14)
Earnings per share—Diluted	0.15	0.02	(0.71)	(0.14)

In the fourth quarter of 2002, the Company recorded pretax charges of $6.1 million in connection with difficulties associated with accounts receivable system conversion.

FAS 142, “Goodwill and Other Intangible Assets”, was adopted by the Company on December 3, 2001. The 2001 quarterly information presented in the table above does not reflect the effects of this adoption. The Company recorded goodwill amortization of $2.9 million, $3.0 million, $3.0 million and $3.2 million for the quarters ended February 25, 2001, May 27, 2001, August 26, 2001 and December 2, 2001, respectively. The following presents the proforma adjusted net income (loss) and the earnings per share had the Company been required to adopt FAS 142 in fiscal 2001.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Amounts in thousands, except for share data)
2001:
Adjusted net income (loss)	7,805	3,691	(18,708)	(1,502)
Adjusted earnings per share—Basic	0.25	0.12	(0.61)	(.04)
Adjusted earnings per share—Diluted	0.24	0.12	(0.61)	(.04)

Note 14:     Business Acquisitions

On April 6, 2001, the Company acquired the outstanding capital stock of Sapsa Bedding, S.A., of Paris, France for $31.5 million, including costs associated with the acquisition. Sapsa, with primary locations in Paris, France and Milan, Italy, manufactures and sells latex bedding and bedding products to retailers and wholesalers in Europe. Sapsa also sells latex mattress cores and pillows to other manufacturers which sell the finished products under their own trademark. As part of the purchase price, EUR 3.0 million (approximately $3.0 million) is being held in escrow pursuant to the Share Sale Agreement. In addition, the Company was holding EUR 4.3 million (approximately $4.3 million) as additional escrow funds which was disbursed in November 2002. The

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Company recorded the acquisition using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair market values. As a result of the purchase price allocation, the Company recorded $18.1 million of indefinite-lived goodwill and $2.3 million other amortizable intangibles.

Cash price	$31.5
Liabilities assumed	44.8

Purchase price	76.3
Fair value of assets acquired	55.9

Goodwill and other intangible assets	$20.4

During the first quarter of 2002, the Company took control of a retail mattress company in which it had previously made investments in the form of a supply agreement and additional equity. This investment provided the Company an opportunity to determine whether the entity would be a viable distribution source for the Company’s products. It is not the Company’s strategy to own or control retail operations. Based on management’s assessment, evaluation and consideration of alternative business strategies of the Company, it was determined that the acquired entity did not represent a valid business strategy and ceased its operations in May 2002. The Company recorded a non-cash charge of $5.8 million associated with this shut-down of the business representing a write-off of previously recorded goodwill of $5.3 million and a write-down of other assets to their estimated liquidation value.

On August 10, 2000, the Company acquired 70% of the outstanding capital stock of Rozen S.R.L. for $9.5 million, including costs associated with the acquisition. Rozen, located in Buenos Aires, Argentina, manufactures and sells bedding to retailers located in Argentina. Rozen also owns and operates several retail sleep shops in the Buenos Aires area. The Company recorded the acquisition using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair market values. As a result of the purchase price allocation, the Company recorded $4.7 million in indefinite lived goodwill.

Cash paid	$9.5
Liabilities assumed	9.4

Purchase price	18.9
Fair value of assets acquired	14.2

Goodwill	$4.7

During the second quarter of 2002, the Company acquired the remaining 30% interest of Rozen, the Company’s Argentina operations, for $1.6 million including fees and expenses and recorded additional indefinite lived goodwill of $1.4 million.

During 2001, Rozen’s operations were negatively impacted by deteriorating economic conditions in Argentina resulting in a loss from operations. As a result of these economic conditions, the Argentine government allowed the peso, previously pegged 1 to 1 to the U.S. dollar, to freely float at a market exchange rate subsequent to December 2, 2001. In addition, the Argentine government imposed a restriction that severely limited cash withdrawals from the country. As a result of the operating loss incurred by Rozen, the deteriorating economic conditions and the uncertainty surrounding the peso devaluation, the Company reviewed the carrying value of its investment in Rozen S.R.L. As a consequence, the Company recorded a non-cash impairment charge

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

of $4.4 million in 2001 to write off all remaining unamortized goodwill. Management believes the value of the remaining assets are recoverable. On December 1, 2002, the peso was trading at approximately 3.5 pesos to the dollar.

On September 1, 2000, the Company acquired certain operating assets of Premier Bedding Group, LLC for $8.3 million. The business acquired manufactures and sells bedding to retailers primarily in the United States under the Bassett and Carrington Chase brand names. As part of the acquisition, the Company acquired the exclusive right to manufacture, market and sell bedding under the previously mentioned brand names through October, 2015. The Company recorded the acquisition using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired based on the estimated fair value. As a result of the purchase price allocation, the Company recorded $3.5 million of other amortizable intangibles associated with the license agreement acquired. This intangible is being amortized over a 15 year period.

Due to the immateriality of the acquisitions to the Company’s balance sheet and statement of operations, no pro forma disclosures are considered necessary.

Note 15:    Contingencies

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company is currently conducting an environmental cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. The Company and one of its subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, the Company and its subsidiary agreed to conduct soil and groundwater remediation at the property. The Company does not believe that its manufacturing processes were the source of contamination. The Company sold the property in 1997. The Company and its subsidiary retained primary responsibility for the required remediation. The Company has completed essentially all soil remediation with the New Jersey Department of Environmental Protection approval, and has concluded a pilot test of the groundwater remediation system. The Company is working with the New Jersey Department of Environmental Protection to develop a remediation plan for the sediment in Oakeys Brook adjoining the site.

The Company is also remediating soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although the Company is conducting the remediation voluntarily, it obtained Connecticut Department of Environmental Protection approval of the remediation plan. The Company has completed essentially all soil remediation under the remediation plan and is currently monitoring groundwater at the site. The Company believes the contamination is attributable to the manufacturing operations of previous unaffiliated occupants of the facility.

The Company removed three underground storage tanks previously used for diesel, gasoline, and waste oil from its South Gate, California facility in March 1994 and remediated the soil in the area. Since August 1998, the Company has been working with the California Regional Water Quality Control Board, Los Angeles Region to monitor ground water at the site.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

While the Company cannot predict the ultimate timing or costs of the South Brunswick, Oakville, and South Gate environmental matters, based on facts currently known, the Company believes that the accruals recorded (approximately $3.0 million at December 1, 2002) are adequate and does not believe the resolution of these matters will have a material adverse effect on the financial position or future operations of the Company; however, in the event of an adverse decision, these matters could have a material adverse effect. Annual costs associated with on going testing and monitoring at those sites are not material.

Note 16:    Segment Information

The Company operates predominately in one industry segment, the manufacture and marketing of conventional bedding. During 2002, 2001 and 2000 no one customer represented 10% or more of total net sales. Sales outside the United States were $216.8 million, $187.7 million and $111.0 million for 2002, 2001 and 2000, respectively. Additionally, long-lived assets (principally property, plant and equipment and other investments) outside the United States were $43.7 million and $46.0 million as of December 1, 2002 and December 2, 2001, respectively.

Note 17:    Plant Closings and Restructuring Charges

During 2002, the Company shutdown its Lake Wales and Taylor facilities. The Company recorded a $2.5 million charge associated with the Lake Wales shutdown to writedown the land, building and equipment to its estimated fair market value and a $0.3 million charge associated with the Taylor shutdown primarily for severance.

During the first quarter of 2001, the Company commenced a plan to shutdown its Memphis facility and recorded a $0.5 million charge primarily for severance. The Company ceased operations in the second quarter of 2001 and is actively pursuing the sale of the facility. Also during the first quarter of 2001, the Company recorded a $0.7 million charge for severance related to a management reorganization. All payments related to these charges have been made.

Note 18:    Related Party Transactions

The Company previously contributed cash and other assets to Mattress Holdings International LLC (“MHI”), a company which was controlled by the Company’s largest stockholder, Bain Capital LLC, in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. The equity ownership of MHI was transferred to the Company in November 2002. MHI acquired minority interests in Malachi Mattress America, Inc. (“Malachi”), a domestic mattress retailer, and Mattress Holdings Corporation (MHC) in 1999. MHC, controlled by Bain Capital LLC, is a holding company which owns substantially all of the common stock of Mattress Discounters Corporation, a domestic mattress retailer, and the common stock of an international mattress retailer. The Malachi investment was accounted for by MHI under the equity method and the MHC investment was accounted for by MHI under the cost method. The Company had sales to Malachi and Mattress Discounters as follows:

	Year ended December 1, 2002	Year Ended December 2, 2001	Year Ended November 26, 2000
	($’s in million)
Malachi Mattress America, Inc.	$58.7	$67.9	$53.1
Mattress Discounters Corporation	$71.6	$82.1	$86.9

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

Various operating factors combined with weak economic conditions during 2001, resulted in a review by Company management of the equity values related to these affiliates. The Company determined that the decline in the value of such investments was other than temporary and, as a consequence, recognized a non-cash impairment charge of $26.3 million to write-down the investments to their estimated fair values as of the end of the third quarter of 2001.

At December 2, 2001, the Company’s net exposure to the affiliates was $36.6 million including specific bad debt reserves of $6.2 million. The Company also reclassified $15.0 million from trade receivables to Investments in and advances to affiliates due to uncertainty of the timing of the collection of such amounts. The Company continued to closely monitor the operations of Malachi and Mattress Discounters during 2002 and the total exposure to the affiliates. Accordingly, the Company recorded additional specific bad debt charges of $22.9 million during 2002.

In October 2002, MHI acquired substantially all of the remaining interest in Malachi for cash payments of $1.5 million and a transfer of 2% of the Company’s outstanding common equity. MHI also paid $2.0 million in expenses associated with the acquisition. The Company funded the cash payments through existing cash. The equity transfer was effected through shares of Sealy stock currently owned by the Company’s investors. Concurrent with the acquisition, MHI sold 100% of its interest in Malachi to an independent third party, canceled $21.7 million in trade receivables all of which were fully reserved, received a $17.5 million long-term note due and payable in June 2009 and Malachi’s name was changed to Mattress Firm, Inc. The note bears no interest for the first two years with the rate escalating to 7% by October 2008 with quarterly interest payments commencing in January 2005. Due to Mattress Firm, Inc.’s past operating performance and the favorable interest rate provided on the note, the Company has valued the note at $8.8 million reflecting a market rate and the credit worthiness of the “new” Mattress Firm. The note is recorded in long-term notes receivable in the balance sheet. Subsequent to the write-off, the outstanding receivables assumed by Mattress Firm, Inc. were $10.8 million. MHI also loaned Mattress Firm, Inc. $3.3 million secured by all of its assets. This loan bears interest at 7% with quarterly interest payments beginning December 31, 2002. The full principal balance is due and payable in October 2007. This loan is also recorded in long-term notes receivable in the balance sheet.

After consummation of the transactions, the Company’s total exposure to Mattress Firm, Inc., net of reserves, was $21.9 million; of which $3.3 million is secured. The Company’s net exposure at December 1, 2002 was $19.5 million. The Company believes that the recent operating performance of Mattress Firm, Inc. has improved. In addition, the current owners have made additional cash infusions in the business and have improved its overall capital structure. The Company has been receiving timely payments on its outstanding receivables assumed by Mattress Firm. Based on this, the Company believes that it has adequate reserves against its current exposure. The Company will, however, continue to monitor this business to determine whether reserve levels are appropriate. Concurrent with the transactions, the Company entered into a new long-term, non-exclusive supply agreement with Mattress Firm, Inc. through November 1, 2008 which replaced an exclusive supply agreement. The Company does not expect that any sales reduction as a result of the amended supply agreement will have a material adverse effect on the Company. As a result of the transactions previously described, Mattress Firm, Inc. is no longer an affiliate of Bain Capital LLC or Sealy.

In October 2002, Mattress Discounters Corporation filed a voluntary joint petition with the U.S. Bankruptcy Court for the District of Maryland for reorganization under Chapter 11 of the U.S. Bankruptcy Code and is operating as a debtor in possession under the Bankruptcy Code. The Company has submitted a $12.6 million claim as a secured creditor for principal and interest advanced to Mattress Discounters through a participation in its bank facility. This advance is also guaranteed by Mattress Holdings Corporation. The Company also wrote-off the net accounts receivable which was fully reserved and initially submitted a $16.0 million claim as an unsecured creditor. In exchange for the Company’s agreement to amend and restate the prepetition supply

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

agreement to remove the requirement for Sealy to be Mattress Discounters’ exclusive supplier, the Company accepted an allowance for an unsecured claim of $24.0 million and an extension of the supply agreement through 2008. The current plan submitted by the debtor to the bankruptcy court contemplates that the majority of Mattress Discounters’ common stock would be held by its bondholders. In addition, the Company would receive a secured note, guaranteed by MHC, for the $12.6 million secured claim and a non-controlling minority interest for the unsecured claim. The secured note would require quarterly payments of $1.2 million commencing March 31, 2005 with all outstanding amounts due and payable on October 31, 2006. The secured note would be subordinated to a new senior secured facility of approximately $11.2 million and a $3.0 million debtor-in-possession loan. The secured note will bear interest at the greater of the prime rate plus 3.0% or LIBOR plus 4.0%, subject to escalation during the term. While there can be no assurance, the Company expects Mattress Discounters to emerge from Chapter 11 during 2003. During the bankruptcy period, Mattress Discounters has exited four markets. The majority of the stores in the exited markets have been acquired by current Sealy customers. The Company does not believe that any sales reductions, as a result of the amended supply agreement or the markets exited, will have a material adverse effect on the Company. As part of Mattress Discounters filing Chapter 11, the Company has agreed to provide Mattress Discounters with debtor in possession financing up to $3.0 million in trade credit as Mattress Discounters reorganizes. At the time Mattress Discounters filed Chapter 11, the Company had fully reserved all of its trade receivables from Mattress Discounters. At December 1, 2002, the Company had extended net trade credit to Mattress Discounters of $0.4 million. The Company’s total exposure at December 1, 2002 was $13.0 million including the previously mentioned Note.

The Company also had sales of $13.2 million, $11.0 million and $8.0 million for the years ended December 1, 2002, December 2, 2001 and November 26, 2000, respectively, to the international affiliate that is owned by Mattress Holdings Corporation.

The Company believes that the terms on which mattresses are supplied to these affiliates are not materially more or less favorable than those that might reasonably be obtained in a comparable transaction on an arm’s length basis from a person that is not an affiliate or related party.

Note 19:    Guarantor/Non-Guarantor Financial Information

As discussed in Note 4, the Parent and each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to the Notes. Substantially all of the Issuer’s operating income and cashflow is generated by its subsidiaries. As a result, funds necessary to meet the Issuer’s debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Issuer’s subsidiaries, could limit the Issuer’s ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. Although holders of the Notes will be direct creditors of the Issuer’s principal direct subsidiaries by virtue of the guarantees, the Issuer has subsidiaries (“Non-Guarantor Subsidiaries”) that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Issuer, including the holders of the Notes.

The following supplemental consolidating condensed financial statements present:

1.	Consolidating condensed balance sheets as of December 1, 2002 and December 2, 2001, consolidating condensed statements of operations and cash flows for each of the years in the three-year period ended December 1, 2002.

SEALY CORPORATION

Notes to Consolidated Financial Statements—(Continued)

2.	Sealy Corporation (the “Parent” and a “Guarantor”), Sealy Mattress Company (the “Issuer”), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method.

3.	Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

Separate financial statements of each of the Guarantor Subsidiaries are not presented because Management believes that these financial statements would not be material to investors.

SEALY CORPORATION

Supplemental Consolidating Condensed Balance Sheet

December 1, 2002

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$28	$21,881	$5,534	$—	$27,443
Accounts receivable—Non-affiliates, net	11	16	115,141	49,574	—	164,742
Accounts receivable—Affiliates, net			420	3,333	—	3,753
Inventories	—	1,501	36,377	15,509	—	53,387
Prepaid expenses, deferred income taxes and other current assets	(97)	5,557	29,490	7,748	—	42,698

	(86)	7,102	203,309	81,698	—	292,023
Property, plant and equipment, at cost	—	5,398	223,526	51,702	—	280,626
Less accumulated depreciation	—	2,517	95,568	8,616	—	106,701

	—	2,881	127,958	43,086	—	173,925
Other assets:
Goodwill	—	14,816	314,698	45,432	—	374,946
Other intangibles, net	—	—	3,689	1,389		5,078
Net investment in and advances to (from) subsidiaries and affiliates	(65,254)	590,852	(359,727)	(110,986)	(54,885)	—
Investment in and advances to affiliate	—	—	—	12,950	—	12,950
Long-term notes receivable	—	—	—	12,022	—	12,022
Debt issuance costs, net, and other assets	106	22,318	8,954	2,626	—	34,004

	(65,148)	627,986	(32,386)	(36,567)	(54,885)	439,000

Total assets	$(65,234)	$637,969	$298,881	$88,217	$(54,885)	$904,948

Liabilities And Stockholders’ Equity (Deficit)
Current liabilities:
Current portion—long-term obligations	$—	$29,437	$—	$3,901	$—	$33,338
Accounts payable	—	229	38,481	30,380	—	69,090
Accrued interest	—	1,764	12,246	253	—	14,263
Accrued customer incentives and advertising	—	1,059	35,468	5,003	—	41,530
Accrued compensation	—	144	19,589	4,749	—	24,482
Other accrued expenses	51	10,224	25,238	7,984	—	43,497

	51	42,857	131,022	52,270	—	226,200
Long-term obligations	45,246	672,340	63	2,247	—	719,896
Other noncurrent liabilities	5,687	10,442	25,593	5,083	—	46,805
Deferred income taxes	(478)	679	19,582	8,004	—	27,787
Minority interest	—	—	—	—	—	—
Stockholders’ equity (deficit)	(115,740)	(88,349)	122,621	20,613	(54,885)	(115,740)

Total liabilities and stockholders’ equity (deficit)	$(65,234)	$637,969	$298,881	$88,217	$(54,885)	$904,948

SEALY CORPORATION

Supplemental Consolidating Condensed Balance Sheet

December 2, 2001

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$55	$6,442	$5,513	$—	$12,010
Accounts receivable—Non-affiliates, net	7	6,847	102,854	42,337	—	152,045
Accounts receivable—Affiliates, net	—	—	26,703	2,358	—	29,061
Inventories	—	1,521	42,429	14,761	—	58,711
Prepaid expenses, deferred income taxes and other current assets	263	335	27,786	9,156	—	37,540

	270	8,758	206,214	74,125	—	289,367
Property, plant and equipment, at cost	—	5,231	219,591	46,417	—	271,239
Less accumulated depreciation	—	2,220	79,234	5,488	—	86,942

	—	3,011	140,357	40,929	—	184,297
Other assets:
Goodwill	—	14,816	316,323	40,215	—	371,354
Other intangibles, net	—	—	3,974	1,868		5,842
Net investment in and advances to (from) subsidiaries and affiliates	(88,818)	586,266	(417,900)	(48,087)	(31,461)	—
Investment in and advances to affiliates	—	—	—	15,468	—	15,468
Debt issuance costs, net and other assets	156	20,652	13,412	2,579	—	36,799

	(88,662)	621,734	(84,191)	12,043	(31,461)	429,463

Total assets	$(88,392)	$633,503	$262,380	$127,097	$(31,461)	$903,127

Liabilities And Stockholders’ Equity (Deficit)
Current liabilities:
Current portion—long-term obligations	$—	$18,658	$64	$11,136	$—	$29,858
Accounts payable	—	327	51,078	23,179	—	74,584
Accrued customer incentives and advertising	—	1,496	35,789	4,164	—	41,449
Accrued compensation	—	372	10,464	4,073	—	14,909
Accrued interest	—	741	13,884	285	—	14,910
Other accrued expenses	51	7,157	20,073	11,588	—	38,869

	51	28,751	131,352	54,425	—	214,579
Long-term obligations	40,038	698,350	80	9,785	—	748,253
Other noncurrent liabilities	6,124	10,310	23,569	4,339	—	44,342
Deferred income taxes	(1,699)	703	21,656	7,159	—	27,819
Minority interest	—	—	—	1,040	—	1,040
Stockholders’ equity (deficit)	(132,906)	(104,611)	85,723	50,349	(31,461)	(132,906)

Total liabilities and stockholders’ equity (deficit)	$(88,392)	$633,503	$262,380	$127,097	$(31,461)	$903,127

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Operations

Year Ended December 1, 2002

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non-affiliates	$—	$43,958	$816,284	$196,570	$(11,173)	$1,045,639
Net sales—Affiliates	—	—	130,304	13,225	—	143,529

Total net sales	—	43,958	946,588	209,795	(11,173)	1,189,168
Costs and expenses:
Cost of goods sold—Non-affiliates	—	29,787	460,322	122,943	(11,173)	601,879
Cost of goods sold—Affiliates	—	—	68,875	8,909	—	77,784

Total cost of goods sold	—	29,787	529,197	131,852	(11,173)	679,663
Selling, general and administrative	180	10,596	334,771	64,918	—	410,465
Stock based compensation	771	—	—	—	—	771
Business closure charge	—	—	—	5,802	—	5,802
Plant closing and restructuring charges	—	—	2,779	—	—	2,779
Amortization of intangibles	—	—	289	774	—	1,063
Royalty income, net	—	—	(12,008)	853	—	(11,155)

Income (loss) from operations	(951)	3,575	91,560	5,596	—	99,780
Interest expense	5,455	64,915	695	1,506	—	72,571
Other (income) expense, net	(5)	—	(1,480)	4,543	—	3,058
Loss (income) from equity investees	(15,659)	(17,646)	—	—	33,305	—
Loss (income) from non-guarantor equity investees	—	256	2,139	—	(2,395)	—
Capital charge and intercompany interest allocation	(8,199)	(58,869)	64,102	2,966	—	—

Income (loss) before income taxes	17,457	14,919	26,104	(3,419)	(30,910)	24,151
Income tax expense (benefit)	538	(740)	8,458	(1,024)	—	7,232

Net income (loss)	$16,919	$15,659	$17,646	$(2,395)	$(30,910)	$16,919

SEALY CORPORATION

Supplemental Consolidating Condensed Statements Of Operations

Year Ended December 2, 2001

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non-affiliates	$—	$46,427	$797,276	$164,930	$(15,601)	$993,032
Net sales—Affiliates	—	—	149,972	11,049	—	161,021

Total net sales	—	46,427	947,248	175,979	(15,601)	1,154,053
Costs and expenses:
Cost of goods sold—Non-affiliates	—	30,649	460,968	105,725	(15,601)	581,741
Cost of goods sold—Affiliates	—	—	79,290	7,555	—	86,845

Total cost of goods sold	—	30,649	540,258	113,280	(15,601)	668,586
Selling, general and administrative	120	13,266	327,742	45,731	—	386,859
Stock based compensation	(2,733)	—	—	—	—	(2,733)
Plant closing and restructuring charges	—	—	1,183	—	—	1,183
Amortization of intangibles	—	382	11,012	2,080	—	13,474
Asset impairment charge	—	—	—	4,422	—	4,422
Royalty income, net	—	—	(11,667)	—	—	(11,667)

Income from operations	2,613	2,130	78,720	10,466	—	93,929
Interest expense	4,853	70,469	688	2,037	—	78,047
Other (income) expense, net	(40)	(365)	(6,334)	29,954	—	23,215
Loss (income) from equity investees	26,503	19,135	—	—	(45,638)	—
Loss (income) from non-guarantor equity investees	—	6,326	21,292	—	(27,618)	—
Capital charge and intercompany interest allocation	(13,189)	(66,432)	78,512	1,109	—	—

Income (loss) before income taxes, extraordinary item and cumulative effect of change in accounting principle	(15,514)	(27,003)	(15,438)	(22,634)	73,256	(7,333)
Income tax expense (benefit)	5,299	(956)	3,626	4,984	—	12,953

Income (loss) before extraordinary item and cumulative effect of change in accounting principle	(20,813)	(26,047)	(19,064)	(27,618)	73,256	(20,286)
Extraordinary item—loss from early extinguishment of debt	—	608	71	—	—	679
Cumulative effect of change in accounting principle	—	(152)	—	—	—	(152)

Net income (loss)	$(20,813)	$(26,503)	$(19,135)	$(27,618)	$73,256	$(20,813)

SEALY CORPORATION

Supplemental Consolidating Condensed Statements Of Operations

Year Ended November 26, 2000

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non-affiliates	$—	$47,561	$798,476	$90,623	$(14,514)	$922,146
Net sales—Affiliates	—	—	140,025	7,965	—	147,990

Total net sales	—	47,561	938,501	98,588	(14,514)	1,070,136
Costs and expenses:
Cost of goods sold—Non-affiliates	—	30,674	452,249	56,564	(14,514)	524,973
Cost of goods sold—Affiliates	—	—	73,400	5,481	—	78,881

Total cost of goods sold	—	30,674	525,649	62,045	(14,514)	603,854
Selling, general and administrative	180	13,801	295,835	25,221	—	335,037
Stock based compensation	6,797	—	—	—	—	6,797
Amortization of intangibles	—	397	11,624	844	—	12,865
Royalty income, net	—	—	(11,370)	—	—	(11,370)

Income (loss) from operations	(6,977)	2,689	116,763	10,478	—	122,953
Interest expense	4,278	63,010	1,292	429	—	69,009
Other (income) expense, net	(437)	(113)	(1,938)	(940)	—	(3,428)
Loss (income) from equity investees	(33,751)	(34,641)	—	—	68,392	—
Loss (income) from non-guarantor equity investees	—	636	(6,761)	—	6,125	—
Capital charge and intercompany interest allocation	(3,939)	(59,727)	64,124	(458)	—	—

Income (loss) before income taxes	26,872	33,524	60,046	11,447	(74,517)	57,372
Income tax expense (benefit)	(3,268)	(227)	25,186	5,541	—	27,232

Net income (loss)	$30,140	$33,751	$34,860	$5,906	$(74,517)	$30,140

SEALY CORPORATION

Supplemental Consolidating Condensed Statements Of Cash Flows

Year Ended December 1, 2002

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non— Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$725	$84,135	$15,107	$—	$99,967

Cash flows from investing activities:
Purchase of property, plant and equipment	—	(225)	(14,186)	(2,437)	—	(16,848)
Purchase of business, net of cash acquired	—	—	—	(6,829)	—	(6,829)
Note receivable from prior affiliate	—	—	—	(3,272)	—	(3,272)
Investments in and advances to affiliates	—	—	—	(12,500)	—	(12,500)
Net activity in investment in and advances to (from) subsidiaries and affiliates	369	29,335	(54,429)	24,725	—	—

Net cash provided by (used in) investing activities	369	29,110	(68,615)	(313)	—	(39,449)
Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	(801)	—	—	—	—	(801)
Repayment of long-term obligations	—	(27,637)	(81)	(14,773)	—	(42,491)
Equity issuances	432	—	—	—	—	432
Debt issuance costs	—	(1,600)	—	—	—	(1,600)
Purchase of interest rate cap	—	(625)	—	—	—	(625)

Net cash used in financing activities	(369)	(29,862)	(81)	(14,773)	—	(45,085)

Change in cash and cash equivalents	—	(27)	15,439	21	—	15,433
Cash and cash equivalents:
Beginning of period	—	55	6,442	5,513	—	12,010

End of period	$—	$28	$21,881	$5,534	$—	$27,443

SEALY CORPORATION

Supplemental Consolidating Condensed Statements Of Cash Flows

Year Ended December 2, 2001

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$3,665	$(13,787)	$21,401	$—	$11,279

Cash flows from investing activities:
Purchase of property, plant and equipment	—	(380)	(17,557)	(2,186)	—	(20,123)
Proceeds from sale of property, plant and equipment	—	—	65	—	—	65
Purchase of business, net of cash acquired	—	—	—	(26,643)	—	(26,643)
Investments in and advances to affiliates	—	—	(15,950)	(201)	—	(16,151)
Net activity in investment in and advances to (from) subsidiaries and affiliates	11,710	(67,401)	60,934	(5,243)	—	—

Net cash provided by (used in) investing activities	11,710	(67,781)	27,492	(34,273)	—	(62,852)
Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	(12,178)	—	—	—	—	(12,178)
Proceeds from issuance of Senior Subordinated Notes	—	127,500	—	—	—	127,500
Repayment of long-term obligations	—	(57,987)	(13,935)	721	—	(71,201)
Net borrowings from revolving credit facilities	—	—	—	6,803	—	6,803
Equity issuances	468	—	—	—	—	468
Debt issuance costs	—	(5,696)	—	(227)	—	(5,923)

Net cash used in financing activities	(11,710)	63,817	(13,935)	7,297	—	45,469

Change in cash and cash equivalents	—	(299)	(230)	(5,575)	—	(6,104)
Cash and cash equivalents:
Beginning of period	—	354	6,672	11,088	—	18,114

End of period	$—	$55	$6,442	$5,513	$—	$12,010

SEALY CORPORATION

Supplemental Consolidating Condensed Statements Of Cash Flows

Year Ended November 26, 2000

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by operating activities	$—	$485	$59,223	$10,472	$—	$70,180
Cash flows from investing activities:
Purchase of property, plant and equipment	—	(80)	(21,709)	(2,300)	—	(24,089)
Proceeds from sale of property, plant and equipment	—	—	95	—	—	95
Purchase of businesses, net of cash acquired	—	(10,834)	—	(9,113)	—	(19,947)
Net activity in investment in and advances to (from) subsidiaries and affiliates	—	29,424	(36,841)	7,417	—	—

Net cash provided by (used in) investing activities	—	18,510	(58,455)	(3,996)	—	(43,941)
Cash flows from financing activities:
Repayment of long-term obligations	—	(13,854)	(316)	—	—	(14,170)
Net Payments on revolving credit facilities	—	(4,800)	—	—	—	(4,800)

Net cash used in financing activities	—	(18,654)	(316)	—	—	(18,970)

Change in cash and cash equivalents	—	341	452	6,476	—	7,269
Cash and cash equivalents:
Beginning of period	—	13	6,220	4,612	—	10,845

End of period	$—	$354	$6,672	$11,088	$—	$18,114

Schedule II

Consolidated Valuation and Qualifying Accounts

Sealy Corporation and Subsidiaries

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts— Describe	Deductions— Describe (1)	Balance at End of Period
YEAR ENDED DECEMBER 1, 2002
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$20,481	$31,252		$26,956	$24,777
YEAR ENDED DECEMBER 2, 2001
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$11,765	$18,578		$9,862	$20,481
YEAR ENDED NOVEMBER 26, 2000
Reserves and allowances deducted from asset accounts:
Allowance for doubtful accounts	$10,123	$3,634		$1,992	$11,765

(1)	Uncollectible accounts written off, net of recoveries.

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended March 2, 2003	Quarter Ended March 3, 2002
Net sales—Non-affiliates	$277,403	$253,184
Net sales—Affiliates (Note 11)	10,908	38,589

Total net sales	288,311	291,773
Cost of goods sold—Non-affiliates	159,465	143,961
Cost of goods sold—Affiliates (Note 11)	5,890	21,049

Total cost of goods sold	165,355	165,010

Gross Profit	122,956	126,763
Selling, general and administrative	92,657	93,686
Stock based compensation	540	574
Amortization of intangibles	260	173
Royalty income, net	(2,713)	(2,487)

Income from operations	32,212	34,817
Interest expense	17,077	19,256
Other (income) expense, net (Note 5)	(296)	1,216

Income before income tax expense	15,431	14,345
Income tax expense	6,338	5,899

Net income	9,093	8,446
Liquidation preference for common L & M shares	5,114	4,640

Net income available to common shareholders	$3,979	$3,806

Earnings per share—Basic:
Net income—Basic	0.29	0.27
Liquidation preference for common L & M shares	(0.16)	(0.15)

Net income available to common shareholders	$0.13	$0.12

Earnings per share—Diluted:
Net income—Diluted	0.29	0.27
Liquidation preference for common L & M shares	(0.16)	(0.15)

Net income available to common shareholders	$0.13	$0.12

Weighted average number of common shares outstanding:
Basic	31,175	30,751
Diluted	31,200	30,775

See accompanying notes to condensed consolidated financial statements.

SEALY CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 2, 2003	December 1, 2002*
ASSETS
Current assets:
Cash and cash equivalents	$15,253	$27,443
Accounts receivable—Non-affiliates, net	200,780	164,742
Accounts receivable—Affiliates, net (Note 11)	4,624	3,753
Inventories	54,317	53,387
Prepaid expenses, deferred taxes and other current assets	40,314	42,698

	315,288	292,023
Property, plant and equipment—at cost	285,383	280,626
Less: accumulated depreciation	(112,009)	(106,701)

	173,374	173,925
Other assets:
Goodwill	377,787	374,946
Other intangibles, net	5,085	5,078
Long-term notes receivable (Note 11)	12,022	12,022
Investments in and advances to affiliates (Note 11)	12,950	12,950
Debt issuance costs, net, and other assets	36,470	34,004

	444,314	439,000

	$932,976	$904,948

LIABILITIES AND STOCKHOLDERS’ (DEFICIT)
Current liabilities:
Current portion of long-term obligations	$41,487	$33,338
Accounts payable	78,014	69,090
Accrued interest	11,265	14,263
Accrued incentives and advertising	50,334	41,530
Accrued compensation	13,964	24,482
Other accrued expenses	46,298	43,497

	241,362	226,200
Long-term obligations, net	720,500	719,896
Other noncurrent liabilities	49,215	46,805
Deferred income taxes	23,357	27,787
Stockholders’ (deficit) equity:
Common stock	323	321
Additional paid-in capital	146,225	146,140
Accumulated deficit	(210,673)	(219,766)
Accumulated other comprehensive loss	(24,269)	(29,371)
Common stock held in treasury, at cost	(13,064)	(13,064)

	(101,458)	(115,740)

	$932,976	$904,948

*	Condensed from audited financial statements.

See accompanying notes to condensed consolidated financial statements.

SEALY CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Quarter Ended
	March 2, 2003	March 3, 2002
Net cash (used in) provided by operating activities	$(15,712)	$26,548

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(2,316)	(3,444)
Advances to affiliate	—	(12,500)
Purchase of business, net of cash acquired	—	(186)

Net cash used in investing activities	(2,316)	(16,130)
Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	—	(801)
Proceeds from long-term obligations, net	6,912	2,105
Equity issuances	87	316
Debt issuance costs	(1,161)	—

Net cash provided by financing activities	5,838	1,620
Change in cash and cash equivalents	(12,190)	12,038
Cash and cash equivalents:
Beginning of period	27,443	12,010

End of period	$15,253	$24,048

Supplemental disclosures:
Selected noncash items:
Non-cash compensation	$540	$574
Depreciation and amortization	5,668	5,431
Non-cash interest expense associated with:
Junior Subordinated Notes	1,357	1,220
Debt issuance costs	1,396	1,005
Discount on Senior Subordinated Notes, net	483	3,017
Net interest (income) expense associated with interest rate swap and cap agreements	(290)	—

See accompanying notes to condensed consolidated financial statements.

SEALY CORPORATION

Notes to Condensed Consolidated Financial Statements

Three Months Ended March 2, 2003

Note 1:    Basis of Presentation

The condensed consolidated interim financial statements are unaudited, and certain information and footnote disclosures related thereto normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted in accordance with Rule 10-01 of Regulation S-X. In the opinion of management, the accompanying unaudited consolidated financial statements were prepared following the same policies and procedures used in the preparation of the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position of Sealy Corporation and its subsidiaries (the “Company”). The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year. These consolidated financial statements should be read in conjunction with the company’s Annual Report on Form 10-K for the year ended December 1, 2002.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount of assets and liabilities and disclosures on contingent assets and liabilities at quarter end and the reported amounts of revenue and expenses during the reporting period. Actual results may differ from these estimates.

The Company regularly assesses all of its long-lived assets and investments for impairment when events or circumstances indicate that their carrying value may not be recoverable. The Company believes no such impairment exists at March 2, 2003.

Certain reclassifications of previously reported financial information were made to conform to the 2003 presentation.

Note 2:    Inventories

The major components of inventories were as follows:

	March 2, 2003	December 1, 2002
	(In thousands)
Raw materials	$26,733	$26,512
Work in process	18,237	18,208
Finished goods	9,347	8,667

	$54,317	$53,387

Note 3:    Warranty Costs

The Company has warranty obligations in connection with the sale of its product. The warranty period for Sealy Posturepedic, Stearns & Foster, Bassett and other Sealy branded products is a 10 year non-prorated warranty service period. The costs incurred to provide for these warranty obligations are estimated and recorded

SEALY CORPORATION

Notes To Consolidated Financial Statements—(Continued)

as an accrued liability at the time of sale. The Company estimates its warranty cost at the point of sale based on historical rates. The change in the company’s accrued warranty obligations from December 1, 2002 to March 2, 2003 was as follows:

March 2, 2003
(in thousands)
Accrued warranty obligations at December 1, 2002	$9,538
Warranty claims	(2,365)
2003 warranty provisions	2,490

Accrued warranty obligations at March 2, 2003	$9,663

Note 4:    Goodwill and Other Intangible Assets

The Company performs an annual assessment of its indefinite-lived goodwill for impairment as of the beginning of the fiscal fourth quarter. The Company also assesses its indefinite-lived goodwill and other intangible assets for impairment when events or circumstances indicate that their carrying value may not be recoverable from future cash flows.

The changes in the carrying amount of goodwill for the three months ended March 2, 2003, are as follows:

Balance as of December 1, 2002	$374.9
Increase due to foreign currency translation	2.9

Balance as of March 2, 2003	$377.8

Total other intangibles of $5.1 million (net of accumulated amortization of $13.6 million) as of March 2, 2003 primarily consist of acquired licenses, which are amortized on the straight-line method over periods ranging from 5 to 15 years.

Note 5:    Other (Income) Expense, Net

The Company previously contributed cash and other assets to Mattress Holdings International LLC (“MHI”), a company which was controlled by the Company’s largest stockholder, Bain Capital LLC, in exchange for a non-voting interest. The equity ownership of MHI was transferred to the Company in November 2002. MHI acquired a minority interest in Malachi Mattress America, Inc. (“Malachi”), a domestic mattress retailer in 1999. In October 2002, MHI acquired substantially all of the remaining interest in Malachi and sold 100% of its interest to an independent third party. The Malachi investment was accounted for by MHI under the equity method. Accordingly, the Company recorded equity in the losses of Malachi of $2.5 million for the three months ended March 3, 2002. See Note 11 for further discussion.

Additionally, Other (income) expense, net includes interest income of $0.3 million and $1.1 million for the quarters ended March 2, 2003 and March 3, 2002, respectively.

Other (income) expense, net also includes $(0.2) million for minority interest associated with the Argentina operations for the three months ended March 3, 2002. During the second quarter of 2002, the Company acquired the remaining 30% interest of the Argentina operations and no longer records minority interest.

SEALY CORPORATION

Notes To Consolidated Financial Statements—(Continued)

Note 6:    Recently Issued Accounting Pronouncements

The FASB issued FAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability for an exit cost, as defined in EITF 94-3, was recognized at the date of commitment to an exit or disposal plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities initiated after December 31, 2002. The adoption of this Statement did not have a significant impact on the Company’s consolidated financial statements.

The FASB issued FAS 148, “Stock-Based Compensation—Transition and Disclosure”, an amendment of FAS 123, “Accounting for Stock-Based Compensation”. The transition guidance and annual disclosure provisions are effective for the Company’s second quarter and year ended 2003, respectively. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of FAS 123 to require more prominent disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company does not believe that the adoption of this Statement will have a significant impact on the Company’s consolidated financial statements.

The FASB issued FASB Interpretation No. (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtness of Others—an interpretation of FASB Statements No. 5, 57, and 107 and a recission of FASB Interpretation No. 34.” FIN 45 elaborates on the disclosures to be made regarding obligations under certain issued guarantees by a guarantor in interim and annual financial statements. It also clarifies the requirement of a guarantor to recognize a liability at the inception of the guarantee at the fair value of the obligation. FIN 45 does not provide specific guidance for subsequently measuring the guarantor’s recognized liability over the term of the guarantee. The provisions relating to the initial recognition and measurement of a liability are applicable on a prospective basis for guarantees issued or modified subsequent to December 31, 2002. The disclosure requirements of FIN 45 are effective for interim and annual financial statements for periods ending after December 15, 2002, the Company’s first quarter of fiscal 2003. The Company adopted the provisions of this statement effective December 2, 2002 and it did not have a significant impact on the consolidated financial statements.

The FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 is effective for the Company’s 2nd quarter of 2003 with transitional disclosure required with these financial statements. The Company will adopt these provisions in its 2nd quarter, however the Company does not believe it is a primary beneficiary of a VIE or holds any significant interests or involvement in a VIE and does not expect there to be an impact on the Company’s consolidated financial statements.

SEALY CORPORATION

Notes To Consolidated Financial Statements—(Continued)

The Emerging Issues Task Force of the FASB released Issue 01-09, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product” to provide guidance primarily on income statement classification of consideration from a vendor to a purchaser of the vendor’s products, including both customers and consumers. Generally, cash consideration is to be classified as a reduction of revenue, unless specific criteria are met regarding goods or services that the vendor may receive in return for this consideration. The Company has historically classified certain costs such as volume rebates, promotional money and amortization of supply agreements covered by the provisions of EITF 01-09 as marketing and selling expenses which are recorded in selling, general and administrative in the Statement of Operations. The Company adopted EITF 01-09 effective March 4, 2002, the first day of our fiscal second quarter of 2002, and reclassified previous period amounts to comply with the consensus. As a result of the adoption, both net sales and selling, general and administrative expenses were reduced $11.6 million and $9.1 million for the three months ended March 2, 2003 and March 3, 2002, respectively. These changes did not affect the Company’s financial position or results of operations.

Note 7:    Hedging Strategy

In 2000, the Company entered into an interest rate swap agreement that effectively converted $234.5 million of its floating-rate debt to a fixed-rate basis through December 2006, thereby hedging against the impact of interest rate changes on future interest expense (forecasted cash flows). Use of hedging contracts allows the Company to reduce its overall exposure to interest rate changes, since gains and losses on these contracts will offset losses and gains on the transactions being hedged. The Company formally documents all hedged transactions and hedging instruments, and assesses, both at inception of the contract and on an ongoing basis, whether the hedging instruments are effective in offsetting changes in cash flows of the hedged transaction. The fair values of the interest rate agreements are estimated by obtaining quotes from brokers and are the estimated amounts that the Company would receive or pay to terminate the agreements at the reporting date, taking into consideration current interest rates and the current creditworthiness of the counterparties. Effective June 3, 2002, the Company dedesignated the interest rate swap agreement for hedge accounting. As a result of the dedesignation, $12.9 million previously recorded in accumulated other comprehensive loss as of the date of dedesignation is being amortized into interest expense over the remaining life of the interest rate swap agreement. For the three months ended March 2, 2003, $1.0 million was amortized into interest expense. Prior to June 3, 2002, the changes in the fair market value of the interest rate swap were recorded in accumulated other comprehensive income (loss). Subsequent to June 3, 2002, changes in the fair market value of the interest rate swap are recorded in interest expense. For the three months ended March 2, 2003, $4.7 million was recorded as interest expense as a result of the change in its fair market value. At March 2, 2003 and December 1, 2002, the fair value carrying amount of this instrument was $(22.4) million and $(20.2) million, respectively, which is recorded as follows:

	March 2, 2003	December 1, 2002
	(in millions)
Accrued interest	$2.4	$2.1
Other accrued expenses	8.2	7.6
Other noncurrent liabilities	11.8	10.5

	$22.4	$20.2

During the second quarter of 2002, the Company entered into another interest rate swap agreement that has the effect of reestablishing as floating rate debt the $234.5 million of debt previously converted to fixed rate debt through December 2006. This interest rate swap agreement has not been designated for hedge accounting and,

SEALY CORPORATION

Notes To Consolidated Financial Statements—(Continued)

accordingly, any changes in the fair value are to be recorded in interest expense. For the three months ended March 2, 2003, $4.6 million was recorded as a reduction of interest expense as a result of the change in its fair market value. At March 2, 2003 and December 1, 2002, the fair value carrying amount of this instrument was $11.0 million and $7.8 million with $4.8 million and $5.1 million recorded in prepaid expense and other current assets and $6.2 million and $2.7 million recorded in noncurrent assets, respectively.

The Company also entered into an interest rate cap agreement during the second quarter of 2002 with a notional amount of $175.0 million that caps the LIBOR rate on which the floating rate debt is based at 8% through December 2006. This agreement has not been designated for hedge accounting and, accordingly, any changes in the fair value are recorded in interest expense. The Company recorded $4 thousand additional interest expense for the three months ended March 2, 2003. At March 2, 2003 and December 1, 2002, the fair value carrying amount of this instrument, which is included in noncurrent assets, was an asset of $24 thousand and $29 thousand, respectively.

At March 2, 2003 and December 1, 2002, accumulated other comprehensive income (loss) associated with the interest rate swaps was $(9.9) million and $(10.9) million, respectively.

To protect against the reduction in value of forecasted foreign currency cash flows resulting from purchases in a foreign currency, the Company has instituted a forecasted cash flow hedging program. The Company hedges portions of its purchases denominated in foreign currencies with forward and option contracts. At March 2, 2003, the Company had forward contracts to sell a total of 19.4 million Mexican pesos with an expiration date of May 28, 2003, forward contracts to sell a total of 10.8 million Canadian dollars with expiration dates ranging from March 19, 2003 through May 15, 2003 and an option contract to sell a total of 4.9 million Canadian dollars with expiration dates ranging from May 21, 2003 through July 23, 2003.

Note 8:    Earnings Per Share

The following table sets forth the computation of basic and diluted earnings per share (in thousands) for the quarter ended:

	March 2, 2003	March 3, 2002
Numerator:
Net income	9,093	8,446
Liquidation preference for L & M shares	5,114	4,640

Net income available to common shareholders	$3,979	$3,806

Denominator:
Denominator for basic earnings per share—weighted average shares	31,175	30,751
Effect of dilutive securities:
Stock options	25	24

Denominator for diluted earnings per share—adjusted weighted-average shares and assumed conversions	31,200	30,775

Note 9:    Comprehensive Income

Total comprehensive income for the quarters ended March 2, 2003 and March 3, 2002 was $14.2 million and $8.0 million, respectively.

SEALY CORPORATION

Notes To Consolidated Financial Statements—(Continued)

Activity in Stockholders’ equity (deficit) is as follows (dollar amounts in thousands):

	Comprehensive Income	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Loss	Total
Balance at December 1, 2002		$321	$146,140	$(219,766)	$(13,064)	$(29,371)	$(115,740)
Comprehensive Income:
Net income for the three months ended March 2, 2003	$9,093	—	—	9,093	—	—	9,093
Exercise of stock options	—	2	85	—	—	—	87
Amortization of dedesignated cash flow hedge	1,010	—	—	—	—	1,010	1,010
Foreign currency translation adjustment	4,092	—	—	—	—	4,092	4,092

Balance at March 2, 2003	$14,195	$323	$146,225	$(210,673)	$(13,064)	$(24,269)	$(101,458)

Note 10:    Contingencies

The Company is subject to legal proceedings, claims, and litigation arising in the ordinary course of business. While the outcome of these matters is currently not determinable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

The Company is currently conducting an environmental cleanup at a formerly owned facility in South Brunswick, New Jersey pursuant to the New Jersey Industrial Site Recovery Act. The Company and one of its subsidiaries are parties to an Administrative Consent Order issued by the New Jersey Department of Environmental Protection. Pursuant to that order, the Company and its subsidiary agreed to conduct soil and groundwater remediation at the property. The Company does not believe that its manufacturing processes were the source of contamination. The Company sold the property in 1997. The Company and its subsidiary retained primary responsibility for the required remediation. The Company has completed essentially all soil remediation with the New Jersey Department of Environmental Protection approval, and has concluded a pilot test of the groundwater remediation system. The Company is working with the New Jersey Department of Environmental Protection to develop a remediation plan for the sediment in Oakeys Brook adjoining the site.

The Company is also remediating soil and groundwater contamination at an inactive facility located in Oakville, Connecticut. Although the Company is conducting the remediation voluntarily, it obtained Connecticut Department of Environmental Protection approval of the remediation plan. The Company has completed essentially all soil remediation under the remediation plan and is currently monitoring groundwater at the site. The Company believes the contamination is attributable to the manufacturing operations of previous unaffiliated occupants of the facility.

The Company removed three underground storage tanks previously used for diesel, gasoline, and waste oil from its South Gate, California facility in March 1994 and remediated the soil in the area. Since August 1998, the Company has been working with the California Regional Water Quality Control Board, Los Angeles Region to monitor ground water at the site.

SEALY CORPORATION

Notes To Consolidated Financial Statements—(Continued)

While the Company cannot predict the ultimate timing or costs of the South Brunswick, Oakville, and South Gate environmental matters, based on facts currently known, the Company believes that the accruals recorded are adequate and does not believe the resolution of these matters will have a material adverse effect on the financial position or future operations of the Company; however, in the event of an adverse decision, these matters could have a material adverse effect.

Note 11:    Related Party Transactions

The Company previously contributed cash and other assets to Mattress Holdings International LLC (“MHI”), a company which was controlled by the Company’s largest stockholder, Bain Capital LLC, in exchange for a non-voting interest. MHI was formed to invest in domestic and international loans, advances and investments in joint ventures, licensees and retailers. The equity ownership of MHI was transferred from Bain to the Company in November 2002. MHI acquired in 1999 a minority interest in Malachi Mattress America, Inc. (“Malachi”), a domestic mattress retailer, and indirectly, through a Bain controlled holding company, acquired a minority interest in Mattress Holdings Corporation (MHC). MHC owns an interest in Mattress Discounters Corporation, a domestic mattress retailer, and the common stock of an international mattress retailer.

In October 2002, Mattress Discounters Corporation filed a voluntary joint petition with the U.S. Bankruptcy Court for the District of Maryland for reorganization under Chapter 11 of the U.S. Bankruptcy Code and was operating as a debtor in possession under the Bankruptcy Code. Effective March 14, 2003, Mattress Discounters emerged from bankruptcy. At the time Mattress Discounters filed for bankruptcy protection, the Company had recorded in its financial statements a $12.5 million participation in Mattress Discounters’ banking facility and $16.0 million in trade receivables. The Company had fully-reserved the trade receivables. As part of the approved bankruptcy settlement, the Company received a non-controlling minority interest in Mattress Discounters and a $12.9 million secured note, guaranteed by MHC. Other entities affiliated with Bain Capital LLC also received a minority interest in Mattress Discounters. During the bankruptcy period, Mattress Discounters exited four markets. The majority of the stores in the exited markets were acquired by current Sealy customers. The Company and Mattress Discounters also amended the existing long-term supply agreement to remove the requirement for Sealy to be Mattress Discounters’ exclusive supplier. The Company does not believe that any sales reductions, as a result of the amended supply agreement or the markets exited, will have a material adverse effect on the profitability of the Company. The Company had sales to Mattress Discounters of $8.1 million and $17.8 million for the three months ended March 2, 2003 and March 3, 2002, respectively, which are shown in the statement of operations as sales to affiliates. At March 2, 2003 and December 1, 2002, the Company had extended net trade credit to Mattress Discounters of $3.2 million and $0.4 million, respectively. As of March 2, 2003, Mattress Discounters is paying within terms specified in the debtor in possession financing agreement.

In October 2002, MHI acquired substantially all of the remaining interest in Malachi. Concurrent with the acquisition, MHI sold 100% of its interest in Malachi to an independent third party, canceled $21.7 million in trade receivables all of which were fully reserved, received a $17.5 million long-term note with an estimated fair value of $8.8 million, due and payable on June 29, 2009, and Malachi’s name was changed to Mattress Firm, Inc. MHI also loaned Mattress Firm, Inc. $3.3 million secured by all of its assets. Both the note and the loan are recorded in Long-term notes receivable in the balance sheet. The Company’s net exposure at March 2, 2003 and December 1, 2002 was $19.6 million and $19.5 million, respectively. The Company believes that the recent operating performance of Mattress Firm, Inc. has improved. In addition, the current owners at the time of the transaction made additional cash infusions in the business and improved its overall capital structure. The Company has been receiving timely payments on its outstanding receivables assumed by Mattress Firm. Based on this, the Company believes that it has adequate reserves against its current exposure. The Company will, however, continue to monitor this business to determine whether reserve levels are appropriate. Concurrent with

SEALY CORPORATION

Notes To Consolidated Financial Statements—(Continued)

the transactions, the Company entered into a new long-term, non-exclusive supply agreement with Mattress Firm, Inc. through November 1, 2008 which replaced an exclusive supply agreement. The Company does not expect that any sales reduction as a result of the amended supply agreement will have a material adverse effect on the profitability of the Company. As a result of the transactions previously described, Mattress Firm, Inc. is no longer an affiliate of Bain Capital LLC or Sealy and sales since the date of the transactions are shown in the statement of operations as sales to non-affiliates. The Company also had sales to Malachi of $17.8 million for the three months ended March 3, 2002 which is included in the statement of operations as sales to affiliates.

The Company also had sales of $2.8 million and $3.1 million for the three months ended March 2, 2003 and March 3, 2002, respectively, to the international affiliate that is owned by Mattress Holdings Corporation.

The Company believes that the terms on which mattresses are supplied to these affiliates are not materially more or less favorable than those that might reasonably be obtained in a comparable transaction on an arm’s length basis from a person that is not an affiliate or related party.

Note 12:    Segment Information

The Company operates predominately in one industry segment, that being the manufacture and marketing of conventional bedding.

Note 13:    Subsequent Event

On April 15, 2003, the Company entered into an agreement to sell to MHC its $12.9 million long-term note receivable (book value of $12.5 million) from Mattress Discounters Corporation, all of its rights to the equity in Mattress Discounters to be received as part of the bankruptcy settlement and its interest in MHC. As a result, upon closing of these transactions, the Company will receive approximately $13.6 million in cash and expects to recognize a gain on the sale of approximately $0.7 million before transaction related expenses. Upon consummation, the Company will no longer have any direct interest in Mattress Discounters other than trade receivables in the normal course of business.

Concurrent with the above transaction, Mattress Holdings Corporation also sold 100% of its interest in the other international mattress retailer previously identified (See Note 11) and such retailer will no longer be an affiliate of the Company.

Note 14:    Guarantor/Non-Guarantor Financial Information

The Parent and each of the Guarantor Subsidiaries has fully and unconditionally guaranteed, on a joint and several basis, the obligation to pay principal and interest with respect to the Senior Subordinated and Senior Subordinated Discount Notes (the “Notes”) of Sealy Mattress Company (the “Issuer”). Substantially all of the Issuer’s operating income and cash flow is generated by its subsidiaries. As a result, funds necessary to meet the Issuer’s debt service obligations are provided in part by distributions or advances from its subsidiaries. Under certain circumstances, contractual and legal restrictions, as well as the financial condition and operating requirements of the Issuer’s subsidiaries, could limit the Issuer’s ability to obtain cash from its subsidiaries for the purpose of meeting its debt service obligations, including the payment of principal and interest on the Notes. Although holders of the Notes will be direct creditors of the Issuer’s principal direct subsidiaries by virtue of the guarantees, the Issuer has subsidiaries (“Non-Guarantor Subsidiaries”) that are not included among the Guarantor Subsidiaries, and such subsidiaries will not be obligated with respect to the Notes. As a result, the claims of creditors of the Non-Guarantor Subsidiaries will effectively have priority with respect to the assets and earnings of such companies over the claims of creditors of the Issuer, including the holders of the Notes.

The following supplemental consolidating condensed financial statements present:

1.	Consolidating condensed balance sheets as of March 2, 2003 and December 1, 2002, consolidating condensed statements of operations and cash flows for the three-month periods ended March 2, 2003 and March 3, 2002.

2.	Sealy Corporation (the “Parent” and a “guarantor”), Sealy Mattress Company (the “Issuer”), combined Guarantor Subsidiaries and combined Non-Guarantor Subsidiaries with their investments in subsidiaries accounted for using the equity method.

3.	Elimination entries necessary to consolidate the Parent and all of its subsidiaries.

Separate financial statements of each of the Guarantor Subsidiaries are not presented because management believes that these financial statements would not be material to investors.

SEALY CORPORATION

Supplemental Consolidating Condensed Balance Sheet

March 2, 2003

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$31	$11,166	$4,056	$—	$15,253
Accounts receivable—Non-affiliates, net	12	3	150,447	50,318	—	200,780
Accounts receivable—Affiliates, net	—	—	3,237	1,387	—	4,624
Inventories	—	1,821	35,133	17,363	—	54,317
Prepaids and deferred taxes	(97)	5,218	24,992	10,201	—	40,314

	(85)	7,073	224,975	83,325	—	315,288
Property, plant and equipment, at cost	—	6,121	224,626	54,636	—	285,383
Less: accumulated depreciation	—	(3,067)	(99,187)	(9,755)	—	(112,009)

	—	3,054	125,439	44,881	—	173,374
Other assets:
Goodwill, net	—	14,816	314,698	48,273	—	377,787
Other intangibles, net	—	—	3,617	1,468	—	5,085
Net investment in and advances to (from) subsidiaries	(49,039)	604,270	(357,356)	(106,069)	(91,806)	—
Investment in and advances to affiliates	—	—	—	12,950	—	12,950
Long-term notes receivable	—	—	—	12,022	—	12,022
Debt issuance costs, net and other assets	108	24,487	9,858	2,017	—	36,470

	(48,931)	643,573	(29,183)	(29,339)	(91,806)	444,314

Total assets	$(49,016)	$653,700	$321,231	$98,867	$(91,806)	$932,976

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term obligations	$—	$37,161	$13	$4,313	$—	$41,487
Accounts payable	—	248	47,797	29,969	—	78,014
Accrued interest	—	547	10,459	259	—	11,265
Accrued incentives and advertising	—	2,428	43,744	4,162	—	50,334
Accrued compensation	—	91	9,730	4,143	—	13,964
Other accrued expenses	89	9,417	29,275	7,517	—	46,298

	89	49,892	141,018	50,363	—	241,362
Long-term obligations, net	46,604	665,099	63	8,734	—	720,500
Other noncurrent liabilities	6,227	11,866	26,141	4,981	—	49,215
Deferred income taxes	(478)	679	14,761	8,395	—	23,357
Stockholders’ (deficit) equity	(101,458)	(73,836)	139,248	26,394	(91,806)	(101,458)

Total liabilities and stockholders’ (deficit) equity	$(49,016)	$653,700	$321,231	$98,867	$(91,806)	$932,976

SEALY COPRORATION

Supplemental Consolidating Condensed Balance Sheet

December 1, 2002

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non- Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$—	$28	$21,881	$5,534	$—	$27,443
Accounts receivable—Non-affiliates, net	11	16	115,141	49,574	—	164,742
Accounts receivable—Affiliates, net	—	—	420	3,333	—	3,753
Inventories	—	1,501	36,377	15,509	—	53,387
Prepaid expenses and deferred taxes	(97)	5,557	29,490	7,748	—	42,698

	(86)	7,102	203,309	81,698	—	292,023
Property, plant and equipment, at cost	—	5,398	223,526	51,702	—	280,626
Less accumulated depreciation	—	(2,517)	(95,568)	(8,616)	—	(106,701)

	—	2,881	127,958	43,086	—	173,925
Other assets:
Goodwill, net	—	14,816	314,698	45,432	—	374,946
Other intangibles, net	—	—	3,689	1,389	—	5,078
Net investment in and advances to (from) subsidiaries	(65,254)	590,852	(359,727)	(110,986)	(54,885)	—
Investment in and advances to affiliates	—	—	—	12,950	—	12,950
Long-term notes receivable	—	—	—	12,022	—	12,022
Debt issuance costs, net and other assets	106	22,318	8,954	2,626	—	34,004

	(65,148)	627,986	(32,386)	(36,567)	(54,885)	439,000

Total assets	$(65,234)	$637,969	$298,881	$88,217	$(54,885)	$904,948

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Current portion of long-term obligations	$—	$29,437	$—	$3,901	$—	$33,338
Accounts payable	—	229	38,481	30,380	—	69,090
Accrued interest	—	1,764	12,246	253	—	14,263
Accrued incentives and advertising	—	1,059	35,468	5,003	—	41,530
Accrued compensation	—	144	19,589	4,749	—	24,482
Other accrued expenses	51	10,224	25,238	7,984	—	43,497

	51	42,857	131,022	52,270	—	226,200
Long-term obligations, net	45,246	672,340	63	2,247	—	719,896
Other noncurrent liabilities	5,687	10,442	25,593	5,083	—	46,805
Deferred income taxes	(478)	679	19,582	8,004	—	27,787
Stockholders’ (deficit) equity	(115,740)	(88,349)	122,621	20,613	(54,885)	(115,740)

Total liabilities and stockholders’(deficit) equity	$(65,234)	$637,969	$298,881	$88,217	$(54,885)	$904,948

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Operations

Three Months Ended March 2, 2003

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non–Affiliates	$—	$14,049	$250,035	$50,339	$(37,020)	$277,403
Net sales—Affiliates	—	—	8,148	2,760	—	10,908

Total net sales	—	14,049	258,183	53,099	(37,020)	288,311
Costs and expenses:
Cost of goods sold—Non-affiliates	—	9,752	155,399	31,334	(37,020)	159,465
Cost of goods sold—affiliates	—	—	4,082	1,808	—	5,890

Total cost of goods sold		9,752	159,481	33,142	(37,020)	165,355
Gross Profit	—	4,297	98,702	19,957	—	122,956
Selling, general and administrative	38	4,229	71,607	16,783	—	92,657
Stock based compensation	540	—	—	—	—	540
Amortization of intangibles	—	—	72	188	—	260
Royalty income, net	—	—	(2,934)	221	—	(2,713)

Income from operations	(578)	68	29,957	2,765	—	32,212
Interest expense	1,411	15,336	20	310	—	17,077
Other (income) expense	(1)	—	(111)	(184)	—	(296)
Loss (income) from equity investees	(9,411)	(9,953)	—	—	19,364	—
Loss (income) from nonguarantor equity investees	—	100	(1,092)	—	992	—
Capital charge and intercompany interest allocation	(1,449)	(14,519)	15,012	956	—	—

Income (loss) before income taxes	8,872	9,104	16,128	1,683	(20,356)	15,431
Income tax expense (benefit)	(221)	(307)	6,175	691	—	6,338

Net income (loss)	$9,093	$9,411	$9,953	$992	$(20,356)	$9,093

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Operations

Three Months Ended March 3, 2002

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net sales—Non–affiliates	$—	$11,768	$197,369	$46,476	$(2,429)	$253,184
Net sales—Affiliates	—	—	35,525	3,064	—	38,589

Total net sales	—	11,768	232,894	49,540	(2,429)	291,773
Costs and expenses:
Cost of goods sold—Non-affiliates	—	7,624	109,316	29,450	(2,429)	143,961
Cost of goods sold—Affiliates	—	—	18,885	2,164	—	21,049

Total cost of goods sold		7,624	128,201	31,614	(2,429)	165,010
Gross Profit	—	4,144	104,693	17,926	—	126,763
Selling, general and administrative	45	2,709	76,460	14,472	—	93,686
Stock based compensation	574	—	—	—	—	574
Amortization of intangibles	—	—	72	101	—	173
Royalty income, net	—	—	(2,657)	170	—	(2,487)

Income from operations	(619)	1,435	30,818	3,183	—	34,817
Interest expense	1,270	17,487	18	481	—	19,256
Other (income) expense	—	—	(801)	2,017	—	1,216
Loss (income) from equity investees	(8,784)	(7,664)	—	—	16,448	—
Loss (income) from nonguarantor equity investees	—	(938)	1,071	—	(133)	—
Capital charge and intercompany interest allocation	(1,315)	(16,362)	16,767	910	—	—

Income (loss) before income taxes	8,210	8,912	13,763	(225)	(16,315)	14,345
Income tax expense (benefit)	(236)	127	6,100	(92)	—	5,899

Net income (loss)	$8,446	$8,785	$7,663	$(133)	$(16,315)	$8,446

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Cash Flows

Three Months Ended March 2, 2003

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non— Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$(1,986)	$(12,163)	$(1,563)	$—	$(15,712)
Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(45)	(2,132)	(139)	—	(2,316)
Net activity in investment in and advances to (from) subsidiaries	(87)	3,195	3,567	(6,675)	—	—

Net cash provided by (used in) investing activities	(87)	3,150	1,435	(6,814)	—	(2,316)
Cash flows from financing activities:
Proceeds from (payments on) long-term obligations, net	—	—	13	6,899	—	6,912
Equity issuances	87	—	—	—	—	87
Debt issuance costs	—	(1,161)	—	—	—	(1,161)

Net cash provided by (used in) financing activities	(87)	(1,161)	13	6,899	—	5,838
Change in cash and cash equivalents	—	3	(10,715)	(1,478)	—	(12,190)
Cash and cash equivalents:
Beginning of period	—	28	21,881	5,534	—	27,443

End of period	$—	$31	$11,166	$4,056	$—	$15,253

SEALY CORPORATION

Supplemental Consolidating Condensed Statements of Cash Flows

Three Months Ended March 3, 2002

(in thousands)

	Sealy Corporation	Sealy Mattress Company	Combined Guarantor Subsidiaries	Combined Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$—	$(1,340)	$22,054	$5,834	$—	$26,548
Cash flows from investing activities:
Purchase of property, plant and equipment, net	—	(50)	(3,056)	(338)	—	(3,444)
Advances to affiliate	—	—	—	(12,500)	—	(12,500)
Purchase of business, net of cash acquired	—	—	—	(186)	—	(186)
Net activity in investment in and advances to (from) subsidiaries	485	1,741	(10,785)	8,559	—	—

Net cash provided by (used in) investing activities	485	1,691	(13,841)	(4,465)	—	(16,130)
Cash flows from financing activities:
Treasury stock repurchase, including direct expenses	(801)	—	—	—	—	(801)
Proceeds from (payments on) long-term obligations, net	—	(374)	(53)	2,532	—	2,105
Equity issuances	316	—	—	—	—	316

Net cash provided by (used in) financing activities	(485)	(374)	(53)	2,532	—	1,620
Change in cash and cash equivalents	—	(23)	8,160	3,901	—	12,038
Cash and cash equivalents:
Beginning of period	—	55	6,442	5,513	—	12,010

End of period	$—	$32	$14,602	$9,414	$—	$24,048

We have not authorized any dealer, salesperson or other person to give any information or to represent anything to you other an the information contained in this prospectus. You must not rely on any unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who can not legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.

Until September 1, 2003, all dealers that buy, sell or trade the exchange notes may be required to deliver a prospectus, regardless of whether they are participating in the offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$50,000,000

Sealy Mattress Company

9.875% Series F

Senior Subordinated Notes

due December 15, 2007

PROSPECTUS